 As filed with the Securities and Exchange Commission on November 1, 2000
                                                     Registration No. 333-31534
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                             AMENDMENT NO. 8
                                      To
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                               ---------------
                              TRINET GROUP, INC.
            (Exact Name of Registrant as Specified in Its Charter)

       California (prior to
         reincorporation)
       Delaware (following                       7389                          95-3359658
         reincorporation)            (Primary Standard Industrial           (I.R.S. Employer
 (State or other jurisdiction of      Classification Code Number)          Identification No.)
  incorporation or organization)

                               101 Callan Avenue
                             San Leandro, CA 94577
                                (510) 352-5000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ---------------
                                Martin Babinec
                            Chief Executive Officer
                              TriNet Group, Inc.
                               101 Callan Avenue
                             San Leandro, CA 94577
                                (510) 352-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ---------------

                                  Copies to:

         Christopher A. Westover, Esq.                        Laura B. Hunter, Esq.
              Jamie E. Chung, Esq.                           Lindsay C. Freeman, Esq.
           Virginia C. Edwards, Esq.                         Jeanine M. Larrea, Esq.
           Angelique C. Tremble, Esq.                        Shelley E. Wharton, Esq.
             Jennifer J. Nam, Esq.                       Brobeck, Phleger & Harrison LLP
               Cooley Godward llp                              38 Technology Drive
         One Maritime Plaza, 20th Floor                          Irvine, CA 92618
            San Francisco, CA 94111                               (949) 790-6300
                 (415) 693-2000

                               ---------------

  Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering: [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                               ---------------

  The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this Preliminary Prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+Preliminary Prospectus is not an offer to sell nor does it seek an offer to + +buy these securities, in any jurisdiction where the offer or sale is not +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
Prospectus

                 Subject to completion - November 1, 2000

                                 [TriNet Logo]

                               TriNet Group, Inc.

                        3,900,000 Shares of Common Stock

                                 ------------

  TriNet Group, Inc. is offering 3,100,000 shares of its common stock and the majority stockholder of TriNet, Select Appointments North America Inc., is selling an additional 800,000 shares.

  This is our initial public offering and no public market currently exists for our shares. Our common stock has been approved for listing on The Nasdaq Stock Market's National Market under the symbol "TRNE." We estimate that the initial public offering price will be between $12.00 and $14.00 per share.

    This investment involves risks. See "Risk Factors" beginning on page 5.

                                                         Per  Share    Total
                                                         ---------- -----------
Public offering price...................................   $        $
Underwriting discount...................................
Proceeds to TriNet Group, Inc...........................
Proceeds to the selling stockholder.....................

  We have granted the underwriters a 30-day option to purchase up to 585,000 additional shares of our common stock to cover over-allotments. The underwriters expect to deliver the shares of common stock to purchasers on
        , 2000.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                 ------------

Robert W. Baird & Co.

                           Jefferies & Company, Inc.

                                                          Legg Mason Wood Walker
                                                               Incorporated

      , 2000

   [Description of inside front cover: TriNet logo with the words Payroll, Benefits, Human Resources centered beneath the logo.]

   [Description of graphics inside the gatefold: Art to be depicted on the gatefold shows graphics explaining TriNet's business structure, plus explanatory text.]

   [Banner running across top of page contains the text: "Payroll Benefits 401(k) Remittance Reporting HR Knowledge" Text is repeated all the way across the page.]

   [TriNet logo with the caption: We use an integrated technology platform to deliver payroll, benefits and human resource support to fast-growth technology companies.]

   [Pictorial description of TriNet's business structure.

   The first graphic depicts stick figures with the caption: Customer Employees The stick figures are following another stick figure with the caption: Customer Management Team

   The previous graphic connects to the next graphic depicting two paths. The first path includes a picture of a computer with the caption: Internet Delivered The other path depicts a stick figure walking toward TriNet with the caption: Personal Contact

   The previous graphic connects to the next graphic which is a picture of a building with the caption: TriNet

   From the building extends three paths. The first path leads to a platform of four structures with the caption: TriNet's Integrated Technology Platform The four central processing units are marked: 401(k) Remittance, Payroll, Benefits, Human Resources The path continues to another platform with the caption: Back Office Processing On the platform are three stick figures captioned: Benefits, Payroll, 401(k) Remittance The path continues to a final platform of four buildings with the caption: Multi Vendor Consolidation The four buildings are captioned: Health Companies, IRS, Investment Managers, Banks

   The second path from the TriNet building leads to a platform with a building and the caption: Human Resources Knowledge The path continues to connect with the platform from the first path labeled: TriNet's Integrated Technology Platform

   The third path from the TriNet building leads to a platform with a building and the caption: Recruiting]

   [Descriptions centered below graphics with the following captions:

   Delivery Choices

   . Customer chooses access

   Integrated Technology Platform

   . Payroll information

   . Benefits information

   . Human resources information

   Human Resource Knowledge

   . Existing customer relationship

   . Access to proprietary data

   Recruiting

   . Existing customer relationship

   . Access to proprietary data

   Back Office Processing and Vendor Consolidation

   . Electronic billing

   . Vendor payments

   . Single interface

   [Banner running across bottom of page contains the text: "Payroll Taxes Direct Deposit Management Reporting Payroll Remittance Online Benefits Enrollment Flexible Spending Accounts COBRA Government Reporting Online Employee Records HIPPA Online Employee Handbook"]

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   1
Risk Factors.............................................................   5
Forward-Looking Statements...............................................  19
Use of Proceeds..........................................................  20
Dividend Policy..........................................................  20
Capitalization...........................................................  21
Dilution.................................................................  22
Selected Financial Data..................................................  23
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  25
Business.................................................................  35

                                                                            Page
                                                                            ----
Management.................................................................  56
Relationships with Third Parties and Related Transactions..................  67
Principal and Selling Stockholders.........................................  69
Description of Capital Stock...............................................  71
Shares Eligible for Future Sale............................................  75
Underwriting...............................................................  77
Legal Matters..............................................................  82
Experts....................................................................  82
Where You Can Find Additional Information..................................  83
Index to Financial Statements.............................................. F-1

   You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. You should assume that the information in this prospectus is accurate only as of the date of this prospectus.

   Until     , all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

   As used in the prospectus, the terms "we," "us," "our" and "TriNet" mean TriNet Group, Inc., and the term "common stock" means our common stock, par value $0.0001 per share.

   The "TriNet" name and logo and the names of our products and services mentioned in this prospectus are our trademarks, registered trademarks, service marks or registered service marks. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

                                    SUMMARY

   You should read the following summary together with the more detailed information appearing elsewhere in this prospectus, including in our consolidated financial statements and related notes. Unless otherwise indicated, the information contained in this prospectus assumes the underwriters do not exercise their over-allotment option and gives effect to the conversion of all outstanding shares of our preferred stock into common stock and the additional issuance, before and not part of this offering, of an estimated 157,429 shares of common stock to Bessemer Venture Partners V L.P., Bessec Ventures V L.P. and BVE LLC, collectively referred to as Bessemer. In consideration for Bessemer's agreement to voluntarily convert its Series F preferred stock into common stock upon the closing of this offering, which conversion would occur automatically only upon an offering at a per share price of at least $26.62, and to thereby relinquish its ongoing antidilution protection, we agreed to issue to Bessemer that number of shares of common stock equal to the difference between the number of shares of common stock its Series F preferred stock will convert into and the number of shares of common stock Bessemer would have received upon conversion had it purchased its Series F preferred stock at the offering price.

                               TriNet Group, Inc.

   TriNet is a provider of business process outsourcing, which is the third-party management of business functions customarily managed internally, of payroll, benefits and human resource support and technology. Our services target technology companies in North America that have rapid headcount growth. For more than 10 years, we have been integrating and delivering the functions of outsourced payroll, benefits and human resource support to a single information systems platform. As of June 30, 2000, we were serving
539 customers who collectively employed more than 15,000 people. In 1995 we introduced Internet-based benefits and human resource support functions and in 2000, we introduced Internet-based payroll functions. We continue to develop and implement new web-accessible features within our delivery of payroll, benefits and human resource support.

   We specialize in providing service to fast-growth technology companies who have received outside equity financing from venture capital firms, institutional investors or the public markets. As of June 30, 2000, approximately 96.8% of our customers have received outside equity financing and our experience has been that such financing contributes to rapid growth in our customers' headcount as they are not dependent upon raising their own sales volume to support an increase in their own employee headcount. Over the last four years, the rate of employee headcount growth at existing customers, which does not include the addition of new customers, has been in excess of approximately 36% per year.

   We currently provide the following four services:

 . Our primary service offering, Venture Employer Services, targets emerging growth companies of less than 200 employees to provide an integrated service including payroll, benefits and human resource management and support under a shared employer relationship in which we aggregate our customers' employees into a single employer group and act as the employer of record for payroll, selected benefit plans and some employer compliance requirements. This service offering is in use by 533 of our customers as of June 30, 2000 and accounts for approximately 84% of our total service revenues for the year ended December 31, 1999 and approximately 89% of our total service revenues for the six months ended June 30, 2000.

 . Our Enterprise Employer Services targets middle-market companies of greater than 200 employees to provide an integrated transaction processing service including payroll, benefits and human resource support through a common information systems platform with our Venture Employer Services offering. We have two customers using this service as of September 30, 2000 and continue to develop this service offering.

 .  Venture Talent provides recruitment services primarily to our Venture
   Employer Services customers.

 . Venture Management Resources provides human resource consulting services to customers requiring compensation consulting, change management, organizational development and other human resource related consulting services.

   We serve as an exchange between our customers and a variety of benefit plan and financial service providers. As an exchange, we aggregate buyers into a consolidated group to generate sufficient economies of scale for us to obtain discounted rates with providers of benefit plans and financial services. Our purchase of benefit plans and delivery of related administration provide an incentive for customers to purchase our other services. In addition, our aggregation of many companies into a single employer group generates efficiencies in the procurement, setup and on-going maintenance of vendor relationships involving a wide range of payroll, benefits and human resource processes.

   Our systems and services allow our customers to focus on their respective core business functions by outsourcing their human resource technology or entire human resource functions to us without losing real-time access to critical data. With an integrated technology platform, back-office processing and a wide breadth of service offerings, we help to alleviate administrative burdens commonly encountered by firms which must coordinate transactions between multiple human resource vendors.

   According to a September 1999 report by Dataquest, an information technology market research and consulting firm, titled "Demand Analysis of Integrated Multiprocess HR Outsourcing," the human resource outsourcing industry is forecast to grow from $13.9 billion in 1999 to $37.7 billion in 2003, representing a compound annual growth rate of 28%. The Dataquest report illustrates that payroll, benefits and human resource processes have become increasingly complex, cumbersome, expensive and highly inefficient and that, as a result, companies are increasingly turning to business process outsourcing to address these needs instead of performing them in-house.

   The data and transaction intensive nature of payroll, benefits and human resource functions combine to form a complex undertaking for a company that wishes to integrate all related processes to a single technology platform. The processes necessary to implement such a platform consist of two basic components, commonly referred to as the "front-end" and "back-end" processes. The front-end includes processes that collect, update, effect and communicate changes in employee data. The back-end involves high volume processing to receive, store and transact routine and repetitive functions involving payroll, benefits and human resources.

   With the widespread implementation of intranets and the adoption of the Internet as a business communications platform, organizations can now automate enterprise-wide and interorganizational human resource transactions. The availability of this technology creates a market opportunity for Internet-based business process outsourcing of payroll, benefits and human resources.

   Currently, there are mature outsourcing providers for selected back-office processes and an emerging number of web-based front-end providers. We believe our approach delivers one of the first end-to-end business-to-business e-commerce services through integration of a web-based front-end process enabling self-directed transactions, with back-end processes that include electronic interfaces to our service providers. Our services provide the following key benefits:

 . integrated services delivered on the Internet that allow customers to focus on their core business;

 . human resource services tailored to fast-growth technology companies and their employees;

 .  easily scalable and integrated services; and

 .  economies of scale and efficiencies.

   We were incorporated in California in 1988 under the name TriNet Employer Group, Inc. We plan to change our name to TriNet Group, Inc. in connection with our reincorporation in Delaware. Information in this prospectus gives effect to our reincorporation in Delaware which will occur before the closing of this offering.

                                  Our Offices

   Our principal executive offices are located at 101 Callan Avenue, San Leandro, California 94577, and our telephone number is (510) 352-5000. Our web site address is www.trinet.com. The information on our web site should not be considered part of this prospectus.

                                  The Offering

 Common stock offered by TriNet..................  3,100,000 shares

 Common stock offered by Select Appointments
 North America Inc. .............................    800,000 shares
                                                  -----------------
 Total common stock offered......................  3,900,000 shares
                                                  =================
 Common stock to be outstanding after the
 offering........................................ 10,629,112 shares

 Use of proceeds................................. For general corporate purposes, including the integration of technology, the
                                                  development of new products and services,
                                                  working capital, sales and marketing
                                                  expenditures, the repayment of debt and
                                                  possible acquisitions. See "Use of
                                                  Proceeds."

 Proposed Nasdaq National Market symbol.......... TRNE

   The number of shares of common stock to be outstanding after this offering is based on the total number of shares outstanding as of June 30, 2000, giving effect to the conversion of all outstanding shares of our preferred stock into common stock and the additional issuance, before and not part of this offering, of an estimated 157,429 shares of common stock to Bessemer. In consideration for Bessemer's agreement to voluntarily convert its Series F preferred stock into common stock upon the closing of this offering, which conversion would occur automatically only upon an offering at a per share price of at least $26.62, and to thereby relinquish its ongoing antidilution protection, we agreed to issue to Bessemer that number of shares of common stock equal to the difference between the number of shares of common stock its Series F preferred stock will convert into and the number of shares of common stock Bessemer would have received upon conversion had it purchased its Series F preferred stock at the offering price. This number excludes:

 . 843,930 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $11.70; and

 . 949,742 shares reserved for future issuance under our employee benefit plans.

                             Summary Financial Data

   The following table is a summary of the financial data for our business. You should read this information together with our financial statements and the related notes appearing at the end of this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                      Six Months
                                                 Years Ended December 31,           Ended June 30,
                                           ---------------------------------------  ---------------
                                            1995    1996    1997    1998    1999     1999    2000
                                           ------  ------  ------  ------- -------  ------  -------
                                                                                     (Unaudited)
                                                  (In thousands, except per share data)
Results of Operations:
Service revenues (net of direct costs
 billed of $79,077, $117,026, $241,917,
 $386,221, $712,945, $278,358, and
 $542,658, respectively).................  $2,428  $2,967  $7,345  $11,953 $18,477  $8,247  $14,297
Interest revenues........................      87     172     404      490     650     274      640
                                           ------  ------  ------  ------- -------  ------  -------
Total service revenues...................   2,515   3,139   7,749   12,443  19,127   8,521   14,937
                                           ------  ------  ------  ------- -------  ------  -------
Research and development expense.........     180     194     488      719   2,353     721    3,904
Other operating expenses.................   2,801   3,075   6,273    9,975  16,580   7,088   15,033
                                           ------  ------  ------  ------- -------  ------  -------
Operating income (loss)..................    (466)   (130)    988    1,749     194     712   (4,000)
Net income (loss)........................    (465)   (157)    760      982    (103)   (321)  (2,982)
Net income (loss) available to common
 stockholders............................    (466)   (217)   (347)     455    (133)   (335)  (2,997)
Basic net income (loss) per common
 share...................................  $(0.14) $(0.07) $(0.10) $  0.07 $ (0.02) $(0.05) $ (0.47)
Basic weighted average shares
 outstanding.............................   3,260   3,323   3,599    6,303   6,340   6,323    6,433
Diluted net income (loss) per common
 share...................................  $(0.14) $(0.07) $(0.10) $  0.07 $ (0.02) $(0.05) $ (0.47)
Diluted weighted average shares
 outstanding.............................   3,260   3,323   3,599    6,593   6,340   6,323    6,433

   The pro forma as adjusted balance sheet data give effect to:

 . the conversion of all outstanding shares of our preferred stock into 692,567 shares of common stock before the closing of this offering;

 . the additional issuance, before and not part of this offering, of an estimated 157,429 shares of common stock to Bessemer. In consideration for Bessemer's agreement to voluntarily convert its Series F preferred stock into common stock upon the closing of this offering, which conversion would occur automatically only upon an offering at a per share price of at least $26.62, and to thereby relinquish its ongoing antidilution protection, we agreed to issue to Bessemer that number of shares of common stock equal to the difference between the number of shares of common stock its Series F preferred stock will convert into and the number of shares of common stock Bessemer would have received upon conversion had it purchased its Series F preferred stock at the offering price; and

 . the sale of 3,100,000 shares of common stock offered by us at an assumed initial public offering price of $13.00 per share, our receipt of the net proceeds from the sale of those shares, after deducting estimated underwriting discounts and commissions and offering expenses payable by us and the repayment of long-term debt to our principal stockholder.

                                                                June 30, 2000
                                                             -------------------
                                                                      Pro Forma
                                                             Actual  As Adjusted
                                                             ------- -----------
                                                                 (Unaudited)
                                                               (In thousands)
Balance Sheet Data:
Cash and cash equivalents................................... $    --   $34,354
Working capital.............................................     220    34,574
Total assets................................................  47,471    81,825
Long-term obligations.......................................   2,212       287
Redeemable convertible preferred stock......................     500        --
Total stockholders' equity..................................   6,358    43,137

   See Note 6 of Notes to Consolidated Financial Statements for an explanation of the determination of the number of shares used in computing per share data.

                                  RISK FACTORS

   Before you invest in our common stock, you should consider that making such an investment involves various risks. You should carefully consider these risk factors as well as all of the other information contained or incorporated by reference in this prospectus before you decide to purchase shares of our common stock. You should also consider these risk factors when you read "forward-looking" statements elsewhere in this prospectus. You can identify forward-looking statements by terms such as "may," "hope," "will," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential" or "continue," the negative of these terms or other comparable terminology. These forward-looking statements are only predictions. They are subject to a number of risks and uncertainties, including the risks described in this section and those described in "Forward-Looking Statements."

                         Risks Related to Our Business

Fluctuations in our quarterly operating results may cause our stock price to decline.

   It is likely that our quarterly operating results in one or more quarters may be below the expectations of investors, and as a result the price of our common stock could decline. Our expenses primarily consist of rent, labor costs, training costs, insurance and research and development and are based in part on our expectations of future revenues, which may vary significantly. These expenses include long-term obligations, such as rent, and other obligations that would require varying amounts of lead time to change. If we do not achieve expected revenue targets, we may be unable to adjust our spending quickly enough to offset any revenue shortfall, which could harm our operating results. Factors that may cause our quarterly operating results to fluctuate include:

 .  the number and size of new customers initiating service;

 . the decision of one or more customers to delay implementation or cancel ongoing services;

 . our ability to design, develop and introduce new services and features for existing services on a timely basis;

 . costs associated with strategic acquisitions and alliances or investments in technology;

 .  expenses incurred for geographic and service expansion;

 .  a reduction in the number of employees of our customers; and

 .  acquisitions of our customers by other companies.

   Further, our customer agreements generally do not include penalties for cancellation. As a result, any decision by a customer to cancel our services may cause significant variations in operating results in a particular quarter and could result in losses for that quarter.

We have recently experienced net losses, we expect continuing losses and we may never achieve profitability.

   We incurred net losses of approximately $103,000 for the year ended December 31, 1999 and approximately $3.0 million for the six months ended June 30, 2000 and have an accumulated deficit of approximately $3.7 million as of June 30, 2000. We may be unable to achieve or maintain revenues or profitability. We expect to continue to incur operational losses in connection with our business as we continue to:

 .  enhance our technology infrastructure;

 .  complete the development of the Enterprise Employer Services offering;

 . expand our sales and marketing efforts to target larger, more-established middle-market companies, which are companies with 200 to 5,000 employees;

 . develop new product offerings, such as data mining and on-line access to portions of our data; and

 .  otherwise grow our business.

We may also incur expenses in connection with acquisitions or other strategic relationships. As a result of these expenses, we will need to generate quarterly revenue increases to achieve and maintain profitability. We expect that we will incur net losses for the foreseeable future.

Year-end customer attrition in excess of our historical average could materially harm our results of operations for the ensuing year.

   As employees of our Venture Employer Services customers are paid under TriNet's payroll and tax identification number, customers who cease using our services at any time other than January 1, the start of a new payroll tax year, generally incur additional employer payroll taxes. The amount of additional taxes that must be paid by a customer ceasing to use our services on any day other than December 31 is increased by our customers' rapid headcount growth and high average salary per employee. To avoid payment of these additional employer payroll taxes, customers who intend to cease doing business with us often elect to do so effective as of December 31. As a result, at the end of each calendar year we experience our largest concentration of customer attrition. Over the period between 1995 and 1999, we lost an average of 15% of our total serviced employee population on December 31 of each year. If we were to experience customer attrition in excess of historical attrition rates, our results of operations for the following calendar year may be materially harmed.

We have grown rapidly, we expect to continue to grow rapidly and we must continue to grow and effectively manage and support this growth in order for our business strategy to succeed.

   We have grown rapidly in a relatively short period of time. The number of our full-time employees increased to 334 as of June 30, 2000 from 183 as of June 30, 1999. We expanded into a total of nine geographic locations as of June 30, 2000 from six as of the prior year. We will need to continue to grow in all areas of operation to execute our business strategy. Since 1995, we have expanded in response to significant customer growth and industry trends in favor of using outsourced business solutions. Managing and sustaining our growth has placed, and will continue to place, significant demands on our management as well as on our administrative, operational and financial systems and controls. If we are unable to manage our growth effectively, we may be unable to devote the necessary management and revenue resources to accomplish continued growth of our business and implementation of our business strategy. If we are unable to continue to grow, our ability to compete successfully, our industry position and our cash flows will be adversely affected.

If we fail to effectively address the middle market, we may lose our maturing customers and fail to attract new middle-market companies.

   As many of our earlier stage Venture Employer Services customers grow, they no longer need to aggregate their employees with us in order to achieve economies of scale. To address our maturing customer base, in January 1999, we introduced Enterprise Employer Services. Revenues from our Enterprise Employer Services accounted for approximately 3% of our total service revenues for the year ended December 31, 1999 and 3% of our total service revenues for the six months ended June 30, 2000. As of June 30, 2000, we had six middle-market customers, which number we expect will be reduced to two as of September 30, 2000 primarily due to delays in developing system enhancements needed to service these customers. We intend to continue developing this offering, but we may experience further delays, which could cause us to lose maturing customers and further inhibit our ability to retain existing customers and target new middle-market customers.

Our business plan may not succeed if there is a downswing in the technology market.

   We target fast-growth technology companies and many of these companies fund their operations through investments from venture capital firms, institutional investors or the public markets. Any downswing in the technology market impeding the flow of funding from venture capital firms, institutions or the public markets to these companies could restrict their ability to pay for our services and cause us to lose them as customers. Our business plan will not succeed if we lose a significant number of fast-growth technology companies that we cannot replace due to adverse market conditions.

We rely on technology provided by third-party licensors.

   Our success depends in part on our ability to forge and maintain arrangements and relationships with third-party licensors who are key to our operations because they supply us with essential components of our software architecture. A substantial portion of the software that is integrated into our products and services and on which we depend for our products and services to function as intended is licensed from these key third-party licensors, including PeopleSoft, Inc. and Concur Technologies, Inc. If we are unable to maintain these relationships, or if we are required to make significant changes in the terms and conditions of these arrangements, we may need to seek replacement third-party licensors or change our software architecture to address licensing revisions with current third-party licensors, either of which could impair the quality and availability of our products and services. In addition, we cannot guarantee that our key third-party licensors will continue to support their technology. Financial or other difficulties experienced by these third-party licensors may adversely affect the technologies incorporated into our products and services. If these technologies become unavailable, we may be unable to find suitable alternatives.

Adverse changes in our relationships with key vendors could impair the quality of our products and services.

   We also rely on third parties, such as Hewlett-Packard Company, Sun Microsystems, Inc. and Cisco Systems, Inc., to supply servers, routers, firewalls, encryption technology and other key components of our telecommunications and network infrastructure. Some of the key components of our systems and network are available only from sole or limited sources in the quantities and quality we require. If any of these vendors fail to provide necessary products or services in a timely fashion or at an acceptable cost, our telecommunications capacity could be disrupted and our network infrastructure could be compromised, either of which could prevent us from maintaining our standard of service.

Key vendors may choose to compete with us or enter into arrangements competitive to us, which could cause us to lose market share.

   Our agreements with our key vendors are non-exclusive. These vendors may choose to compete with us directly or enter into strategic relationships with our competitors. These relationships could take the form of strategic investments or marketing or other contractual arrangements. Our competitors may also license and use the same technology in competition with us. Any use of our key vendors' technology in competition with us could improve our competitors' market position and cause us to lose market share.

Any failure in our systems could reduce the quality of our business services, which could harm our reputation and the success of our business and expose us to liability.

   Our business systems rely on the complex integration of numerous hardware and software subsystems to manage the transactions involved in acquiring the customer relationship through the processing of employee, payroll and benefits data. Any delay or failure in our systems, such as obstructions in our ability to communicate electronically with customers, employees or vendors, or in our ability to process data, could result in a degradation of our service offering, the potential loss of customers and the impairment of our reputation. We have from time to time experienced operational errors in these systems, which have caused errors in employee data, paychecks and benefits processing. The efficient operation of our systems is essential to customer acceptance of our products and services. If we are unable to meet customer demands or service expectations, we may lose existing customers and we may be unable to forge and maintain new customer relationships. In addition, errors in our products and services, such as the erroneous denial of healthcare benefits or delays in making payroll, could expose our customers to liability claims from their improperly serviced employees for which we are contractually obligated to provide indemnification. Operational "bugs" may arise from one or more factors, including electro-mechanical equipment failures, computer server or systems failures, network outages, software errors or defects, vendor performance problems and power failures. We expect bugs to continue to occur from time to time, any of which could cause our business to suffer.

   Our operations are dependent on each of our data centers being able to successfully provide back-up processing capability if we are unable to protect our computer and network systems against damage from a major catastrophe such as an earthquake or other natural disaster, fire, power loss, security breach, telecommunications failure or similar event. The precautions that we have taken to protect ourselves against these types of events may prove to be inadequate. If we suffer damage to our data or operations center, experience a telecommunications failure or experience a security breach, our operations could be seriously interrupted. Any interruption or other loss may not be covered by our insurance and could harm our reputation.

   In addition, we depend on the efficient operation of Internet and network connections among our systems, customers, benefit plans, plan administrators, financial institutions and regulatory entities. These connections in turn are based on the efficient operation of data exchange tools, web browsers, Internet service providers and Internet backbone service providers. Any disruption in Internet access provided by third parties could harm our business.

   If our systems were to fail for any of these reasons during payroll processing, preventing the proper payment of employees or the proper remission of payroll taxes, we could be liable for wage payment delay penalties and payroll tax penalties. Any inaccuracies in the processing of health insurance benefits could result in our being liable for lapses in insurance. Additionally, systems or data center failures could cause customers to invoke our "satisfaction guarantee," requiring the refund of administrative fees.

The lengthy sales cycle for Enterprise Employer Services products and services, which we expect will vary from a few weeks to several months, may cause us to incur substantial expenses and expend management time without generating corresponding revenues, which would affect our cash flow.

   We must dedicate a substantial amount of time, expense and other resources to influence a prospective customer's decision whether or not to implement our Enterprise Employer Services products and services. We expect that the Enterprise Employer Services sales cycle will vary in length from a few weeks to several months. Because our Enterprise Employer Services products and services are in development and we currently have a limited number of customers, we cannot accurately forecast the actual time or costs that we expect to expend in making a sale. For the companies that we have serviced under Enterprise Employer Services, the sales cycle was an average of 90 days from first proposal to signed service agreement. If at the end of a sales effort a prospective customer does not purchase our products or services, we may have incurred substantial expenses and expended management time that cannot be recovered and that will not generate corresponding revenues. As a result, our cash flow and our ability to fund expenditures incurred during the sales cycle may be impaired.

We must keep pace with rapid technological change in order to succeed.

   Our business depends upon the use of software, hardware, networking and Internet technologies that are continually and rapidly upgraded in response to technological advances, competitive pressures and consumer expectations. To succeed, we will need to effectively integrate these new technologies as they become available to improve our products and services commensurate with customer requirements. In particular, we are currently converting our customers to a new human resource information system platform that provides the basis for our human resource information system platform supporting payroll, benefits and human resource functions. We depend on these enterprise software applications as they provide essential components of our software architecture. Any difficulties in integrating new technologies or adapting applications upgrades to our systems could harm our performance or delay or prevent the successful development, introduction or marketing of new products and services. New products or upgrades may not be released according to schedule, or may contain defects when released. Difficulties in integrating new technologies could result in adverse publicity, loss of sales, delay in market acceptance of our products or services, or customer claims against us, any of which could harm our business. We could also incur substantial costs in modifying our services or infrastructure to adapt to these changes. In addition, we could lose market share if our competitors develop technologically superior products and services.

Our executive officers and key technical employees are critical to our business and they may not remain with us in the future.

   Our future success will depend to a significant extent on the continued services of our executive officers, specifically Martin Babinec, our president, chief executive officer and chairman, and Steven H.

Carlson, our chief information officer, and those of our technical employees who are skilled in transactional technology, databases and networking, specifically, our PeopleSoft project manager and PeopleSoft database developer. The loss of services of any of our executive officers and key technical employees could cause us to incur increased operating expenses and divert other senior management time in seeking replacements. The loss of their services could also harm our reputation as our customers could become concerned about our future operations.

We must continually attract and retain highly skilled personnel or we will be unable to execute our business strategy.

   Our future success will depend on our ability to attract, hire, train and retain highly skilled technical, sales and marketing and support personnel, particularly with expertise in outsourced solutions and the technology platforms that we deploy today and will deploy in the future. Qualified personnel are in great demand throughout the Internet and business process outsourcing industries. Our failure to attract and retain the appropriate personnel may limit the rate at which we can expand our business, including developing new products and services and attracting new customers.

Acquisitions could result in dilution, operating difficulties and other harmful consequences.

   We may, from time to time, pursue acquisitions that could provide new, or enhance existing, products or services, additional industry expertise, a broader customer base or an expanded geographic presence. We may pay for acquisitions by issuing additional common stock and this would dilute our stockholders. We may also use significant amounts of cash or incur debt or amortization expenses associated with goodwill and other intangible assets, any one of which could harm our business. In addition, acquisitions involve numerous risks, including:

 . difficulties in assimilating the operations, technologies, products and personnel of the acquired company;

 .  diversion of management's attention from other business concerns;

 .  entering markets in which we have no prior experience and may not succeed;
   and

 .  potential loss of key employees of the acquired company.

   We have only completed one previous acquisition, which occurred in November 1996, and therefore have limited experience in managing these risks. There are currently no active negotiations, commitments or agreements with respect to any such acquisition.

Current and potential competitors could decrease our market share and harm our business.

   Our industry is intensely competitive, evolving rapidly and subject to technological change. Increased competition in the business process outsourcing industry could result in price reductions, reduced gross margins or loss of market share, any of which could impair our financial results and harm our reputation. We expect competition to intensify in the future in each of the following principal competitive factors in this market:

 .  human capital expertise;

 .  data integration and transfer technology;

 .  service integration technology;

 .  customer service and support; and

 .  product and service fees.

   We currently compete and face potential competition for customers with a number of companies, including the following:

 . human resource and information systems departments of companies that perform their own administration of benefits, payroll and human resources;

 . payroll, benefits and business process outsourcers with high-volume transaction and administrative capabilities, such as Automatic Data Processing, Inc., ProBusiness Services, Inc. and other third-party administrators;

 . benefits exchanges, such as eBenefits and SmartBenefits, who provide benefits administration services over the Internet to companies who otherwise maintain their own benefit plans; and

 . application service providers, such as Corio, Inc., Employease Inc., Interliant, Inc. and USinternetworking, Inc., who allow customers to perform human resources data processing over their systems.

   As the market evolves, we expect increased competition from new market entrants. In addition, some of our current or former customers may decide to compete with us. For example, we anticipate that a former customer, Interliant, Inc., may compete with us following its recent acquisition of a human resources applications service provider. Some of our current and future competitors are significantly larger, have greater name recognition and have greater financial, marketing and other resources than we do. We may be unable to compete successfully against current and future competitors.

Our business and reputation may be harmed if we or our competitors are unable to protect customer and employee privacy.

   Our information systems and Internet communications may be vulnerable to physical break-ins, attacks by computer vandals or similar intrusions. A third party may attempt to breach our security and gain access to confidential customer, employee, benefit plan or payroll information, or our own confidential information. We may be liable to our customers for any breach in our security and any breach could harm our business and reputation. In addition, we operate in an emerging market and any breach in the security of one of our competitors could impair consumer confidence in the security of all market offerings, including ours. We rely on encryption technology licenses from third parties. We may be required to expend significant capital and other resources to license additional encryption technology and other technologies to protect against security breaches or to alleviate problems caused by any security breach.

Through Venture Employer Services we may be subject to liability for customer and employee activities.

   Our Venture Employer Services offering delivers services through a shared employer arrangement. Revenues from our Venture Employer Services accounted for approximately 84% of our total service revenues for the year ended December 31, 1999 and 89% of our total service revenues for the six months ended June 30, 2000. A number of legal issues remain unresolved with respect to these arrangements, including uncertainties concerning the ultimate liability for violations of employment and discrimination laws. The Venture Employer Services customer service agreement establishes the contractual division of responsibilities between us and our customers for various matters arising out of the employment relationship, including compliance with and liability under various laws and regulations. We may be subject to liability for violations of these or other laws and regulations despite these contractual provisions, even if we do not participate in such violations. We have been named as a co-defendant in four employment practices liability lawsuits against our Venture Employer Services customers of which three were dismissed. We expect to continue to be named as a co-defendant in future employment practices lawsuits. Generally, federal and state laws that apply to the employer-employee relationship do not specifically address the obligations and responsibilities of shared employers like us. If these or other federal or state laws are ultimately applied to our customer relationships in a manner adverse to us, our business could be harmed. In addition, Venture Employer Services employees may be deemed our agents by legal authorities, which would subject us to liability for their violations.

   We may be unable to collect on a contractual indemnification claim for any liability attributable to the conduct and activities of the customer or its employees and thus may be responsible for satisfying these liabilities. In addition, our insurers may deny coverage for the full amount of our submitted claims in the event of an agency finding or an adverse determination with respect to our liability for the conduct of our customers' employees, and any claims submissions could result in cost increases in our insurance premiums.

Implementation of new or changes in existing government regulations relating to labor, tax or employment matters or the conduct of business over the Internet could significantly affect the cost of our operations.

   Our operations are governed by numerous federal, state and local laws relating to labor, tax and employment matters. However, most jurisdictions do not specifically regulate the provision of outsourced human resources in a shared employer relationship. If federal, state or local jurisdictions were to change their regulatory framework related to outsourced human resources, or if additional jurisdictions implemented laws governing our industry that were materially different from existing laws, we could be required to make significant changes in our methods of doing business which could increase our cost of operations.

   In addition, state regulatory authorities generally require licenses for companies that do business in their states as insurance agents or third party administrators. Third-party administrators generally handle health or retirement plan funding and claim processing. Insurance and third-party administrator regulation covers a host of activities, including sales, underwriting, rating, claims payments and record keeping by companies and agents. If regulatory authorities were to determine that the nature of our business requires that we be licensed as an insurance agent or as a third-party administrator, we would need to hire additional personnel to manage regulatory compliance and become obligated to pay annual regulatory fees, both of which we estimate could cost us as much as $500,000 annually.

   Further, we are subject to the same federal, state and local laws as other companies conducting business on the Internet. Today there are relatively few laws specifically directed towards online services. However, due to the increasing popularity and use of the Internet and online services, many laws relating to the Internet are being debated at the state and federal levels, and it is possible that laws and regulations will be adopted with respect to the Internet or online services. Applicability to the Internet of existing laws governing the payroll, benefits and human resource fields is uncertain. As a result, the impact of current or future laws and regulations related to the Internet on our business cannot be assessed.

   In addition, we plan to mine and offer, for an additional fee, portions of the data we have collected in the course of providing Venture Employer Services and Enterprise Employer Services. However, several states have proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission also has recently settled proceedings regarding the manner in which personal information is collected from users and provided to third parties. Changes to existing laws or the passage of new laws intended to address these privacy issues could directly affect our ability to execute our strategy to mine and offer data.

We may be unable to increase service fees to our customers commensurate with increases in premiums for insurance policies used by Venture Employer Services, which could harm our financial condition.

   A significant benefit offered by Venture Employer Services is maintaining health and workers compensation insurance plans that cover customer worksite employees. Any disruption in our relationship with the vendors who provide our health and workers compensation insurance or any failure to maintain cost-effective health and workers compensation plans could harm our business.

   Workers compensation rates for Venture Employer Services are in part determined by our claims experience and, as of June 30, 2000, comprise approximately 12% of our total service revenues. Should we experience a large increase in claim activity, unemployment taxes, health insurance premiums or workers compensation insurance rates may increase. We may be unable to or delayed in incorporating these increases in our overhead cost for Venture Employer Services into service fees to customers. As a result, these increases could have a material adverse effect on our financial condition.

An increase in bad debt expenses could harm our financial condition.

   The Venture Employer Services customer service agreement establishes a shared employer relationship with worksite employees and obligates us to assume payment of salaries, wages and related benefit costs and payroll taxes of these employees. Under these service agreements, we are obligated to pay these employees' salaries and wages regardless of whether the customer company makes timely payment to us of the associated service fee. We also must provide benefit plans to these employees even if the costs we incur exceed the fees paid by the customer company. During the period from January 1, 1994 through June 30, 2000, we have recorded approximately $883,000 in bad debt expense on approximately $2.1 billion of total payroll and insurance costs billed. In the event there are changes in the business markets that adversely affect the financial condition of large numbers of our customers at once, our protective measures may be insufficient and we may incur substantial liability for worksite employee payroll and benefits costs that would harm our financial condition.

If we are unable to protect our intellectual property, or if we infringe on the intellectual property rights of others, our business may be harmed.

   Our success depends in part on intellectual property rights to products and services that we develop. We rely on a combination of contractual rights, including non-disclosure agreements, trade secrets, copyrights and trademarks to establish and protect our intellectual property rights in our names, products, services and related technologies. Loss of intellectual property protection, or the inability to secure intellectual property protection on any of our names, confidential information, or technology could harm our business.

   We currently have no registered patents or pending patent applications covering any of our technology. We have received U.S. trademark registrations for TriNet Employer Group, TriNet Employer Group, Inc. (and Design) and Venture Talent. Our registrations may be unenforceable or ineffective in protecting our marks. We also claim common law rights in the Triangle Logo, and the marks TriNet, ePowered HR for Fast Companies, HR Passport, Passport Portal and Digital Human Resources.

   We typically enter into non-disclosure and confidentiality agreements with our employees and consultants with access to sensitive information. These agreements may be inadequate to protect our intellectual property rights or prevent misappropriation of our technology. Products and services with features similar to our products and services may be independently developed.

   Third parties may assert infringement claims against us in the future. We may be required to modify our products, services, internal systems, or technologies, or obtain a license to permit our continued use of those rights. We may be unable to do so in a timely manner, or upon reasonable terms and conditions. Failure to do so could harm our business. In addition, future litigation over these matters could result in substantial costs and resource diversion. Adverse determinations in any litigation or proceedings of this type could subject us to significant liabilities to third parties and could prevent us from using some of our products, services, internal systems or technologies. Our name and marks may be unenforceable in countries outside of the United States, which may adversely affect our ability to use our name and marks outside of the United States.

We invest funds transferred to us by our customers for use in servicing their business until needed for the applicable service. We are liable for any losses ensuing from this investment activity, and our business could be harmed by unexpected fluctuations in interest rates.

   We invest funds transferred to us by customers, such as wage, benefits and tax funds, until needed for the applicable service, such as remitting the payroll tax funds to tax authorities when due. Interest revenue from these investments was $650,413 for the year ended December 31, 1999 and $640,235 for the six months ended June 30, 2000. We typically invest these funds in short-term financial instruments such as overnight U.S. government direct and agency obligations repurchase agreements, commercial paper rated A-1 and/or P-1 and money market funds with an underlying credit quality of AA or better. These investments are exposed to credit risks from the possible inability of the borrowers to meet the terms of their obligations under the financial instruments. We are liable for any losses on these investments. In addition, interest income earned from investing these funds represents a portion of our revenues. As a result, our business could be significantly impacted by interest rate fluctuations.

   There are no corporate bylaw or charter restrictions on this investment activity or use of these funds. If we were to invest in lower quality investments, there would be a corresponding increase in the risk of loss on these investments.

There are many risks associated with international operations.

   Currently we have limited revenue in our Canadian operations. However, we are actively engaged in growing our operations in Canada. Our operations in Canada and in other potential international markets will subject us to a number of risks, including:

 . costs of customizing or changing products and services for foreign countries, including the cost of providing employee handbooks and employee benefit plans that comply with foreign laws for our employees in our international operations;

 .  business practices may favor local competition;

 . compliance with multiple, conflicting and changing governmental laws and regulations that will require that we employ local experts to research policies, laws and regulations affecting the human resource outsourcing industry; and

 . difficulties developing systems and procedures to handle differing tax calculating, collecting and compliance requirements which reduce our ability to generate sufficient economies of scale to obtain discounted rates with providers of benefit plans and financial services.

   In addition, laws in other countries sometimes provide for greater or different employer liabilities, thus exposing our shared employer services to greater risks and higher insurance costs. In Canada, for example, federal and provincial laws specifically provide for monetary and notice remedies for wrongful terminations that are more extensive than in the United States. To the extent that we expand into other international markets, we believe we would be subject to similar risks.

The success of our business strategy and our future revenue growth depends in part on the development and growth of the Internet and e-commerce.

   Rapid growth in the use of the Internet and the development of e-commerce is a recent phenomenon. The use of our Internet-related services, which will affect our future revenue growth, may not grow if Internet use in general does not continue to grow. If our Internet-related services fail to grow, our business strategy will not succeed. Internet acceptance and use may not continue to develop at historical rates and a sufficiently broad base of business customers may not adopt or continue to use the Internet as a medium of commerce. Varying factors could inhibit future growth in Internet usage, including:

 .  inadequate network infrastructure;

 .  security concerns;

 .  inconsistent quality of service; and

 .  unavailability of cost effective, high speed service.

                         Risks Related to Our Offering

Our stock price is likely to widely fluctuate.

   We expect our stock price to be subject to wide fluctuations in response to a variety of factors. These broad market and industry factors could harm the market price of our common stock, regardless of our performance. These factors include:

 .  actual or anticipated quarterly variations in our operating results;

 . changes in expectations as to our future financial performances or changes in financial estimates, if any, of securities analysts;

 . announcements of new human resources products, services or technological innovations;

 .  announcements relating to strategic relationships and transactions;

 .  customer relationship developments;

 .  regulatory changes;

 .  success of our operating strategy;

 .  competition;

 .  additions or changes in key personnel;

 . sales of substantial amounts of our common stock or other securities on the open market; and

 .  the operating and stock price performance of comparable companies.

   In addition, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the prices of many Internet and e-commerce companies and which have often been unrelated to the operating performance of these companies. These market fluctuations may cause a decline in the market price of our common stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could harm our business.

The allocation of proceeds from this offering may not yield significant returns for our stockholders and may instead cause losses.

   We have not yet allocated a substantial portion of the net proceeds of this offering to specific uses. Management will have broad discretion to spend the net proceeds of this in ways with which investors may not agree. Pending the use of such proceeds for general corporate purposes and acquisitions, such proceeds will be placed in short-term, interest-bearing, investment-grade debt securities, certificates of deposit or direct or guaranteed obligations of the United States. It is possible that the return on these investments will be less than that which would be realized were we immediately to use these funds for other purposes. Further, the failure of management to apply these funds effectively could cause the company to lose money.

Sales of the 3,900,000 shares eligible for sale upon completion of this offering and up to 6,583,108 shares becoming eligible for sale beginning 180 days after the date of this prospectus or earlier if certain contractual obligations are released could cause our stock price to decline.

   Sales of a substantial number of shares of our common stock in the public market following this offering, or the perception that sales could occur, could cause the market price of our common stock to decline. There will be 10,640,537 shares of our common stock outstanding immediately after this offering, assuming that the underwriters do not exercise their over-allotment option and no options are exercised. Of these shares, the following will be available for sale in the public market as follows:

 . 3,900,000 shares sold pursuant to this offering will be eligible for sale upon completion of this offering;

 . 6,583,108 shares will be eligible for sale upon the expiration of lock-up agreements beginning 180 days after the date of the final prospectus; and

 . an estimated 157,429 shares will be eligible for sale beginning 365 days after the date of the final prospectus.

   Shares may be released from the lock-up agreements at any time without notice with the consent of Robert W. Baird & Co. Incorporated. This could cause our stock price to decline and may impair our ability to raise capital in the future.

Our directors, executive officers and principal stockholders, if they act as a group, will be able to control matters requiring stockholder approval.

   After this offering, our ten directors and executive officers and our stockholder that currently owns over 5% of our common stock, Select Appointments North America Inc., will beneficially own approximately 55% of our outstanding common stock. These stockholders, if they vote together, will be able to control matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also delay or prevent a change in control of us.

You will incur immediate and substantial dilution in the net tangible book value of the stock you purchase.

   The initial public offering price is substantially higher than the net tangible book value of $4.06 per share that our outstanding common stock will have immediately after this offering at an assumed offering price of $13.00 per share. Accordingly, if you purchase shares of our common stock at an assumed offering price of $13.00 per share, you will incur immediate and substantial dilution of $8.94 per share. If the holders of outstanding options exercise those options, you will suffer further dilution. See "Dilution."

Our undesignated preferred stock may inhibit potential acquisition bids for us, cause the market price for our common stock to fall and diminish the voting rights of the holders of our common stock.

   If our board of directors issues preferred stock, potential acquirors may not make acquisition bids for us, our stock price may fall and the voting rights of existing stockholders may diminish as a result. Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series. Our board of directors can fix the price, rights, preferences, privileges and restrictions of the preferred stock without any further vote or action by our stockholders. See "Description of Capital Stock-- Preferred Stock."

We have anti-takeover defenses and employment agreements that could delay or prevent an acquisition of our company.

   Delaware corporate law and our certificate of incorporation and bylaws contain provisions that could delay, defer or prevent a change in control of our company or our management, even if a change of control would be beneficial to our stockholders. These provisions could also discourage proxy contests and make it more difficult for our stockholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock. These provisions:

 . provide for a staggered board of directors, so that it would take three successive annual meetings to replace all directors;

 .  prohibit stockholder action by written consent; and

 . establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

   In addition, we have employment agreements with our executive officers that may make it more difficult for a third party to acquire us. In the event of a change of control, if any of our executive officers are involuntarily terminated within six months of that change of control, the terminated executive officer would be entitled to a lump sum payment of $2.0 million. In addition, all stock options held by that executive officer would vest and he would have the right to cause us to repurchase any common stock then held by that executive officer at the prevailing market value plus 25%. Our executive officers currently hold an aggregate of 2,317,153 shares of our common stock and options for 156,647 shares of common stock.

We may need to raise additional capital to continue to develop our business objectives, and any failure to raise capital as needed may render us unable to achieve our business objectives.

   We believe that the net proceeds from this offering, together with our current cash and cash generated from operations will be sufficient to meet our anticipated cash requirements for working capital and capital expenditures for the next 18 months. During or after this period, if cash generated by operations is insufficient to satisfy our operating requirements, or if we engage in acquisitions for which additional capital is required, we may need to raise additional capital to continue to develop our business. Additional financing may not be available on favorable terms or at all. If adequate funds are not available or are not available on acceptable terms, we would be unable to achieve one or more of our business objectives, including:

 .  continuing to develop our business;

 .  developing or enhancing our products and services;

 .  taking advantage of acquisition opportunities;

 .  increasing our revenues; or

 .  responding to competitive pressures.

                           FORWARD-LOOKING STATEMENTS

   This prospectus, including the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections, contains forward-looking statements that involve risks and uncertainties. The statements relate to future events or our future financial performance. In many cases, you can identify forward-looking statements by the use of words such as "may", "hope", "will", "should", "expect", "plan", "anticipate", "believe", "estimate", "predict", "potential" or "continue", or the negative of these terms or other comparable terminology. Our actual results could be materially different from those anticipated in these forward-looking statements as a result of a number of factors, including the risks we face described above and elsewhere in this prospectus. Before you decide to invest in our common stock, you should be aware that if any of the events described in the "Risk Factors" section and elsewhere in this prospectus occur, they could have an adverse effect on our business, financial condition and results of operations.

                                USE OF PROCEEDS

   We estimate that the net proceeds we will receive from the sale of the 3,100,000 shares of common stock offered by us will be approximately $36.3 million. Our calculation of the net proceeds assumes an initial public offering price of $13.00 per share and is net of the estimated underwriting discounts and commissions and offering expenses payable by us. We will not receive any proceeds from shares sold by the selling stockholder.

   The principal reason for the offering is to provide sufficient working capital to enable the investment in additional infrastructure, support the development of new products and services, while taking advantage of acquisition opportunities that would expand our service offering. The net proceeds of this offering will be used for general corporate purposes, the integration of technology, the development of new products and services, working capital, sales and marketing expenditures and the repayment of debt. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, technologies, products or services, although we have no present agreement or understanding with respect to any material acquisition or investment. We anticipate using approximately $19.7 million of the net offering proceeds for general corporate purposes, the integration of technology, the acquisition of complementary businesses and working capital, approximately $7.3 million for sales and marketing, approximately $7.3 million for the development of new products and services and approximately $2.0 million for the retirement of debt plus any accrued but unpaid interest. The repayment of this debt plus any accrued but unpaid interest is due and payable on the earlier of (i) the closing of our initial public offering or (ii) December 31, 2001, and carries an interest rate that is the lesser of (i) the maximum rate permitted by law or
(ii) 2% over the prime rate as published by Fleet Bank, Boston until October 31, 2000 and 5% over the prime rate as published by Fleet Bank, Boston after October 31, 2000. The repayment of debt is to our principal stockholder. The amount of net proceeds to be used specifically for each of the foregoing purposes are only estimates. Accordingly, our management will have broad discretion in applying most of the net proceeds of this offering. Pending their use we intend to invest the net proceeds of this offering in short-term, interest-bearing investment-grade debt securities, certificates of deposit or direct or guaranteed obligations of the United States.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings to finance the growth and development of our business, and we do not expect to pay any cash dividends in the foreseeable future.

                                 CAPITALIZATION

   The following table presents our capitalization as of June 30, 2000:

 .  on an actual basis;

 . on a pro forma basis to reflect the conversion of all outstanding preferred shares into 692,567 shares of common stock, which will occur before the closing of this offering;

 . on a pro forma basis to reflect the additional issuance, before and not part of this offering, of an estimated 157,429 shares of common stock to Bessemer. In consideration for Bessemer's agreement to voluntarily convert its Series F preferred stock into common stock upon the closing of this offering, which conversion would occur automatically only upon an offering at a per share price of at least $26.62, and to thereby relinquish its ongoing antidilution protection, we agreed to issue to Bessemer that number of shares of common stock equal to the difference between the number of shares of common stock its Series F preferred stock will convert into and the number of shares of common stock Bessemer would have received upon conversion had it purchased its Series F preferred stock at the offering price; and

 . on a pro forma as adjusted basis to reflect the pro forma adjustment and our sale of 3,100,000 shares of common stock in this offering at an assumed initial offering price of $13.00 per share, our receipt of the net proceeds from the sale of those shares, after deducting estimated underwriting discounts and commissions and offering expenses payable by us, and the repayment of long-term debt to our principal stockholder.

                                                    As of June 30, 2000
                                            -----------------------------------
                                                                     Pro Forma
                                              Actual     Pro Forma  As Adjusted
                                            ----------- ----------- -----------
                                            (Unaudited) (Unaudited) (Unaudited)
                                             (In thousands, except share data)
Long-term debt.............................   $ 1,925     $ 1,925     $    --
Deferred income taxes......................       287         287         287
Redeemable convertible preferred stock,
 Series E, $40 stated value, 75,000 shares
 authorized; 12,500 shares outstanding
 (actual); no shares outstanding (pro forma
 and pro forma, as adjusted)...............       500          --          --
Stockholders' equity:
 Preferred stock, $0.0001 par value;
  5,000,000 shares authorized; no shares
  outstanding (actual, pro forma and pro
  forma as adjusted).......................        --          --          --
 Convertible preferred stock, Series F,
  $26.62 stated value, 150,263 shares
  authorized; 150,263 shares outstanding
  (actual), no shares outstanding (pro
  forma and pro forma, as adjusted)........     3,974          --          --
 Common stock, $0.0001 par value;
  100,000,000 shares authorized; 6,679,116
  shares outstanding (actual); 7,529,112
  shares outstanding (pro forma); and
  10,629,112 shares outstanding (pro forma
  as adjusted).............................     6,751      11,225      47,504
 Deferred compensation.....................      (648)       (648)       (648)
 Accumulated deficit.......................    (3,722)     (3,722)     (3,722)
 Accumulated other comprehensive loss......         3           3           3
                                              -------     -------     -------
  Total stockholders' equity...............     6,358       6,858      43,137
                                              -------     -------     -------
   Total capitalization....................   $ 9,070     $ 9,070     $43,424
                                              =======     =======     =======

   The above information excludes as of June 30, 2000:

 . 843,930 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $11.70; and

 .  949,742 shares reserved for future issuance under our employee benefit plan.

                                    DILUTION

   Our pro forma net tangible book value as of June 30, 2000 was $6.9 million, or $0.91 per share of common stock. Pro forma net tangible book value per share is determined by dividing the amount of pro forma tangible assets less total liabilities, by the pro forma number of shares of common stock outstanding, assuming the conversion of all outstanding shares of preferred stock into common stock.

   Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of our common stock immediately after this offering. After giving effect to our sale of 3,100,000 shares of common stock in this offering at an assumed initial public offering price of $13.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses payable by us, our adjusted pro forma net tangible book value as of June 30, 2000 would have been $43.1 million, or $4.06 per share. This amount represents an immediate increase in pro forma net tangible book value of $3.15 per share to existing stockholders and an immediate dilution of $8.94 per share to investors in this offering. The following table illustrates this dilution of net tangible book value per share:

   Assumed initial public offering price.........................       $13.00
     Pro forma net tangible book value per share as of June 30,
      2000....................................................... $0.91
     Increase per share attributable to new investors............  3.15
                                                                  -----
   Pro forma as adjusted net tangible book value per share after
    this offering................................................         4.06
                                                                        ------
   Dilution per share to new investors...........................       $ 8.94
                                                                        ======

   The following table summarizes as of June 30, 2000 on the pro forma basis discussed above, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by the investors purchasing shares of common stock in this offering, at an assumed initial public offering price of $13.00 per share, before deducting estimated underwriting discounts and commissions and offering expenses payable by us. Shares to be sold by the selling stockholder are excluded from the shares purchased by the new investors and included in shares purchased by the existing stockholders in this table.

                             Shares Purchased  Total Consideration
                            ------------------ ------------------- Average Price
                              Number   Percent   Amount    Percent   Per Share
                            ---------- ------- ----------- ------- -------------
   Existing stockholders..   7,529,112   70.8% $ 7,841,000   16.3%    $ 1.04
   New investors..........   3,100,000   29.2   40,300,000   83.7      13.00
                            ----------  -----  -----------  -----
     Total................  10,629,112  100.0% $48,141,000  100.0%
                            ==========  =====  ===========  =====

   Sales by the selling stockholder in this offering will have the following effects:

 . it will reduce the shares held by existing stockholders to 6,729,112 shares, or 63.3%, of the total shares outstanding after this offering; and

 . it will increase the shares held by new investors to 3,900,000, or 36.7%, of the total shares outstanding after this offering.

   The exercise of the underwriters' over-allotment in full will have the following effect:

 . it will increase the shares held by new investors to 4,485,000, or 42.2%, of the total shares outstanding after this offering.

   The above information excludes 843,930 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2000 at a weighted average exercise price of $11.70 per share. If options with exercise prices less than the assumed initial public offering price of $13.00 per share are exercised, new investors will incur further dilution.

                            SELECTED FINANCIAL DATA

   The tables that follow present portions of our financial statements and are not complete. You should read the selected financial data below in conjunction with our financial statements and the related notes included elsewhere in this prospectus and in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The following selected financial data as of December 31, 1998 and 1999 and for the years ended December 31, 1997, 1998 and 1999, have been derived from, and are qualified by reference to, our audited financial statements and notes thereto, which are included elsewhere in this prospectus. The selected financial data as of December 31, 1995, 1996 and 1997 and for the years ended December 31, 1995 and 1996 were derived from our audited financial statements, which do not appear in this prospectus. The statement of operations data for the six months ended June 30, 1999 and 2000 and the consolidated balance sheet data as of June 30, 2000 are derived from, and are qualified by reference to, our unaudited financial statements included elsewhere in the prospectus. The unaudited financial statements have been prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and results of operations for the six months ended June 30, 1999 and 2000. The results of operations for the six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2000 or any other future period. Historical results are not necessarily indicative of future results.

                                                                                       Six Months
                                                 Year Ended December 31,             Ended June 30,
                                           ----------------------------------------  ----------------
                                            1995    1996    1997    1998     1999     1999     2000
                                           ------  ------  ------  -------  -------  -------  -------
                                                                                       (Unaudited)
                                                 (In thousands, except per share data)
Results of Operations:
Service revenues (net of direct costs
 billed of $79,077, $117,026, $241,917,
 $386,221, $712,945, $278,358, and
 $542,658, respectively).................  $2,428  $2,967  $7,345  $11,953  $18,477  $ 8,247  $14,297
Interest revenues........................      87     172     404      490      650      274      640
                                           ------  ------  ------  -------  -------  -------  -------
Total service revenues...................   2,515   3,139   7,749   12,443   19,127    8,521   14,937
                                           ------  ------  ------  -------  -------  -------  -------
Operating expenses:
 Cost of providing services (1)..........   1,586   1,687   4,120    6,379   10,102    4,303    7,449
 Client acquisition costs (2)............     521     635   1,078    1,102    2,541    1,048    3,093
 General and administrative (3)..........     582     614     846    1,783    2,543    1,179    2,678
 Research and development (4)............     180     194     488      719    2,353      721    3,904
 Depreciation............................     112     139     229      565      743      348    1,389
 Stock-based compensation................      --      --      --      146      651      210      424
                                           ------  ------  ------  -------  -------  -------  -------
  Total operating expenses...............   2,981   3,269   6,761   10,694   18,933    7,809   18,937
                                           ------  ------  ------  -------  -------  -------  -------
Operating income (loss)..................    (466)   (130)    988    1,749      194      712   (4,000)
Interest income (expense), net...........     (19)    (26)     19       38       64       22      (13)
Foreign exchange gain (loss).............      --      --      --      (26)      38       (7)     (31)
(Provision) benefit for income taxes.....      20      (1)   (247)    (779)    (399)  (1,048)   1,062
                                           ------  ------  ------  -------  -------  -------  -------
Net income (loss)........................  $ (465) $ (157) $  760  $   982  $  (103) $  (321) $(2,982)
                                           ======  ======  ======  =======  =======  =======  =======
Net income (loss) available to common
 stockholders............................  $ (466) $ (217) $ (347) $   455  $  (133) $  (335) $(2,997)
Basic net income (loss) per common
 share...................................  $(0.14) $(0.07) $(0.10) $  0.07  $ (0.02) $ (0.05) $ (0.47)
Basic weighted average shares
 outstanding.............................   3,260   3,323   3,599    6,303    6,340    6,323    6,433
Diluted net income (loss) per common
 share...................................  $(0.14) $(0.07) $(0.10) $  0.07  $ (0.02) $ (0.05) $ (0.47)
Diluted weighted average shares
 outstanding.............................   3,260   3,323   3,599    6,593    6,340    6,323    6,433
Pro forma basic and diluted net (loss)
 per common share (unaudited)............                                   $ (0.01)          $ (0.42)
Pro forma basic and diluted weighted
 average shares outstanding (unaudited)..                                     6,883             7,179

                                                        As of December 31,                As of
                                               ---------------------------------------  June 30,
                                                1995    1996    1997    1998    1999      2000
                                               ------  ------  ------- ------- ------- -----------
                                                                                       (Unaudited)
                                                                (In thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents..................... $  532  $  788  $ 1,209 $   942 $    --   $    --
Working capital...............................    550     418      251   1,005     113       220
Total assets..................................  4,797   8,528   14,758  20,092  36,372    47,471
Long-term obligations.........................    176      66       --     531   2,851     2,212
Redeemable convertible preferred stock........    959   1,455       --     500     500       500
Total stockholders' equity (deficit)..........    (10)   (411)   2,943   4,068   4,816     6,358

--------
(1) Excluding stock-based compensation of $40 and $276 for the years ended December 31, 1998 and 1999, respectively, and $97 and $172 for the six months ended June 30, 1999 and 2000, respectively.

(2) Excluding stock-based compensation of $22 and $52 for the years ended December 31, 1998 and 1999, respectively, and $22 and $27 for the six months ended June 30, 1999 and 2000, respectively.

(3) Excluding stock-based compensation of $72 and $287 for the years ended December 31, 1998 and 1999, respectively, and $80 and $195 for the six months ended June 30, 1999 and 2000, respectively.

(4) Excluding stock-based compensation of $12 and $36 for the years ended December 31, 1998 and 1999, respectively, and $11 and $30 for the six months ended June 30, 1999 and 2000, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with our financial statements and the related notes and the other financial information appearing elsewhere in this prospectus. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by forward-looking information due to factors discussed under "Risk Factors," "Business" and elsewhere in this prospectus.

Overview

   We provide business process outsourcing of payroll, benefits and human resource support and technology to fast-growth technology companies in North America. In addition, we provide recruitment services and human resources consulting services.

   Our primary service offering, Venture Employer Services, provides an integrated service including payroll, benefits and human resource support under a shared employer relationship, usually with customers that have less than 200 employees. These services, which target fast-growth emerging technology companies, were introduced in 1990. Revenues from Venture Employer Services accounted for approximately 84.3% of our total service revenues for the year ended December 31, 1999 and approximately 88.7% of our total service revenues for the six months ended June 30, 2000.

   Our Enterprise Employer Services provides an integrated service including payroll, benefits and human resource support designed for customers with greater than 200 employees. There is no shared employer relationship under this service offering. These services, which also target fast-growth technology companies, were introduced in 1999. We continue to develop this service offering. Revenues from Enterprise Employer Services accounted for approximately 2.7% of our total service revenues for the year ended December 31, 1999 and approximately 3.4% of our total service revenues for the six months ended June 30, 2000.

   Venture Talent provides recruitment services primarily to our Venture Employer Services customers. In November 1996, in exchange for 40,975 shares of our common stock, valued at $66,000, we acquired the assets of y/net, an outsourced staffing solutions firm, consisting primarily of employees and customer lists, which we developed into Venture Talent, a new service offering. These services are provided with a combination of on-site and off-site recruiters as well as researchers providing candidate screening and development. Revenues from Venture Talent accounted for approximately 12.0% of our total service revenues for the year ended December 31, 1999 and approximately 7.2% of our total service revenues for the six months ended June 30, 2000.

   Venture Management Resources provides human resource consulting services to customers requiring compensation consulting, change management, organizational development and other human resource related consulting services. Revenues from Venture Management Resources accounted for approximately 1.0% of our total service revenues for the year ended December 31, 1999 and approximately 0.7% of our total service revenues for the six months ended June 30, 2000.

   All of our service offerings use a combination of Internet-based services and services provided under traditional methods.

   Customers of Venture Employer Services enter into a customer service agreement that establishes a shared employer relationship between us and the customer. The agreement provides for an initial one-year term, subject to cancellation on 30 days' notice by either us or the customer. Service revenues earned under these agreements are reported net of direct costs billed, which consist primarily of the gross payroll of each employee, the estimated costs of employment-related taxes and health and welfare benefit plan premiums. The most significant direct costs associated with each Venture Employer Services customer service agreement are the salaries and wages of employees, which are generally disbursed promptly after the applicable customer payments are received. In addition to salaries and wages, we remit federal and state taxes, health and welfare insurance premiums, and pension plan contributions, which are also included in direct costs billed. Our Venture Employer Services customer service agreement obligates us to provide the benefits and services regardless of whether the customer makes timely payments to us.

   In order to address this risk, we require customers to execute electronic funds transfer authorization agreements so we may collect funds one day in advance of disbursing payroll to our customers' employees. Upon the initial engagement, we also require various forms of security from our customers or information to evaluate their credit worthiness. We are currently implementing procedures to assess the credit worthiness of our customers on an ongoing basis. These procedures do not guarantee that our customers have sufficient funds in their accounts at the time of the required funds transfer.

   Service revenues for Venture Employer Services and Enterprise Employer Services primarily consist of a per employee fee billed coincident with each payroll which includes all service fees for payroll, benefits and human resource support services. These fees are dependent on the number of employees processed and the range of services provided, including the amount of onsite human resource support requested. Service revenues for Venture Talent and Venture Management Resources include service fees that are based on the range of services provided, including the number of placements made, the amount of onsite support requested and the nature of the consulting engagement, and are billed when incurred.

   Interest revenue is included in our total service revenues and is earned during the period between collecting customer funds and the payment of applicable wages and the remittance of funds to the applicable taxing authorities as well as other regulatory and insurance entities. We accumulate large short-term cash balances between the time we collect invoices and remit payments to employees for wages, federal and state taxing authorities as well as health and welfare insurance providers. The amount of time between when funds are transferred to us and when we have to remit these funds varies from immediately for certain wage and payroll tax obligations to several weeks for certain benefit funds and to several months for certain unemployment insurance and third-party goods and services. These timing differences allow for interest to be earned. We invest these short-term cash balances, which are classified in the accompanying balance sheets as payroll funds invested, in demand deposits and short-term highly liquid investments. During the year ended December 31, 1999, our average monthly payroll funds invested balance was approximately $12.5 million and interest revenue was $650,000. During the six months ended June 30, 2000, our average monthly payroll funds invested balance was approximately $23.3 million and interest revenue was $640,000.

   Cost of providing services consists primarily of the salaries and wages for our internal staff in our payroll, benefits and human resource departments, as well as the overhead relating to these functions. As we expand our operations to service additional customers and employees, we expect these expenses will continue to increase.

   Client acquisition costs consist primarily of salaries and wages associated with our sales force, marketing department and client implementation services. Commissions paid to our internal sales force are classified under client acquisition costs and are based on the number of customers acquired and size of the customer employee population. Implementation costs are classified as the costs associated with acquiring customer data and installing these customers onto our human resource information systems. Examples include setting up our information systems to accommodate various health plan options and customer funding strategies and the creation of various data tables to accommodate unique customer payroll policies. In addition to these costs, costs relating to the marketing programs supporting us are included within client acquisition costs. We intend to pursue additional sales and marketing campaigns, including additional advertising in various trade publications targeted to potential buyers of our service, sponsoring of corporate events and attending trade shows in the technology community.

   General and administrative expenses consist primarily of salaries and related personnel expenses for executive, accounting and administrative personnel, professional fees and other general corporate expenses, including license fees for key technology providers. As we add personnel and incur additional costs related to the growth of our business and assume the responsibilities and costs associated with becoming a public company, we expect that general and administrative expenses will also increase.

   Research and development expenses consist primarily of salaries and related personnel expenses and consultant fees relating to the design, development, testing and enhancement of our back-end software and processes as well as front-end applications. We believe that continued investment in research and development is critical to attaining our stated objectives. We expect these expenses to increase in the future as we continue to develop and enhance our service offerings.

   Depreciation expense is related to the amortization of capitalized leasehold improvements, computer equipment and software licensing fees. These costs are amortized over their useful lives. As of the six months ended June 30, 2000, we had paid an aggregate of approximately $43,000 in license fees, and as of the year ended December 31, 1999, we had paid an aggregate of approximately $909,000 in license fees. License fees are depreciated over a three-year period. License fees paid to two of our key technology providers are based on the number of employees for whom we provide services. We have perpetual licensing agreements with all of our key technology providers, except for one with whom we have an initial term of five years with automatic renewal from year to year unless otherwise terminated. None of our licensing agreements with key technology providers are exclusive.

   In connection with the grant of options to employees to purchase 261,286 shares in 1999 and 110,165 shares in 1998, we recorded non-cash stock-based compensation charges of approximately $1.4 million for the year ended December 31, 1999 and $503,000 for the year ended December 31, 1998, representing the difference between the exercise price of these options and the deemed value of our common stock as of the date of grant. These amounts are being amortized over the respective vesting periods of the options using a graded method. As of December 31, 1999, the remaining deferred compensation was scheduled to be amortized at the rate of $674,000 for the year ending December 31, 2000, $279,000 for the year ending December 31, 2001, $106,000 for the year ending December 31, 2002 and $14,000 for the year ending December 31, 2003. The actual amount of stock-based compensation expense to be recognized in future periods could decrease if options for which deferred compensation has been recorded are terminated before they vest. During the six months ended June 30, 2000, we granted options to employees to purchase 238,289 shares of common stock at an exercise price of $28.82 per share. The exercise price of these options was at least equal to the deemed value of the common stock on the date of grant and we did not record any additional stock-based compensation related to these stock options.

   Our provision for income taxes exceeds the U.S. statutory rate of 34% and is expected to continue to exceed the statutory rate primarily due to state income taxes and the amortization of nondeductible stock-based compensation. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities used for financial reporting purposes and the amounts used for income tax purposes. Significant items resulting in deferred income taxes include software development costs, depreciation and accrued expenses. Changes in these items are reflected in our financial statements through our deferred income tax provision. At June 30, 2000, total deferred tax assets have been partially offset by a valuation allowance due to the risks and uncertainties surrounding our ability to generate future taxable income. The valuation allowance increased by $305,000 in the six months ended June 30, 2000.

   We believe that period-to-period comparisons of our operating results should not be relied upon as indicative of future performance. We may not succeed in addressing these risks and difficulties. Although we have experienced revenue growth in the past, this growth may not continue.

Results of Operations

   The following table sets forth statement of operations data as a percentage of total revenues for the periods indicated:

                                                                Six Months
                                                                Ended June
                                Year Ended December 31,             30,
                                -----------------------------   -------------
                                 1997        1998      1999     1999    2000
                                -------     -------   -------   -----   -----
Total service revenues (net of
 direct costs billed).........    100.0 %     100.0 %   100.0 % 100.0 % 100.0 %
                                -------     -------   -------   -----   -----
Operating expenses:
 Cost of providing services...     53.2        51.3      52.8    50.5    49.9
 Client acquisition costs.....     13.9         8.8      13.3    12.3    20.7
 General and administrative...     10.9        14.3      13.3    13.8    17.9
 Research and development.....      6.3         5.8      12.3     8.5    26.1
 Depreciation.................      3.0         4.5       3.9     4.1     9.3
 Stock-based compensation ....       --         1.2       3.4     2.5     2.8
                                -------     -------   -------   -----   -----
  Total operating expenses....     87.3        85.9      99.0    91.7   126.7
                                -------     -------   -------   -----   -----
Operating income (loss).......     12.7        14.1       1.0     8.3   (26.7)
Interest income (expense),
 net..........................      0.2         0.3       0.3     0.3    (0.1)
Foreign exchange gain (loss)..       --        (0.2)      0.2    (0.1)   (0.2)
(Provision) benefit for income
 taxes........................     (3.1)       (6.3)     (2.0)  (12.3)    7.0
                                -------     -------   -------   -----   -----
Net income (loss).............      9.8 %       7.9 %    (0.5)%  (3.8)% (20.0)%
                                =======     =======   =======   =====   =====

Six Months Ended June 30, 2000 Compared to Six Months Ended June 30, 1999

   Total Service Revenues. Our total service revenues increased $6.4 million to $14.9 million for the six months ended June 30, 2000 from $8.5 million for the six months ended June 30, 1999, representing an increase of 75.3%. The increase was primarily due to the addition of 6,802 new serviced employees to our Venture Employer Services.

   Cost of Providing Services. Our cost of providing service increased $3.2 million to $7.5 million for the six months ended June 30, 2000 from $4.3 million for the six months ended June 30, 1999, representing an increase of 73.1%. The increase was primarily due to the addition of 83 personnel that were hired in our payroll, benefits and human resources support functions relating to providing services to our customers.

   Client Acquisition Costs. Client acquisition costs increased $2.1 million to $3.1 million for the six months ended June 30, 2000 from $1.0 million for the six months ended June 30, 1999, representing an increase of 195.1%. The increase primarily resulted from salaries and commissions associated with the addition of 29 personnel in sales and marketing as well as additional marketing expenditures during the period.

   General and Administrative Expense. General and administrative expense increased $1.5 million to $2.7 million for the six months ended June 30, 2000 from $1.2 million for the six months ended June 30, 1999, representing an increase of 127.1%. The increase primarily resulted from an increase in salaries, an increase in the allowance for doubtful accounts of $623,000 and an increase in related operational costs required to manage our growth and infrastructure to support our public offering.

   Research and Development Expense. Research and development expense increased $3.2 million to $3.9 million for the six months ended June 30, 2000 from $721,000 for the six months ended June 30, 1999, representing an increase of 441.5%. This increase in research and development expenses reflects eight additional personnel hired as well as the cost of approximately 16 consultants that worked on our information system projects. These personnel expenses were primarily related to the conversion and implementation costs of our new payroll, benefits and human resource information systems.

   Depreciation Expense. Depreciation expense increased $1.0 million to $1.4 million for the six months ended June 30, 2000, from $348,000 for the six months ended June 30, 1999, representing an increase of 299.1%. This was due to an increase in capitalized information technology equipment and capitalized licensed software as a result of additional development of front-end and back-end software applications.

   Net Loss. Net loss increased $2.7 million to $3.0 million for the six months ended June 30, 2000 from $321,000 for the six months ended June 30, 1999, representing an increase of 829.0%. This is primarily due to an increase in client acquisition costs, research and development, depreciation and stock-based compensation expenses.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

   Total Service Revenues. Our total service revenues increased $6.7 million to $19.1 million in 1999 from $12.4 million in 1998, representing an increase of 53.7%. This increase was primarily due to the addition of 4,018 serviced employees to our Venture Employer Services. To a lesser extent, our service revenues increased as a result of higher volumes of placement fees in Venture Talent and consulting fees in our Venture Management Resources. Prior to 1999, we had no service revenues from Enterprise Employer Services.

   Cost of Providing Services. Our cost of providing services increased $3.7 million to $10.1 million in 1999 from $6.4 million in 1998, representing an increase of 58.4%. The increase was primarily due to the additional 69 personnel that were hired in our payroll, benefits and human resources support functions relating to providing services to our customers.

   Client Acquisition Costs. Client acquisition costs increased by $1.4 million to $2.5 million in 1999 from $1.1 million in 1998, representing an increase of 130.5%. The increase primarily resulted from salaries and commissions associated with the addition of 13 new employees to our sales and marketing department and costs related to the opening of our McLean, Virginia office in June 1999 and our Louisville, Colorado office in November 1999.

   General and Administrative Expense. General and administrative expense increased by $761,000 to $2.5 million in 1999 from $1.8 million in 1998, representing an increase of 42.7%. The increase primarily resulted from salaries associated with eight personnel that were added and additional operational costs required to manage our growth.

   Research and Development Expense. Research and development expense increased $1.6 million to $2.4 million in 1999 from $719,000 in 1998, representing an increase of 227.4%. The increase in research and development expenses reflects eight additional personnel hired as well as the cost of approximately
12 consultants that worked on our information system projects. These personnel expenses were primarily related to the conversion and implementation costs of our new payroll, benefits and human resource information systems.

   Depreciation Expense. Depreciation expense increased $178,000 to $743,000 in 1999 from $565,000 in 1998, representing an increase of 31.5%. This is due to an increase in capitalized information technology equipment and capitalized licensed software as a result of additional development of front-end and back-end software applications.

   Net Income (Loss). Net income (loss) decreased $1.1 million to a net loss of $103,000 in 1999 from net income of $982,000 in 1998. This is primarily due to increased client acquisition costs, research and development and stock-based compensation expenses in 1999.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

   Total Service Revenues. Our total service revenues increased $4.7 million to $12.4 million in 1998 from $7.7 million in 1997, representing an increase of 60.6%. This increase was primarily due to the addition of 1,768 serviced employees to Venture Employer Services.

   Cost of Providing Services. Our cost of providing services increased $2.3 million to $6.4 million in 1998 from $4.1 million in 1997, representing an increase of 54.8%. The increase was primarily due to an additional 17 personnel that were hired in our payroll, benefits and human resources support functions relating to providing services to our customers.

   Client Acquisition Costs. Client acquisition costs remained consistent between 1998 and 1997 at approximately $1.1 million. The amount remained constant as a result of no net increase in personnel costs during 1998 and 1997.

   General and Administrative Expense. General and administrative expense increased by $0.9 million to $1.8 million in 1998 from $846,000 in 1997, representing an increase of 110.6%. The increase primarily resulted from salaries associated with eight additional personnel and additional operational costs required to manage our growth.

   Research and Development Expense. Research and development expense increased by $231,000 to $719,000 in 1998 from $488,000 in 1997, an increase of 47.1%.
The increase in research and development expenses reflects nine additional personnel hired as well as approximately four consultants that worked on our information system projects. These personnel expenses were primarily related to the conversion and implementation costs of our new payroll, benefits and human resource information systems.

   Depreciation Expense. Depreciation expense increased $336,000 to $565,000 in 1998 from $229,000 in 1997, an increase of 147.1%. This was due to an increase in capitalized information technology equipment and capitalized licensed software as a result of additional development of front-end and back-end software applications.

   Net Income. Net income increased $222,000 to $982,000 in 1998 from $760,000 in 1997. This is primarily due to increased operating income of $761,000 offset by increased provision for income taxes of $532,000.

Quarterly Results of Operations

   The following tables represent unaudited statement of operations data for our most recent eight quarters. The first table contains revenue and expense data expressed in dollars, while the second table contains the same data expressed as a percentage of our revenue for the periods indicated. You should read the following table in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. We have prepared this unaudited information on a basis consistent with the audited consolidated financial statements contained in this prospectus and includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. The results of operations of any quarter are not necessarily indicative of the results that may be expected for any future period.

                                                                Three Months Ended
                                     -------------------------------------------------------------------------
                                                                                                        June
                                     Sept. 30, Dec. 31, Mar. 31, June 30, Sept. 30, Dec. 31, Mar. 31,    30,
                                       1998      1998     1999     1999     1999      1999     2000     2000
                                     --------- -------- -------- -------- --------- -------- --------  -------
                                                                  (In thousands)
Service revenues (net of direct
 costs)............................   $3,192    $3,461   $4,020   $4,226   $4,634    $5,597  $ 6,391   $ 7,906
Interest revenues..................      129       118      140      134      145       231      255       385
                                      ------    ------   ------   ------   ------    ------  -------   -------
 Total service revenues............    3,321     3,579    4,160    4,360    4,779     5,828    6,646     8,291
                                      ------    ------   ------   ------   ------    ------  -------   -------
Cost of providing services.........    1,614     1,749    2,093    2,210    2,600     3,199    3,470     3,979
Client acquisition costs...........      243       315      474      574      562       931    1,324     1,769
General and administrative ........      438       494      613      565      577       788    1,024     1,654
Research and development ..........      159       219      363      358      477     1,155    1,828     2,076
Depreciation ......................      141       149      168      180      188       207      667       722
Stock-based compensation ..........       63        74       90      121      216       224      223       201
                                      ------    ------   ------   ------   ------    ------  -------   -------
 Total operating expenses..........    2,658     3,000    3,801    4,008    4,620     6,504    8,536    10,401
                                      ------    ------   ------   ------   ------    ------  -------   -------
Operating income (loss)............      663       579      359      352      159      (676)  (1,890)   (2,110)
Other income (expense):
 Interest income, net..............       12         8       11       12       13        28      (22)        9
 Foreign exchange gain (loss)......      (10)       --      (22)      15        2        43       (7)      (24)
                                      ------    ------   ------   ------   ------    ------  -------   -------
Income (loss) before provision for
 income taxes......................      665       587      348      379      174      (605)  (1,919)   (2,125)
(Provision) benefit for income
 taxes.............................     (297)     (270)    (504)    (544)    (267)      916      643       419
                                      ------    ------   ------   ------   ------    ------  -------   -------
Net income (loss)..................   $  368    $  317   $ (156)  $ (165)  $  (93)   $  311  $(1,276)  $(1,706)
                                      ======    ======   ======   ======   ======    ======  =======   =======

                                                                Three Months Ended
                                    -------------------------------------------------------------------------------
                                    Sept. 30, Dec. 31,  Mar. 31,  June 30,  Sept. 30, Dec. 31,  Mar. 31,  June  30,
                                      1998      1998      1999      1999      1999      1999      2000      2000
                                    --------- --------  --------  --------  --------- --------  --------  ---------
As a percentage of total service
 revenues:
Total service revenues............    100.0 %  100.0 %   100.0 %   100.0 %    100.0 %  100.0 %   100.0 %    100.0 %
Cost of providing services........     48.6     48.9      50.3      50.7       54.4     54.9      52.2       48.0
Client acquisition costs..........      7.3      8.8      11.4      13.2       11.8     16.0      19.9       21.3
General and administrative .......     13.2     13.8      14.7      12.9       12.1     13.5      15.4       20.0
Research and development .........      4.8      6.1       8.7       8.2       10.0     19.8      27.5       25.0
Depreciation .....................      4.2      4.1       4.1       4.1        3.9      3.6      10.0        8.7
Stock-based compensation .........      1.9      2.1       2.2       2.8        4.5      3.8       3.4        2.4
                                      -----    -----     -----     -----      -----    -----     -----      -----
 Total operating expenses.........     80.0     83.8      91.4      91.9       96.7    111.6     128.4      125.4
                                      -----    -----     -----     -----      -----    -----     -----      -----
Operating income (loss)...........     20.0     16.2       8.6       8.1        3.3    (11.6)    (28.4)     (25.4)
Other income (expense):
 Interest income, net.............      0.4      0.2       0.3       0.3        0.3      0.5      (0.4)       0.1
 Foreign exchange gain (loss).....     (0.4)     0.0      (0.5)      0.3        0.1      0.7      (0.1)      (0.3)
                                      -----    -----     -----     -----      -----    -----     -----      -----
Income (loss) before provision for
 income taxes.....................     20.0     16.4       8.4       8.7        3.7    (10.4)    (28.9)     (25.6)
(Provision) benefit for income
 taxes............................     (8.9)    (7.5)    (12.1)    (12.5)      (5.6)    15.7       9.7        5.0
                                      -----    -----     -----     -----      -----    -----     -----      -----
Net income (loss).................     11.1 %    8.9 %    (3.7)%    (3.8)%     (1.9)%    5.3 %   (19.2)%    (20.6)%
                                      =====    =====     =====     =====      =====    =====     =====      =====

Liquidity and Capital Resources

   Since our inception, we have funded our operations primarily through private sales of convertible preferred equity securities resulting in aggregate net proceeds of $7.25 million and cash from operations. We have also funded our operations through a debt agreement with Sanwa Bank California that provided us with up to $4.0 million in financing. We had drawn down $2.4 million on this line of credit as of December 31, 1999. As of March 31, 2000, we had retired the balance of $2.8 million under the debt agreement with Sanwa Bank and the agreement has terminated.

   Net cash used in operating activities for the first six months of 2000 was $2.3 million as a result of a net loss of $3.0 million offset by $700,000 in adjustments to net cash used in operating activities. Net cash provided by operating activities for 1999 was $2.4 million as a result of a net loss of $103,000 and $2.5 million in adjustments to net cash provided by operating activities. Net cash provided by operating activities was $1.2 million in 1998 and $1.5 million in 1997. This decrease in 1998 resulted from the timing of payrolls at the end of the reporting periods and the associated accruals.

   Net cash used in investing activities for the first six months of 2000 was $1.4 million as a result of purchases of computer equipment and the capitalization of development costs relating to the migration of our back-office processing systems to our human resource information platform. Net cash used in investing activities was $4.7 million for 1999 as a result of purchases of equipment and the capitalization of development costs relating to the migration of our back-office processing systems to our new human resource information platform including $962,000 relating to the capitalization of all of our third party software licenses. Net cash used in investing activities was $1.9 million in 1998, including $110,000 of third party software licensing costs, and $2.2 million in 1997, including $585,000 in third party software licensing costs related to investments in infrastructure for expansion of long-term operations, including software development costs.

   Net cash provided by financing activities for the first six months of 2000 was $3.6 million as a result of receiving $4.0 million from our Series F financing and $1.9 million from the issuance of a note payable, partially offset by the retirement of $2.3 million in debt from our agreement with Sanwa Bank

California. Net cash provided by financing activities was $1.4 million for 1999, primarily as a result of borrowing $1.2 million from Sanwa Bank California. Net cash provided by financing activities was $427,000 during 1998 and $1.2 million during 1997, primarily due to the issuance of $500,000 in preferred stock in 1998 as compared with $1.0 million in preferred stock in 1997.

   In June 2000, we issued a promissory note for up to $2.0 million to Select Appointments North America Inc. The terms of the note provided for draw downs in increments of $500,000 until the earlier of (i) the closing of our initial public offering or (ii) September 30, 2000 for a fee of 3% for the first draw down, 3.5% for the second draw down, 4% for the third draw down and 4.5% for the fourth draw down. In June 2000, we borrowed the full amount of the promissory note. Interest on any outstanding principal from the applicable draw down date accrues at the rate that is the lesser of (i) the maximum rate permitted by law or (ii) 2% over the prime rate as published by Fleet Bank, Boston until October 31, 2000 and 5% over the prime rate as published by Fleet Bank, Boston after October 31, 2000. As of the date of this prospectus, the interest rate was 11.5%. The principal and any accrued and unpaid interest on the loan is due and payable on the earlier of (i) the closing of our initial public offering or (ii) December 31, 2001.

   We expect to experience growth in our working capital needs for the foreseeable future in order to execute our business plan. We anticipate that operating activities as well as planned capital expenditures for items such as leasehold improvements, computer equipment, web-based systems and furniture will constitute a substantial use of our cash resources. In addition, we may utilize cash resources to fund acquisitions or investments in complementary businesses, technologies or products.

   We believe that our current cash and cash equivalents and cash generated from operations will be sufficient to meet our anticipated cash requirements for working capital and capital expenditures for the next 12 months. We believe that the net proceeds from this offering, together with our current cash and cash equivalents and cash generated from operations will be sufficient to meet our anticipated cash requirements for working capital and capital expenditures for the next 18 months. This offering will allow us to accelerate development of our systems and infrastructure. However, we are not relying on our ability to raise capital in order to fund on-going services for our customers. Accordingly, we do not currently anticipate a follow-on public offering in the near term regardless of our share price. An increase in share price would not necessarily be determinative of our need for additional capital. If our plans for development of our systems and infrastructure including the acquisition of complementary businesses or technologies require unanticipated additional funds or if we need to respond to unanticipated requirements, we may need to raise additional funds. We may be unable to obtain financing on terms acceptable to us, if at all. If we sell additional equity securities, our stockholders' holdings would be diluted.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," or FAS 133. FAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designed as part of a hedge transaction, and, if so, the type of hedge transaction. In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities--

Deferral of the Effective Date of FASB Statement No. 133," or FAS 137, which amends FAS 133 to be effective for all fiscal quarters or all fiscal years beginning after June 15, 2000 or January 1, 2001 for us. We do not expect that adoption of FAS 137 will have a material impact on our reported results of operations.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin, or SAB, 101, "Revenue Recognition in Financial Statements" and in June 2000 issued SAB 101B "Second Amendment: Revenue Recognition in Financial Statements." SAB 101 and 101B are effective for us in the quarter ending December 31, 2000. We do not currently expect that adoption of SAB 101 will have a material impact on our financial position or results of operations.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

   We are subject to market risk from exposure to changes in interest rates based on our investing and cash management activities. We use overnight investments that may include U.S. government agency and other corporate debt and securities. Accordingly, we believe there is currently minimal exposure to interest rates.

Foreign Currency Exchange Rate Risk

   To date, substantially all of our service revenues have been denominated in U.S. dollars and generated primarily from customers in the United States, and our exposure to foreign currency exchange rates has been immaterial. We expect, however, that future service revenues may also be derived from international operations where service revenues may be denominated in currency of the applicable market. We do not currently use or anticipate using financial hedging techniques to attempt to minimize fluctuations in exchange rates.

                                    BUSINESS

Introduction

   We have over 10 years of industry experience in providing business process outsourcing of payroll, benefits and human resource support and technology to technology companies in North America that have rapid headcount growth. We believe that we offer one of the first fully integrated Internet-based business process outsourcing services for such transactions. We target "fast companies" that are characterized by rapid headcount growth, outside equity financing and highly skilled, technically savvy work forces. The complexities of managing rapid growth make fast companies receptive to value-added outsourcing relationships. We provide fast companies with access to highly functional benefits packages and employee self-service offerings while alleviating time-consuming administrative tasks associated with the implementation and maintenance of these complex functions. Our systems and services allow our customers to focus on their respective core business functions by outsourcing their human resource technology or entire human resource functions to us without losing real-time access to critical data.

Industry

Overview of Business Process Outsourcing for Payroll, Benefits and Human
Resources

   According to a September 1999 report by Dataquest titled "Demand Analysis of Integrated Multiprocess HR Outsourcing," which surveyed companies with a minimum of 500 employees and revenues of at least $50.0 million, the business process outsourcing industry for payroll services, benefits administration, records management, recruiting and staffing, hiring administration, and education and training is forecast to grow from $13.9 billion in 1999 to $37.7 billion in 2003, representing a compound annual growth rate of 28%. Dataquest estimates that integrated business process outsourcing of payroll, benefits and human resource transactions represented only 7%, or $1.0 billion, of such industry in 1999, but that this percentage will grow rapidly to approximately 30%, or $12.1 billion, of such industry in 2003. The following factors are expected to drive growth: the growth of start-ups, other rapid-growth companies and very large companies--Fortune 500--to whom the complete outsourcing model is appealing; and the consolidation of outsourcing contracts through aggressive cross-selling by dominant players.

   In an August 1998 PricewaterhouseCoopers study performed by Yankelovich Partners, a marketing research firm, 42% of surveyed top senior executives indicated a company-wide shift toward using business process outsourcing. The study reported that the 10 business processes most likely to be outsourced to external service providers are payroll, benefits management, real estate management, tax compliance, claims administration, applications processing, human resources, internal auditing, sourcing/procurement and finance/accounting with payroll as the second most likely and benefits administration as the third most likely. The Yankelovich study reported that 90% of the top senior executives selected a business process outsourcing service provider based on its track record and business process specialization. At a total of 304 companies, all of which had at least $1.0 billion in revenues or assets, the study surveyed one of the executives in the following positions: Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, Chief Information Officer and Chief Strategic Officer.

   We believe that the trends affecting these larger companies are indicative of the trends which have begun to impact small to mid-size fast-growth technology companies and that the impact of these trends will accelerate as cost-effective, multi-functional e-commerce service offerings are made available to these smaller companies.

   The Dataquest report attributes much of the growth in the market for business process outsourcing of payroll, benefits and human resource processes to the difficulties of managing these activities internally. Within a company, these processes are complex, cumbersome, expensive and highly inefficient. Based upon our experience in the industry, we believe this is caused by a number of factors, including:

 . complex, voluminous and constantly changing government regulations involving payroll, benefits and human resources;

 . the substantial liability that employers face for non-compliance and employee-initiated claims;

 . the need for a verifiable audit trail to provide precision in payroll, benefits and human resource transactions;

 . the practice of employers in the United States operating in tight labor markets to provide multiple benefit plan options allowing employees to make choices that suit their individual needs;

 . the dedication of technology resources to mission critical activities involving product development and sales, causing human resource processes to remain on largely inefficient platforms; and

 . the expense associated with creating an integrated platform and quick obsolescence of these platforms.

   In addition, based upon our experience in the industry, we believe that for many small and middle-market employers, the functions of payroll, benefits and human resources are typically outsourced to multiple vendors, which specialize in a specific category. The following vendor relationships are typically established:

 .  payroll service provider;

 . insurance broker for a variety of services from procurement to claims administration;

 .  casualty insurance broker for workers compensation;

 .  insurance carriers and health plan providers;

 . cafeteria plan administrator for claims, enrollments and records involving flexible benefits;

 .  401(k) securities advisor; and

 .  401(k) plan administrator.

Growth in Applications Outsourcing

   The data and transaction intensive nature of payroll, benefits and human resource functions combine to form a complex undertaking for a company that wishes to integrate the related processes listed above to a single information system. Fortune 1000 companies may streamline and integrate aspects of related business processes through implementing enterprise resource planning systems such as those offered by PeopleSoft, SAP AG or Oracle Corporation. However, the long implementation time and high cost of an enterprise resource planning system preclude many middle-market companies, or companies with 200 to

5,000 employees, and most emerging growth companies, or companies with up to several hundred employees, from pursuing this option. Recently, a number of companies, known as application service providers began providing integrated enterprise resource planning applications that are hosted by them and accessed by the customer through the Internet. The growing prominence of the Internet as a platform to host and distribute enterprise resource planning applications has contributed to the Forrester Report's prediction that the applications outsourcing industry will grow from $17.0 billion in 1997 to reach $21.0 billion by 2001.

Growth of Outside Equity Financed Technology Companies

   The challenges and complexities of payroll, benefits and human resource functions are heightened for companies characterized by rapid headcount growth and intense competition for qualified employees. These companies need processes that are easily integrated and scalable and can offer them a competitive advantage in the tight labor market. One segment of these companies is technology firms whose rapid growth has been fueled by outside equity investment from venture capital firms, institutional investors or the public markets. As a result of the availability of private and public financing, the number of fast-growth technology companies has increased in the recent past. According to PricewaterhouseCoopers, the number of companies funded by venture capital for the six month period ending June 30, 2000 was 2,846 firms, a 64% increase over the same period in 1999. PricewaterhouseCoopers also reported that the total amount of venture capital invested rose from $12 billion in the six months ended June 30, 1999 to $36.7 billion during the same period in 2000, of which $10.4 billion in the six months ended June 30, 1999 and $34.7 billion during the same period in 2000 was invested in technology companies. According to PricewaterhouseCoopers, the average deal size for all venture capital investments increased from $5.2 million in 1998 to $8.9 million in 1999.

Payroll, Benefits and Human Resource Processes

   The payroll, benefits and human resource processes consist of two basic components commonly referred to as the "front-end" and "back-end" processes.

   The front-end includes processes and interfaces to collect, update, effect and communicate changes in employee data, including the processing of personal and employment life event changes such as new hires, family members, salary, address and termination, and require interactions between the employee, manager or human resources administrator. Unless automated, these changes typically involve a lengthy period of time for these parties to initiate, approve and post to one or more information systems. While employees, managers and administrators all require access to human resource information, the confidential nature of this information requires adequate safeguards to prevent unauthorized disclosure. Automation of front-end processes has historically been difficult to achieve as access and approval must conform to, and evolve with, a company's unique organizational structure. Front-end processes include:

 . obtaining information about an employee's current status or historical transactions involving payroll, benefits or human resources;

 . accessing management reporting for company-wide or work unit information appropriate to the manager's or administrator's position in the organization;

 . enrollment in, on-going communication related to, and changes to all employee benefit plans offered in the organization;

 . initiating and approving the full range of payroll, benefits and human resource transactions including routine personal and employment life event changes; and

 . communicating customized company policy information and processes involving payroll, benefits and human resources.

   The back-end involves high volume information processing of functions that are sufficiently standardized across all companies to permit specialized systems to receive, store and transact routine and repetitive functions involving payroll, benefits and human resources. Portions of the back-end functions may be performed through a company's internal human resource information system. For fast-growth technology companies, these functions are more typically outsourced to specialized third party providers. Back-end processes include:

 . data storage of all historical transactions covering payroll, benefits and human resource transactions;

 . calculation, withholding and electronic remittance of payroll taxes to taxing authorities nationwide;

 . calculation, deduction, and electronic remittance of payment transactions with exchange partners such as benefit plan and financial service providers; and

 . exchange systems that transfer data involving eligibility, enrollment, life event and related transactions to benefit plan and financial service providers.

Limitations of Traditional Outsourcing Alternatives

   Each service or benefit plan provider has its own information system and separate reporting requirements for the employer to inform the provider of routine personal and employment life event changes such as new hires, family members, salary, address and termination. As the information systems of the different service and benefit plan providers do not interface with each other, an employer's in-house staff must coordinate the processing of each change with all related vendors. In addition, the collection, storage and transmission of this data to vendors remains a labor-intensive, paper-based and error-prone process. If an employer fails to accurately update eligibility or financial data in a timely fashion, an employee may be denied health care coverage or receive an incorrect salary deposit. Errors increase administrative costs and impair employee morale.

Limitations of Front-End Providers

   Many companies use front-end processes such as a combination of paper and e-mail based processes, or direct contact between a manager or employee with the company's human resources administrator to administer payroll, benefits and human resources. As a result of recent developments in web-based technology, several front-end solutions are emerging in the marketplace for payroll, benefits and human resources. However, front-end only solutions are limited in their ability to provide access to all of the relevant data desired by the customer as they are dependent upon back-end providers like payroll processing firms and third party administrators to perform transactions and store data. In addition, most front-end solution providers rely upon manual and bridged data transfers between multiple and redundant software applications, or entirely outsourced functional areas, which decrease the flexibility and scalability of these solutions.

Limitations of Back-End Providers

   We believe that back-end providers such as payroll processing firms and third party administrators are currently not significantly involved in integrating the functions of payroll, benefits and human resources to a single information system. We are unaware of any back-end providers that offer web-based front-ends that extend to the employee and manager desktops for initiation and approval of self-directed transactions involving payroll, benefits and human resources. Because most back-end providers market their services to companies across a broad spectrum of industries, we believe their user populations do not yet have consistent Internet access to warrant the significant investment required to develop and deploy a web-based front-end that extends across the entire workforce of their customer companies. In addition, the lack of integration and large amount of data warehousing required restricts these back-end providers' ability to increase operational efficiency and develop personalized technology for targeted service deliveries in specific markets.

Limitations of Application Service Providers

   While application service providers have evolved as a means for companies to outsource the procurement, hosting, implementation and maintenance of enterprise resource planning systems, we believe that application service providers do not currently have the functional expertise to manage the operation of technology related to the integration of the payroll, benefits and human resource functions or to perform related transaction processing.

Opportunity for Integrated Business-to-Business E-Commerce Services

   With the widespread implementation of intranets and the adoption of the Internet as a business communications platform in fast-growth technology companies, such organizations can now automate enterprise-wide and interorganizational human resource transactions. The availability of this technology creates a significant market opportunity for Internet-based business-to-business e-commerce services for payroll, benefits and human resources.

   Payroll, benefits and human resource transactions lend themselves to Internet processing because these transactions are information-based and do not require delivery of durable goods at the point of payment. However, payroll, benefits and human resource functions involve confidential information, complex and interrelated data elements, and ongoing data management between multiple organizations, unlike other e-commerce opportunities such as making travel reservations or purchasing merchandise.

   Currently, there are mature providers of outsourcing services for selected back-office processes involving payroll and benefits. There are an emerging number of web-based front-end service providers that must interface with back-end providers. We believe that a complete e-commerce service offering for payroll, benefits and human resources can only exist if there is seamless electronic integration of the front- and back-end processes on a single information systems platform that integrates all of the relevant data, eliminates the need for manual or bridged data transfers, is scalable for large volume transaction processing and is fully accessible via the Internet by managers and employees.

TriNet Solution

   We believe we offer one of the first fully integrated Internet-based business process outsourced services for payroll, benefits and human resources. Our services integrate a web-based front-end for self-directed transactions, or the input of personal and employment life event changes directly by the employee through the Internet, with back-end processes that include electronic interfaces to our service providers. Our solution provides the following key benefits:

 . Advanced integrated services that allow customers to focus on their core business. We have provided business process outsourcing of payroll benefits and human resource support and technology since our inception in 1988 and have grown our customer base from 58 companies in 1995 to over 530 companies as of June 30, 2000. Since 1995, when we first introduced the delivery of portions of our services over the Internet, we have continuously enhanced our services to allow for increased Internet-delivery capabilities. We have built systems and services that have been offered since 1999 to provide an end-to-end product offering that enables customers to integrate payroll, benefits and human resources to a single technology platform, as well as outsource related back-end transaction processing functions. We are committed to providing our customers with the most advanced applications and systems available. To allow our customers to avail themselves of Internet technology for human resources, we provide a user-friendly, intranet or extranet-based system that links employees, managers and administrators with an integrated network. By accessing our human resource information systems infrastructure and using our enterprise level business processes, customers can outsource major portions of their human resource needs and focus on their own core business functions.

 . Human resource services tailored to fast-growth technology companies and their employees. We provide fast-growth technology companies with rapid deployment of our products and services, with an average of two weeks from engagement to implementation. Once implemented, our system streamlines the payroll, benefits and human resource processes and also streamlines the addition of new employees. In addition, employees of these companies typically have desktop Internet access and can take full advantage of our web-based front-end services to fulfill self-directed transactions.

 . Easily scalable and integrated services. The business environment created by outside equity financing of technology companies prompts rapid and continuous growth in employee headcount, creating a specialized need for rapidly scalable and integrated human resource services. As of June 30, 2000, approximately 96.8% of our customers had received equity financing from venture capital firms, institutional investors or the public market.

  Outside equity financing is most typically provided to emerging companies that do not have processes or established infrastructure to perform the functions of payroll, benefits and human resources. As employee headcount grows, a company's need for a sophisticated infrastructure increases. Our customers have historically increased their head count on average by more than 36% each year. As these companies grow larger, they often expand employment to more than one state and increase the variety of benefit plans offered. In addition, the companies funded by outside sources are usually developing new technology and therefore require employees who possess specialized skills that are in short supply. To attract and retain these employees, these companies usually offer a wide range of benefit plans. The demands created by the payroll, benefits and human resource needs of these companies require sophisticated resources to manage internal administration and compliance of non-core functions. Our services are capable of handling many aspects of a company's growing payroll, benefits and human resource needs from a company's inception through its growth into the middle market.

 . Economies of scale and efficiencies for customers. Because we serve as an exchange between our customers and more than 100 benefit plan and financial service providers, we provide customers with economies of scale and efficiencies in the procurement, set-up and on going maintenance of vendor relationships involving the full range of payroll, benefits and human resource functions. Our system takes advantage of an organization's existing investments in information technologies by working with and connecting to multiple systems, including the company's financial and internal reporting processes. Our aggregation of customers serviced by our system permits us to offer to emerging growth and middle-market companies services that are otherwise resource and cost prohibitive to all but the largest companies. Our system provides customers with an enterprise resource planning platform for human resource functions that is hosted on our servers. This arrangement includes the benefits customers seek from application service providers, with the additional benefit that the underlying transactions are also performed by the same providers. The outsourcing of these integrated business processors on a single platform is provided over the Internet for accessibility and scale and shared by multiple customers for an efficient use of resources.

TriNet Strategy

   Our objective is to be the leading provider of Internet-delivered business process outsourcing of payroll, benefits and human resource support and related technology to fast-growth technology companies worldwide. Key elements of our strategy to achieve this objective are:

 . Continue to develop and improve our end-to-end e-commerce services for a complete range of payroll, benefits and human resource transactions. Our existing Internet-delivered front-end is being enhanced with applications currently being implemented and others in development. For example, customers can currently view payroll, change tax exemptions, make and change direct deposit decisions, make benefits funding decisions and select benefit plans via the web. Advances, such as the processing of new hires via the web, which is currently being beta-tested, will allow us to provide additional value-added services to our customers, as well as increase internal operating efficiencies and improve the scalability and accuracy of our services to address the needs of middle-market companies. We plan to create multiple layers of customer dependency by increasing the penetration of our complementary products such as comprehensive recruitment solutions and consulting services. In addition, we will continually enhance our services through initiatives integral to our quality management program, which have been certified by QMI, a not-for-profit international auditing company, as meeting the ISO 9001 standard of the system of rating quality management and quality assurance developed by the International Organization for Standardization. We plan on mining and offering portions of our data online for a fee, as part of our web portal, to help organizations obtain knowledge about fast-growth technology companies. Our web portal is operational, but the data mining offering is currently in the proof-of-concept phase. We plan on offering our data mining services in full compliance with applicable privacy and confidentiality regulations.

 . Leverage our existing customer base for internal growth and referrals. A common characteristic of technology firms whose growth is fueled by venture capital and public financing is their rapid headcount growth. Because a majority of our services are provided on a fee per employee basis, our customers' growth results in increased revenue opportunities for us. Because many of these fast-growth technology companies have obtained their equity financing from many of the same entities, through our relationships with our customers, we have been able to build a network of referral sources. In addition, many of our customers are venture capital firms and other professional advisors who support these "fast companies." We intend to aggressively pursue referral opportunities generated by these customers as well as future strategic relationships with customers. As we develop complementary products, we will take advantage of our cross-selling opportunities to increase revenue growth from existing customer relationships.

 . Build TriNet presence in the middle market through the development of Enterprise Employer Services. While we will continue to preserve our position in the market of fast-growth technology companies with up to several hundred employees, our strategy includes attaining a similar level of recognition and revenue generation among middle-market fast-growth technology companies with 200 to 5,000 employees. However, as many of our earlier stage customers grow, they no longer need us to serve as the employer of record for many functions in order to enjoy economies of efficiency and scale. To address our maturing customer base, we have been developing a new product offering targeted to the middle market. We expect to continue developing our Enterprise Employer Services' systems so that we can offer middle-market companies a scalable and integrated platform they can use for payroll, benefits and human resource functions.

 . Pursue key strategic relationships and develop new product offerings to further enhance our revenue streams, customer base and solutions. We intend to pursue key strategic relationships, including partnerships, joint ventures and acquisitions. These potential future strategic relationships could include companies that provide additional business development opportunities and service offerings of interest to our customers, including 401(k) plan administration, asset management, stock option administration, electronic banking and human resource consulting. We also intend to use our market knowledge and experience to develop new products that will leverage the market channels created by the deployment of our technology. Based on the nexus between our business customers and individual employees to whom we provide service, we plan to create a network effect that will build on the strengths of both the business-to-business and business-to-consumer delivery models. For example, by mining data, we will be able to help providers of web portals deliver their marketing messages on a more targeted basis.

 . Expand into new geographic markets. We intend to pursue additional market development activities in both new and developed markets, and evaluate other geographic areas where there are demonstrated concentrations of firms fitting our fast-growth technology company target profile in both emerging and middle markets. Of the 17 venture-funded geographical regions cited by the PricewaterhouseCoopers' Quarterly Moneytree survey for the second quarter of 2000, we currently have sales offices in seven of the top 10 regions: San Leandro, California; Irvine, California; Louisville, Colorado; Cambridge, Massachusetts; New York, New York; McLean, Virginia; and Seattle, Washington. We opened four of these sales offices in the last nine months and we intend to open additional offices in other key technology centers. As existing customers request the services of foreign employees in other countries, we anticipate targeting our resources and systems capabilities towards our goal of becoming the first global provider of business process outsourcing for payroll, benefits and human resources.

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

Products and Services

   We provide business process outsourcing services for payroll, benefits and human resource support using an integrated information systems platform that is supported by our back-office transaction processing capabilities. For over a decade, our market focus has been devoted exclusively to fast-growth technology companies that are characterized by rapid headcount growth, outside equity financing and highly skilled, technically savvy work forces. Our systems infrastructure and transaction processing are supplemented by additional fee-based human resource management services in areas including employer related risk management, recruitment, international employer services and management consulting. The combination of our service modules permits customers to engage us for services that would otherwise typically involve additional staff and/or vendors to handle payroll, benefits, human resource support, tax remittance, benefits reconciliation and management reporting. Companies that seek to outsource these non-core business processes typically need to engage multiple vendors, and still need to manage these vendor relationships.

   Our decade-long focus on fast-growth technology companies has facilitated the development of a range of human resource products and services based on a single technology platform. We have tailored each offering to meet the specialized needs of companies fitting our customer profile.

               [SINGLE TECHNOLOGY PLATFORM GRAPHIC APPEARS HERE]

                           SINGLE TECHNOLOGY PLATFORM
                         WITH CUSTOMIZED SERVICE SUITE

                          TriNet's eBusiness Platform
                                   . Payroll
                                   . Benefits
                                 . Call Center
                      . Human Resource Information System
                        . Human Resource Passport--Self-
                        directed Web-based Transactions

  Venture Employer Services,                  Enterprise Employer Services,
  our primary service offering                our developing service offering
  . Emerging companies                        . Middle-market companies
  . TriNet is employer of record              . Customer is employer of record
     TriNet payroll ID #                         Customer payroll ID #
     TriNet benefit plans*                       Customer benefit plans
     TriNet workers comp policy                  Customer workers comp policy
     TriNet shares employer risk                 Customer keeps all employer risk
  . TriNet provides scalable levels of        . Customer builds own Human
    Human Resource management                   Resource team

* except for 401(k) and incentive stock option plans sponsored by customer

Venture Employer Services

   Venture Employer Services, our primary service offering, is targeted to emerging fast-growth technology companies of up to several hundred employees and leverages our eBusiness platform to integrate functions of payroll, benefits and human resource support to a single information system. We aggregate the employees of smaller fast-growth technology companies into a single employer group with TriNet serving as employer of record for payroll taxes, selected benefit plans and related employer compliance requirements. This aggregation permits us to offer the customer economies of scale in purchasing benefits, as well as economies of efficiency in the administration of various employer requirements ranging from payroll tax deposits to workers compensation and government reporting. Customers separately manage or outsource the management of their 401(k) and stock option plans. Venture Employer Services includes scalable levels of on-site human resource management support so that complete human resources support is made available and priced consistent with the customer's growth and, as our flagship business service, represents the largest of our business units. Our Venture Employer Services customer base increased from 58 companies as of January 31, 1995 to 533 companies as of June 30, 2000, which represented approximately 88% of our total serviced employees, and for the six months ended June 30, 2000, 89% of our total service revenues.

Enterprise Employer Services

   Enterprise Employer Services, targeted to middle-market fast-growth technology companies with 200 to 5,000 employees, uses our technology platform to integrate selected functions of payroll, benefits and human resource support to a single information system that is accessible to managers and employees and that has back-office processing capabilities. We continue to develop this service offering to provide an upward migration path for Venture Employer Service customers growing to several hundred or more employees. We believe our continued development and deployment of web technology will make the model attractive for fast-growth technology companies that no longer need to aggregate employees with us in order to enjoy economies of scale, but still values a Internet-delivered, scalable and integrated offering. Our Enterprise Employer Services customer base consisted of six customers as of June 30, 2000, which represented approximately 12% of our total serviced employees and, for the six months ended June 30, 2000, 3% of our total service revenues. We expect to have two Enterprise Employer Service customers as of September 30, 2000, primarily due to delays in developing system enhancements needed to service these customers.

Venture Talent

   Venture Talent, launched in 1996, is targeted to fast-growth technology companies of up to several hundred employees. Venture Talent provides comprehensive and integrated staffing and recruitment services such as automated, Internet-delivered resume posting, screening and submission tools, on-site recruitment staff, off-site research and candidate development and an Internet-delivered applicant tracking system. By combining multiple candidate sources, including resumes submitted directly to Venture Talent, web posting responses, resumes from public online databases, such as Alta Vista and Yahoo!, and from databases that we pay for, employee referrals and candidates submitted by various recruitment agencies, with whom we share fees, this service enables customers to meet their critical hiring needs faster than if they used any one of these sources individually. The length and scope of engagements for Venture Talent vary based upon customer need. Our Venture Talent customer base increased from 10 customers as of January 31, 1997 to 60 customers as of June 30, 2000, which represented, for the six months ended June 30, 2000, 7% of our total service revenues.

Venture Management Resources

   Venture Management Resources, our consulting service which we initially launched in 1998, is targeted to emerging and middle-market fast-growth technology companies. Venture Management Resources is empowered with easy access to our extensive database of information involving human resource practices of fast-growth technology companies, including data derived from our payroll, benefits and human resource transactions processed through our Venture Employer Services and Enterprise Employer Services. Using the knowledge and experience obtained from a combination of data analysis and a decade long history of working with management issues specific to fast-growth technology companies, Venture Management Resources provides fee-for-service consulting and administrative services involving pay and performance, training, policy development, employee relations and pre-employment screenings. In addition, we provide consulting and administrative services related to managing changes in an employee's employment relationship, having employees in foreign countries and effectively communicating with employees on matters from benefit plan changes to potential acquisitions. The length and scope of engagements for Venture Management Resources vary based upon customer need. Our Venture Management Resources customer base consisted of consulting engagements for 31 customers in the 12 months ended June 30, 2000, and represented, for the six months ended June 30, 2000, 1% of our total service revenues.

   The table below provides a list of representative functions offered by Venture Employer Services or Enterprise Employer Services unless otherwise noted.

       Representative Functions Performed by TriNet's eBusiness Platform

------------------------------------------------------------------------------
  Payroll                Benefits                   Human Resources
------------------------------------------------------------------------------
  Calculation and        End-to-end, online         Government mandated
  remittance of payroll  enrollment for benefit     reporting for all
  taxes           (F,B)  plans                (F,B) employers              (B)
------------------------------------------------------------------------------
  Calculation and        Online access to benefit   Online access to
  withholding of all     plan information       (F) individual employee
  benefit plan                                      records                (F)
  deductions      (F,B)
------------------------------------------------------------------------------
  Direct deposit of      Total administration of    Online new hire processing
  paychecks       (F,B)  flexible spending                               (F,B)
                         accounts             (F,B)
------------------------------------------------------------------------------
  Customized management  Administration of          Online access for human
  reporting to reflect   Consolidated Omnibus       resource related guidance
  customer's cost        Budget Reconciliation Act  for managers (2)       (F)
  center and             (COBRA) and Health
  organization           Insurance Portability and
  structure         (F)  Accounting Act (HIPAA) (B)
------------------------------------------------------------------------------
  Remittance of          Reconciliation of benefit  Online access to employee
  payments to all        plan payments with all     handbook and company
  benefit plan and       enrollment, change and     policy                 (F)
  financial service      termination transactions
  vendors           (B)                         (B)
------------------------------------------------------------------------------
  Employment             Annual open enrollment     Posting service for job
  verifications          communications and         openings at client
  involving employee     administration         (F) companies (1)          (F)
  income            (B)
------------------------------------------------------------------------------
  Wage garnishments and  Liaison with benefit plan  Online access to
  related reporting (B)  providers for employee     information on products
                         service issues       (F,B) and services where we have
                                                    negotiated volume
                                                    discounts              (F)
------------------------------------------------------------------------------

                  F=Front-end            B=Back-end
(1) A function offered by Venture Talent.
(2) A function offered by Venture Management Resources.

Customers

   We tailor our services to meet the specific needs of fast-growth technology companies. Because of our focus in providing business process outsourcing to the fast-growth technology company market niche, we have developed specialized knowledge of the products and services important to these organizations.

   We qualify customer prospects based on the following fast-growth technology company profile:

 . Rapid headcount growth. The headcount growth rate is an important part of our economic model as pricing of our core services for Venture Employer Services and Enterprise Employer Services is based on the number of employees we service for the customer. Every time a customer adds a new person to its total employee headcount in the ordinary course of business, we compound our revenue stream because certain fees are based on the number of employees serviced and there are no additional selling costs related to such additions. Our historical average over the last five years has shown a rate of internal growth, net of new sales activity, to be in excess of 3% per month.

 . Outside equity financing. We seek customers that have received substantial outside equity financing from professional investors. Servicing outside equity-financed companies provides us with customers who have an ability to meet aggressive hiring targets and allows us to leverage a growing network of referral sources and business relationships with various venture capitalists, corporate financiers and other professional advisors. As of June 30, 2000, approximately 96.8% of our customers are financed by outside equity investors such as venture capital firms, institutional investors or the public markets.

 . Highly compensated, professional/technical workforce. Our customers' employees averaged $89,000 per year in salary as of the six months ended June 30, 2000. A highly compensated workforce helps ensure that our customers have a consistent employee profile and can take advantage of both our Internet-delivered services platform and full service suite, including Venture Talent and Venture Management Resources. For Venture Employer Services, we believe that consistency in the highly compensated professional/technical workforce reduces our risk in managing aspects of serving as employer of record, because such workforce typically results in a lower number of claims relating to workers' compensation, unemployment and disability.

   Through Venture Employer Services, we have historically targeted emerging fast-growth technology companies with up to several hundred employees. In response to the maturing of these emerging fast-growth technology companies into middle-market companies with 200 to 5,000 employees, we are developing Enterprise Employer Services specifically to target these middle-market companies.

   As of June 30, 2000, our over 530 customers had employees in 47 U.S. states, as well as Canada and the United Kingdom. We are also providing expatriate payroll, benefit and human resources services to customers with employees in Brazil, Germany, the Netherlands, Taiwan and the United Kingdom. As of June 30, 2000, while approximately 57% of our customers were based in Northern California/Silicon Valley area, our fastest growing regional offices have been in the southeastern and southwestern United States. In the year ended December 31, 1999 and the six months ended June 30, 2000, no customer contributed more than 5% to our total service revenues and our top five customers combined for a total of approximately 11% of our total service revenues for the year ended December 31, 1999 and 7.0% of our total service revenues for the six months ended June 30, 2000.

Representative Customer Profiles

   As we offer a wide range of services and serve companies from startups to public companies, there are a variety of circumstances under which companies become our customers. Companies profiled below were selected as representative customers to illustrate different types of circumstances prompting companies to request our services.

MobileForce Technologies, Inc.

   MobileForce provides broadband operational support system solutions for the cable, telecommunications and Internet provider industries. Its "Nvision" software provides field service automation with wireless communications enabled by an intuitive browser-based user interface.

   Opportunity: MobileForce needed to tap the technology labor pool available in the United States and Canada to further its technology and bring its product to market. To solve the compliance and employee equity challenges of having employees dispersed throughout the United States and Canada, MobileForce sought a single-source provider that could establish and maintain specialized payroll, benefits and human resource processes required to service its employees in multiple U.S. states and Canada.

   Solution: We began our relationship with MobileForce in March 1998. We have provided MobileForce with scalable human resources under our Venture Employer Services as the company's employees have expanded to multiple locations in the United States and Canada. As of June 30, 2000, MobileForce had 115 employees in California, Colorado, Massachusetts, New Jersey, Texas and Canada.

Symbian, Inc.

   Symbian owns, licenses, develops and supports software, user interfaces, application frameworks and development tools for wireless information devices such as communicators and smartphones. Headquartered in London, England, Symbian has offices in Tokyo and Kanazawa, Japan; Ronneby, Sweden; Cambridge, England and the San Francisco Bay Area. Symbian is owned by Ericsson, Inc., Matsushita Electric Industrial Co., Ltd., Motorola, Inc., Nokia Corp. and Psion PLC.

   Opportunity: Because Symbian was the product of a joint venture between well-established corporations, we serve a workforce that, although belonging to a "startup" company, has expectations of corporate-level payroll, benefits and human resource support. Furthermore, Symbian is headquartered outside the United States and consequently has little experience with employment issues and potential liabilities in the United States. Because of this, the company sought assistance in modifying its corporate structure and human capital management for both competitive and compliance reasons.

   Solution: Seeking to compete in a high-growth space, in December 1998 Symbian selected us as a single source provider by engaging our full suite of services to aid its United States market penetration. As of June 30, 2000, Symbian had nine employees in the United States. Venture Employer Services addresses Symbian's human resource needs in the areas of payroll processing, benefits administration, human resource information system support, risk control and human resource management. Our Venture Management Resources group helped Symbian develop United States compliant and labor market sensitive job descriptions, compensation plans and corporate human resource policies and practices. Symbian selected full-service staffing solutions from our Venture Talent division and with its assistance has hired candidates for key positions throughout the organization.

Webvan Group, Inc.

   Webvan Group, Inc. is a full service online grocery and drug store with free delivery for orders over $50. Orders can be placed 24 hours a day, seven days a week, with delivery the same day or up to seven days later within a 30-minute window specified by the user.

   Opportunity: Founded in 1996, the company launched its business with a handful of employees. Though small, Webvan needed a solution that would deliver employee support services during its entire lifecycle. Webvan also needed a selection of national, AAA-rated benefits plans to attract and retain employees necessary for its aggressive growth strategy.

   Solution: In January 1997, Webvan selected Venture Employer Services to support its long-term growth and national expansion. Headquartered in the Bay Area in Foster City, California, Webvan reached a total of 343 corporate employees during 1999 and became a publicly-traded company late in 1999. After raising more than $375 million in its initial public offering, Webvan signed a service agreement extending Venture Employer Services for an additional 12 months. As of June 30, 2000, Webvan had 418 corporate employees.

Sales and Marketing

   We currently market and sell our service suite through a direct sales force of 16 regional managers and three sales executives, supported by a sales administration staff of three persons. In the fourth quarter 1999 through the second quarter of 2000, we expanded our sales force from seven to 16 sales professionals for Venture Employer Services, with one full-time sales executive focused on educating large Venture Employer Services customers about Enterprise Employer Services. Of the 17 regions cited, our sales offices are located in seven of the top 10 regional markets for venture capital investment in the United States according to PricewaterhouseCoopers' Quarterly Moneytree Survey for the fourth quarter of 1999.

   Our sales process has demonstrated increased efficiency at leveraging the rapid pace of decision making in our target market of fast-growth technology companies. In 1999, with almost the same number of sales professionals as the prior year, we nearly doubled the number of new customers acquired. Our sales professionals tap into a referral relationship and lead exchange program comprised of venture capitalists and other professional advisors, such as accountants and attorneys, to our target market decision makers.

   We deploy sales personnel in technology centers and areas with high levels of formal venture capital or private equity investment in accordance with our target market of fast-growth technology companies. We employ a "pull" expansion strategy in which we initially sell in a new area on a remote basis and, upon reaching a target operating volume of customers, make an investment in opening a new branch office to further leverage referral contacts from local customers, venture capitalists and other business advisors. We recruit sales personnel from outsourced human resource services, payroll services, insurance brokerage and legal practices and focus on people who are trained in a customer-centered consultative sales approach.

   Most leads for Venture Employer Services customers are generated through the tight-knit referral community that incubates venture capital backed companies. As of June 30, 2000, our customers had received financing from 301 venture capital firms and funds, providing a network of relationships that we continue to develop. With approximately 62 venture capital firms and their employees on our payroll as of June 30, 2000, we are a larger employer of venture capital professionals than any firm currently listed with the National Venture Capital Association. We have steadily built these relationships, along with those of other advisors in the venture-backed community, over time to produce an ongoing flow of new business development opportunities in our target market of fast-growth technology companies.

   Our relationship-selling model and narrowly defined target market of fast-growth technology companies enable a lean, but highly focused marketing effort. In 1999 we had three marketing professionals. We recently added a marketing vice president and are currently recruiting additional marketing staff.

   Our limited marketing resources and a decade of experience in marketing to fast-growth technology companies have allowed us to gain experience in carefully pinpointing the customer decision makers we seek and determining how to attract them. As a result, we intend to build our brand and attract new middle-market customers through carefully targeted print and online advertising, direct e-marketing, event sponsorship, public relations campaigns and an active public web site with content of interest to fast-growth technology companies. We plan to continue to pursue our target market through local and regional advertising and technology and venture capital-related associations and events.

   As we extend our market focus from emerging to middle-market companies, we plan to target our larger Venture Employer Services customers as candidates for Enterprise Employer Services. With the deployment of significant enhancements to our Internet-delivered services, our sales and marketing efforts will expand to include those middle-market firms that are not necessarily customers of Venture Employer Services. Our inexperience in marketing to this new segment, and the difference in the sales cycle from our historical niche of emerging fast-growth technology companies, makes it difficult for us to predict the adoption rate by middle-market companies of Enterprise Employer Services.

Systems and Technology

   Our technology platform is a combination of licensed applications from leading enterprise software companies and proprietary applications that both integrate licensed applications and perform functions that are specific to our business model and customer preferences. The following chart provides a listing of licensed and proprietary systems and their state of implementation as of September 15, 2000.

                    Product Chart and Technology Development

                                                                           Front/
  Capability    Purpose                    Status           Platform       Back-End
------------------------------------------------------------------------------------
  Enterprise    Human resource             In service--     Proprietary    Back-end
  Human         information system         corporate        and licensed
  Resource      platform supporting        payroll since    software
  Information   international and          1998, all        (PeopleSoft
  System        domestic payroll,          Enterprise       HRIS)
                benefits and human         customers since
                resource functions         1999, Venture
                                           customers
                                           throughout 2000
                                           and 2001
------------------------------------------------------------------------------------
  Enroll Now!   Internet-delivered         In service       Proprietary    Front-end
                benefits information and
                enrollment application
------------------------------------------------------------------------------------
  TriNet VSales Online capture of          In service       Proprietary    Front-end
  (Venture      proposal requests,
  Sales)        automated production of
                proposal and contract
                material
------------------------------------------------------------------------------------
  TriNet CSLi   Track all                  In service       Proprietary    Back-end
  (Customer     customer/employee
  Service Log-- transactions for follow-
  intranet)     up, quality and
                consistency of service
                response and customer
                service analysis
------------------------------------------------------------------------------------
  Carrier Data  On line transmission of    In service--     Proprietary    Back-end
  Exchange      enrollment data to         expanding to
                health plan providers      new vendors
                and insurance carriers     throughout 2000
------------------------------------------------------------------------------------
  Venture       Data warehouse of fast-    Portions in      Proprietary    Back-end
  Company Data  growth technology          service for
                company customer           Venture
                business information to    Management
                support Venture            Resources
                Management Resources       consulting
                consulting and strategic   support,
                portal relationships       upgrading of
                                           data mining
                                           functionality
                                           by Q4 2000 for
                                           external
                                           purposes
------------------------------------------------------------------------------------
  Setup and     Automated capture of       Portions in      Proprietary    Front-end
  Migration     customer setup             service,         and licensed   and
  Wizards       information and            expanding        software       Back-end
                conversion of data from    functionality    (NEON Convoy)
                other human resource       throughout 2000
                platforms to reduce
                transcription errors and
                speed the new account
                setup process
------------------------------------------------------------------------------------
  Human         Primary customer           Selective        Proprietary    Front-end
  Resource      interaction portal--       customer         and licensed
  Passport      includes a full suite of   rollout Q1       technology
                self-directed human        2000, full       (Concur
                resource transactions      implementation   Technologies)
                for managers and           during 2001
                employees and secure
                access to view payroll,
                human resource and
                organizational
                information online
------------------------------------------------------------------------------------
  Report Mart   Deliver all reports over   Selective        Proprietary    Front-end
                the web in a variety of    customer         and licensed
                formats suitable for       rollout Q2       technology
                interfacing to customer    2000, full       (Brio
                systems, and with online   implementation   Technology)
                analytical processing,     during 2001
                or OLAP, capability
------------------------------------------------------------------------------------
  Strong        An electronic method of    Selective        Licensed       Front-end
  Security      authentication available   customer         technology     and
                for all employees          rollout during   (Entrust       Back-end
                enabling paperless         2001             Technology)
                employee transactions
------------------------------------------------------------------------------------
  Intranet      Link our services to       Selective        Proprietary    Front-end
  Portals       customer intranet,         customer         and licensed
                provide intranet service   rollout during   technology
                to customer base           2001
------------------------------------------------------------------------------------
  Benefits      Expert system for          Call center use  Proprietary    Front-end
  Knowledgebase answering inquiries        in Q4 2000, web  and licensed   and
                about benefit plan rules   rollout in 2001  software       Back-end
                and coverage                                (Authoria)

Technology Platform

   We have effectively integrated the customer facing front-end of our Internet-delivered services with back-end systems that link our service providers, suppliers and customers into our online operations. Through our technology platform, we offer:

 . Integrated, Internet-based payroll, benefits and human resource platform. Our human resource information system platform combines enterprise-class software applications and proprietary technology to create Internet-delivered, integrated, end-to-end services that would be difficult for an emerging or middle-market company to obtain on its own. Our back-end systems link to our health insurance providers, our customers' 401(k) providers, and tax and regulatory agencies to provide data interchange on customer initiated transactions. In January 1999, we began the process of converting our Enterprise Employer Services customers to our new human resource information system platform which is designed to provide expanded features and functionality, including the ability to provide payroll and benefits administration to customers with employees in Canada and increased Internet-delivery capabilities. In January 2000, we began the process of converting our Venture Employer Services customers to this platform and expect to complete this process during 2001.

 . Scalable architecture. We developed our technology platform by selecting highly scalable components such as Human Resource enterprise resource planning solutions from PeopleSoft, systems from Sun Microsystems, Hewlett-Packard, and Compaq Computer Corporation, database tools from Oracle, and web tools from enterprise-class providers such as Concur Technologies, Brio and Authoria.

 . System backup and disaster recovery. The major components of our network are located in our corporate headquarters in San Leandro, California, our secondary processing facility in Reno, Nevada, and at AboveNet Communication's Data Center in San Jose, California. AboveNet provides Internet co-location services, which provide the benefit of a redundant telecommunications infrastructure and a data center for our web-based systems used by our customers. Our other primary processing facilities have data replication, backup power, fire retardation and offsite data storage providing redundant business continuity.

 . Strong authentication and security. Confidentiality of information is of the utmost importance in our technology architecture. Our web site has offered transaction processing under Secure Socket Layer security since 1997, and moved to Entrust SSL certification in 1999 to ward off browser authentication problems caused by other expiring trust authorities. In 2001, we intend to introduce an electronic method of authentication across our customer base to provide the basis for paperless employer/employee transactions. Physical security in the data centers is enhanced by restricted card access to the data centers. Web security is managed through firewalls, encryption and access controls.

Technology Agreements

   In developing our products and services, we have contracted with some of the leading technology providers to license to us and support the essential applications that underlie our Internet-based platform. We rely on these applications to provide our products and services.

 . Authoria. We have a licensing agreement with Authoria to license its Authoria Benefits knowledgebase. This agreement allows for servicing a growing employee base with a proportionally decreasing cost per employee in perpetuity. Our licensing agreement with Authoria has an initial term of five years with automatic renewal from year to year unless otherwise terminated.

 . Brio Technology. We have a perpetual agreement with Brio Technology under which we license its enterprise information portal product, Brio Portal. This agreement allows us to support our total customer base with a set number of central processing units.

 . Concur Technologies. We have an agreement with Concur under which we license its Concur eWorkplace human resource product suite. This agreement does not limit the number of employees accessing the system. We may terminate our agreement with Concur at any time.

 . Entrust Technologies. We have an agreement with Entrust under which we license its Entrust PKI products for our electronic method of authentication. This agreement allows for servicing a growing employee base with a proportionally decreasing cost per employee in perpetuity.

 .  New Era of Networks, Inc. We have a perpetual licensing agreement with New
   Era of Networks under which we license its Convoy software for moving data from foreign systems into our PeopleSoft human resource information system database.

 . PeopleSoft. Our enterprise human resource information system and financial applications are licensed from PeopleSoft. Our license from PeopleSoft is a perpetual, non-exclusive license.

Competition

   The market for our solution is intensely competitive, evolving quickly and subject to rapid technological change. Competitors vary in size, scope and breadth of products and services offered. Many of our existing and potential competitors have announced the introduction of or have already introduced products and/or services that compete, at least in part, with our solution. Some of our current and future competitors may be significantly larger than us and may have greater name recognition and financial, marketing and other resources than we do. Increased competition is expected and may result in reduced prices and service revenue on a per customer basis.

   We believe the principal competitive factors in our market at this time are: scalable data-integration and transfer technology, breadth and depth of offering, critical-mass of installed reference customers, data warehousing for personalization of technology, strategic relationship management, domain expertise depth across all functional areas, sales professionalism and quality customer support. We believe that we currently compete favorably with respect to these factors.

   We encounter competition with respect to different components of our solution from in-house human resource and information systems departments, payroll, benefits and business process outsourcers, third party administrators, benefits exchanges, and application service providers. Our competitors most typically have primary competency in a single function, such as benefits procurement, payroll, human resource information systems or web delivery. Among multi-function human resource outsourcers and application service providers, we believe that we compete favorably based upon breadth and depth of offering, scalable data-integration and transfer technology and data warehousing capabilities. As other outsourcers attempt entry to the fast company market niche, we have occasionally lost customers to competitors based on price or other incentives that we were not willing to match.

   As the market evolves, we expect increased competition from new market entrants. In addition, some of our current or former customers may decide to compete with us. For example, we anticipate that a former customer, Interliant, Inc., may compete with us following its recent acquisition of a human resources applications service provider. It is possible that current and future competitors have or may form cooperative alliances among themselves or with third parties that would have a material and adverse effect on our ability to compete, service revenue and operating margins. If we fail to compete in any one of the competitive areas, we may lose existing and potential customers. Additionally, we may not be able to maintain a competitive position against competitors with significantly greater financial, marketing, service, support, technical and other resources or with larger installed customer bases.

Intellectual Property

   Our success depends significantly on our ability to protect our trademarks, trade secrets and certain proprietary technology. To accomplish this, we rely on a combination of copyrights, trademarks and trade secret laws and contractual restrictions to protect our proprietary rights in products and services. We also require that our employees and consultants sign confidentiality and nondisclosure agreements. We generally regulate access to and distribution of our documentation and other proprietary information.

   Despite these efforts, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization or to develop similar technology independently. We cannot be certain that we will succeed in preventing the misappropriation of our trade name and trademarks. Any steps we take to protect our intellectual property may be inadequate, time consuming and expensive. In addition, the laws of some foreign countries do not protect proprietary rights to as great an extent as the laws of the United States.

   We depend on technology that we license from third parties, including software that is integrated with internally developed software. If we are unable to continue to license any of this software on reasonable terms, we will face delays in releases of our technology until suitable replacements can be identified or developed. Should they occur, these delays may have a serious adverse impact on our business.

   We do not believe that our products infringe the intellectual property rights of third parties. However, third parties may in the future assert infringement claims against us, which may result in costly litigation or require us to obtain a license to third-party intellectual property rights. We cannot assure you that such licenses would be available on reasonable terms, or at all, which could harm our business.

Employees

   As of June 30, 2000, we had 334 full-time employees, including 38 in information technology, 150 in operations, 41 in account management, 48 in sales, marketing and new account set-up, 36 in consulting and 21 in administration and executive management. We have never had a work stoppage and none of our employees are represented under collective bargaining agreements. We consider our relations with our employees to be good.

Facilities

   We maintain two primary facilities. Our corporate headquarters are located in the Bay Area in San Leandro, California under a lease that expires in September 2002. This location includes approximately 38,000 square feet of leased space in which our executive offices, corporate staff, data-processing center, training facilities and all other corporate functions are housed. Our other primary facility is located in Reno, Nevada under a lease that expires in September 2004. This 12,500 square foot leased facility, which became operational in December 1999 serves as an additional processing facility and the backup recovery site in case the primary process facility is unable to process transactions. We also lease seven other facilities in Irvine, California; Louisville, Colorado; Cambridge, Massachusetts; McLean, Virginia; Seattle, Washington; New York, New York; and Ontario, Canada that serve as local service offices for sales and human resource personnel. We believe our existing facilities are adequate for the purposes for which they are intended and that our headquarters have sufficient additional capacity to accommodate our foreseeable expansion plan.

   We have entered into an agreement with Creekside Associates LLC for the construction and lease of premises located in San Leandro, California. These new premises will replace our current corporate headquarters in San Leandro and will consist of approximately 146,800 square feet of usable space. The lease for these new premises will expire 15 years after the lease commencement date, which date is anticipated to be October 1, 2001.

Legal Proceedings

   We are not a party to any material pending legal proceedings other than ordinary routine litigation incidental to our business that we believe would not have a material adverse effect on our business.

                                   MANAGEMENT

Executive Officers, Directors and Key Employees

   The following table sets forth certain information regarding our directors, executive officers and certain other key employees as of September 15, 2000.

Name                               Age Position
----                               --- --------
Executive Officers and Directors
Martin Babinec(1)................   45 President, Chief Executive Officer and Chairman of the Board
Douglas P. Devlin................   38 Chief Financial Officer, Secretary, Treasurer and Director
Gregory L. Hammond...............   45 Vice President and General Counsel
Steven H. Carlson................   46 Chief Information Officer
Craig A. McGannon................   36 Divisional President, Venture Employer Services
James P. Hanson, C.P.A.(2)(3)....   54 Director
H. Lynn Hazlett, D.B.A.(2)(3)....   64 Director
Anthony V. Martin(1).............   61 Director
T. Joe Willey, Ph.D.(3)..........   62 Director

Key Employees
Marie-Jeanne Juilland............   39 Vice President, Marketing
Lyle E. DeWitt, C.P.A............   41 Vice President, Finance and Operations
Anthony F. Zuanich...............   32 Vice President, Sales

--------
(1) Member of the nominating committee
(2) Member of the compensation committee
(3) Member of the audit committee

   Martin Babinec has served as our president, chief executive officer and chairman of the board since founding TriNet in November 1988. From 1980 to 1988, Mr. Babinec was a human resource generalist for Navy Exchanges. During this period a majority of his assignments involved international labor relations while residing in Europe and Asia. Mr. Babinec is a 1996 recipient of Silicon Valley Service Entrepreneur of the Year award and serves in various industry and entrepreneurial leadership capacities, including serving on the board of advisors for the Kauffman Foundation's Center for Entrepreneurial Leadership. Mr. Babinec holds a B.S. in business administration from Shippensburg University and has earned the accreditation of senior professional in human resources through the Human Resources Certification Institute.

   Douglas P. Devlin has served as our chief financial officer since April 1993 on a full-time basis and prior to that on a part-time basis since 1989. Mr. Devlin has served as secretary and director since November 1997 and treasurer since April 1993. In 1988, Mr. Devlin founded, and then managed until 1992, Integrated Health Care Technology Group, Inc., an International Business Machines business partner providing advanced accounting systems. Mr. Devlin holds a B.S. in business administration from California State University, Chico and an M.B.A. in finance from Golden Gate University.

   Gregory L. Hammond has served as our vice president and general counsel since November 1997. Mr. Hammond manages our employer risk for both employee relations and insurance purposes. Mr. Hammond joined us from Hammond & Kazaglis, L.P.A., which he founded in 1989. From 1989 to 1996, Mr. Hammond worked as our retained counsel. From 1987 to 1991, Mr. Hammond was general counsel to the National Association of Professional Employer Organizations. Mr. Hammond holds a B.A.

summa cum laude in history and political science from Mercer University and a J.D. from the University of Chicago School of Law.

   Steven H. Carlson has served as our chief information officer since August 1998. From January 1997 to August 1998, Mr. Carlson served as our director, information systems and from January 1995 to January 1997, Mr. Carlson served as our vice president, information technology. In 1989, Mr. Carlson founded, and then managed until 1995, CBI, Inc., a regional systems integration company. Prior to this, Mr. Carlson held several management positions with General Electric Information Services Company. Mr. Carlson holds a B.S. in computer science from the University of California at Santa Cruz.

   Craig A. McGannon has served as our divisional president, Venture Employer Services since September 1998. From March 1998 to September 1998, Mr. McGannon served as our vice president, sales. Mr. McGannon joined us in October 1997 as regional manager in the Raleigh/Durham office. From October 1996 to October 1997, Mr. McGannon was the chief executive officer of ESG, an information technology staffing company and, from February 1995 to October 1996, Mr. McGannon was the risk manager of The Byrnes Group, a staffing and human resource outsourcing company. Mr. McGannon also served as managing partner of North American Claims Management, L.L.P., a U.K.-based reinsurance/legal consulting firm from January 1992 to September 1999. Mr. McGannon holds a B.A. in American studies from Providence College, a J.D. from Pace University and an M.B.A. summa cum laude in marketing from the University of San Moritz.

   Marie-Jeanne Juilland has served as our vice president, marketing since February 2000. From November 1999 to January 2000, Ms. Juilland served as our interim vice president, marketing. In 1993, Ms. Juilland founded and then, through January 2000, managed, the Juilland Group, a strategic marketing organization that specialized in serving fast-growth technology companies. From 1991 to 1993, Ms. Juilland served as communications manager for Robert Half International, a staffing and outsourced human resource company. From 1986 to 1991, Ms. Juilland served as west coast bureau chief for Venture magazine. Ms. Juilland holds a B.A. in political science from Stanford University.

   Lyle E. DeWitt has served as our vice president, finance and operations since September 1999. From June 1994 to September 1999, Mr. DeWitt served as our controller. From April 1990 to June 1994, Mr. DeWitt was in public accounting at Armanino, McKenna, LLP, a public accounting firm. Mr. DeWitt holds a B.S. in business administration from the University of California, Berkeley and is a certified public accountant.

   Anthony F. Zuanich has served as our vice president, sales since April 1999. From October 1997 to April 1999, Mr. Zuanich served as our director of sales for the east coast. Mr. Zuanich joined us in December 1995 as a district sales manager. From June 1992 to November 1995, Mr. Zuanich was regional sales manager for ADP, a payroll processing outsourcing company. Mr. Zuanich holds a B.A. in marketing from New Mexico State University.

   James P. Hanson has served as our director since November 1990. Since 1987, Mr. Hanson has been president of James P. Hanson Accountancy Corporation, a provider of financial services to small businesses and individuals. Mr. Hanson holds a B.S. magna cum laude in accounting from California State University, Fresno and is a certified public accountant and registered investment advisor.

   H. Lynn Hazlett has served as our director since February 1998. From February 1997 to December 1998, Dr. Hazlett served as chief executive officer and president of QRS Corporation, a publicly traded, e-commerce solutions provider. From 1995 until February 1997, Dr. Hazlett served as a consultant to QRS. From January 1994 to February 1997, Dr. Hazlett owned and operated Supply Chain Associates, a retail supply chain consultancy firm. From 1989 to January 1995, Dr. Hazlett served as vice president, business systems at VF Corporation, a global apparel manufacturer. Dr. Hazlett holds a B.S. in industrial management from the Georgia Institute of Technology, an M.B.A. in financial management and a D.B.A. from George Washington University.

   Anthony V. Martin has served as our director since July 1995 as a result of his position from 1992 to the present time as Chairman with Select Appointments (Holdings) Ltd., a wholly owned subsidiary of Vedior NV, a beneficial stockholder of TriNet, and Select's right to nominate a director under our amended and restated certificate of incorporation, which right will terminate upon the conversion of TriNet's preferred stock into common stock upon completion of this offering. From December 1999 to August 2000, Mr. Martin was also vice-chairman of the board of Vedior NV, a Netherlands based staffing and outsourced human resource company. Since August 2000, Mr. Martin has been chairman of the board of Vedior NV. From 1985 to 1992, Mr. Martin held various executive positions with Adia S.A. (now Adecco S.A.), a Swiss-based recruitment company, most recently as director of its European division. Mr. Martin holds certificates of education from the combined boards of Oxford and Cambridge Universities and a postgraduate degree from the University of Southern California, Los Angeles.

   T. Joe Willey has served as our director since June 1994. From 1991 to 1994, Dr. Willey founded and then served as the chief executive officer of Staffing Services, Inc., an employer support services group. In June 1986, Dr. Willey founded and currently serves as the president of The Aegis Group, a software consulting and business development organization for the human resource outsourcing industry. Dr. Willey holds a B.S. and an M.A. in biology from Walla Walla College and a Ph.D. from the University of California, Berkeley.

Board Composition

   Upon the completion of this offering, we will have six authorized directors. In accordance with the terms of our certificate of incorporation and bylaws, each of which will become effective upon the completion of this offering, the board of directors will be divided into three classes, Class I, Class II and Class III, with each class serving staggered terms. Upon the completion of this offering, the members of the classes will be divided as follows:

 . Messrs. Babinec and Martin will be designated as Class I directors whose initial term will expire at the annual meeting of stockholders to be held in 2001;

 . Messrs. Devlin and Hazlett will be designated as Class II directors whose initial term will expire at the annual meeting of stockholders to be held in 2002; and

 . Messrs. Hanson and Willey will be designated as Class III directors whose initial term will expire at the annual meeting of stockholders to be held in 2003.

   At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following the election or special meeting held in lieu thereof. At least three of our directors must be independent of our management.

Board Committees

   The audit committee of the board of directors consists of Messrs. Hanson, Hazlett and Willey. The audit committee assists the board in fulfilling its financial and accounting oversight responsibilities by reviewing the financial information that will be provided to stockholders and others, the systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the board have established, and our auditing, accounting and financial reporting processes generally. All members of the audit committee must be independent of our management.

   The compensation committee of the board of directors consists of Messrs. Hanson and Hazlett. The compensation committee makes recommendations to the board of directors concerning salaries and incentive compensation for our officers and employees and administers our employee benefit plans. At least two members of the compensation committee must be independent of our management.

   The nominating committee of the board of directors consists of Messrs. Babinec and Martin. The nominating committee makes recommendations to the board of directors regarding persons to be nominated for election to the board of directors. At least one member of the nominating committee must be independent of our management.

Director Compensation

   Non-employee directors, except Anthony V. Martin, receive $5,000 in annual compensation and are reimbursed for their reasonable expenses in attending board meetings. All directors are eligible to participate in our 2000 Equity Incentive Plan and employee directors will be eligible to participate in our 2000 Employee Stock Purchase Plan. Upon completion of this offering, each current and future non-employee director will automatically be granted options to purchase 2,500 shares of common stock, except for James P. Hanson and T. Joe Willey, each of whom will be granted options to purchase 3,000 shares of common stock. Following each annual meeting of our stockholders, each non-employee director will be granted an option to purchase 1,500 shares of common stock on that day. All grants will vest immediately upon the date of grant.

   In January 1999, Messrs. Hanson, Hazlett and Willey were each granted an option to purchase 463 shares of common stock at a price of $7.22 per share. In May 1999, Messrs. Hanson, Hazlett and Willey were each granted an option to purchase 463 shares of common stock at a price of $7.22 per share. In June 1999, Messrs. Hanson, Hazlett and Willey were each granted an option to purchase 368 shares of common stock at a price of $9.03 per share. In September 1999, Messrs. Hanson, Hazlett and Willey were each granted an option to purchase 368 shares of common stock at a price of $9.03 per share. All grants vested immediately upon the date of grant.

Compensation Committee Interlocks and Insider Participation

   None of the members of the compensation committee of the board of directors has at any time been one of our officers or employees. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee. The compensation committee of the board of directors was formed in 1998, and currently consists of Messrs. Hanson and Hazlett. Prior to the formation of the compensation committee, compensation decisions were made and approved by our board of directors.

Executive Compensation

   The following table presents the compensation earned by our chief executive officer and our other four most highly compensated executive officers whose salary and bonus for the year ended December 31, 1999 were in excess of $100,000, referred to as the named executive officers. In accordance with the rules of the Securities and Exchange Commission, the compensation described in this table does not include medical, group life insurance or other benefits received by the named executive officers that are available generally to all our salaried employees and certain perquisites and other personal benefits received by the named executive officers, which do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus contained in the table.

                           Summary Compensation Table


                                               Annual          Long-Term
                                          Compensation for Compensation Awards
                                          Fiscal Year 1999 -------------------
                                          ----------------     Securities
Name and Principal Position                Salary   Bonus  Underlying Options
---------------------------               -------- ------- -------------------
Martin Babinec........................... $155,718 $25,000           --
 President, Chief Executive Officer and
 Chairman of the Board
Douglas P. Devlin........................  150,024  25,000       15,000
 Chief Financial Officer, Secretary,
 Treasurer and Director
Gregory L. Hammond.......................  143,588  39,525       25,000
 Vice President and General Counsel
Craig A. McGannon........................  149,790  57,575       25,000
 Divisional President, Venture Employer
 Services
John K. Younger(1).......................  122,283  80,328       94,211

--------
(1) Resigned position as Divisional President, Venture Talent effective October 4, 2000. See "Relationships with Third Parties and Related Transactions-- Investments."

Option Grants in 1999

   The following table presents each grant of stock options made to each of the named executive officers during the year ended December 31, 1999. These options vest ratably over four years commencing on the first anniversary of the date of grant. The exercise price per share of each option was below the fair market value of the common stock on the date of grant as determined for accounting purposes. In the year ended December 31, 1999, we granted to our employees options to purchase a total of 261,286 shares of our common stock. Subsequent to December 31, 1999, Greg L. Hammond received stock options to purchase 12,000 shares, Craig A. McGannon received stock options to purchase 12,000 shares and John K. Younger received stock options to purchase 8,000 shares.

   Potential realizable value is calculated assuming that the stock price on the date of grant appreciates at the indicated rate compounded annually until the option is exercised and sold on the last day of its term for the appreciated stock price. The 0%, 5% and 10% assumed rates of appreciation are required by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future common stock price.

                             Option Grants in 1999

                                       Individual Grants
                         ---------------------------------------------   Fair
                         Number of    % of Total                        Market   Potential Realizable Value at Assumed
                         Securities    Options     Exercise            Value Per      Annual Rates of Stock Price
                         Underlying   Granted to   or Base             Share on       Appreciation for Option Term
                          Options     Employees     Price   Expiration  Date of  ---------------------------------------
Name                      Granted   in Fiscal Year  ($/Sh)     Date      Grant        0%           5%          10%
----                     ---------- -------------- -------- ---------- --------- ------------ ------------ -------------
Martin Babinec..........       --          --          --          --       --             --           --           --
Douglas P. Devlin.......   15,000         5.7%      $9.03    06/21/04   $10.40       $ 80,550     $140,227     $212,420
Gregory L. Hammond......   25,000         9.6        9.03    06/21/04    10.40        134,250      233,711      354,034
Craig A. McGannon.......   25,000         9.6        9.03    06/21/04    10.40        134,250      233,711      354,034
John K. Younger.........   84,211        32.2        7.22    01/28/04    10.80        301,475      552,748      856,721
                           10,000         3.8        9.03    06/21/04    10.40         53,700       93,485      141,613

Option Exercises and Year End Option Values

   The following table presents option exercises and the value realized from those exercises during 1999, as well as unexercised options that were held at the end of 1999 by each named executive officer. The value realized represents the aggregate market value of the underlying securities on the exercise date, as determined by the board of directors, minus the aggregate exercise price paid for those shares. Also presented is the value of the in-the-money options, which is based upon a value of $13.00 per share, the assumed initial public offering price, minus the aggregate exercise price payable for those shares.

          Aggregated Option Exercises in 1999 and FY-End Option Values

                                                Number of Securities      Value of Unexercised
                                               Underlying Unexercised     In-the-Money Options
                           Shares               Options at FY-End (#)         at FY-End ($)
                          Acquired    Value   ------------------------- -------------------------
Name                     on Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- -------- ----------- ------------- ----------- -------------
Martin Babinec..........       --         --         --          --             --          --
Douglas P. Devlin.......    6,000    $37,380     27,175      30,125     $  353,275    $308,225
Gregory L. Hammond......    1,100      4,485     11,450      37,500        137,280     249,250
Craig A. McGannon.......       --         --      5,050      40,000         44,234     230,875
John K. Younger.........       --         --    131,562      71,038      1,028,483     431,083

Employment Agreements

   A change of control is generally defined as a merger in which we are not the surviving corporation or after which our stockholders do not own a majority of the stock of the surviving corporation, or the acquisition of 40% or more of our stock or a sale of all or substantially all of our assets.

   In May 1999, we entered into an employment agreement with Martin Babinec to serve as our chief executive officer at a base salary of $155,000 a year with a discretionary bonus of $25,000. In the event of a change of control, if Mr. Babinec is involuntarily terminated without cause or by constructive termination within six months following the change of control, he is entitled to a lump sum payment of $2.0 million. Further, all stock options granted to Mr. Babinec will fully vest and he may compel us to repurchase any stock he owns at the then prevailing market value plus 25%.

   In May 1999, we entered into an employment agreement with Douglas P. Devlin to serve as our chief financial officer at a base salary of $150,000 a year, with a discretionary bonus of $25,000 and up to 15,000 incentive stock options to purchase common stock subject to the vesting schedule, terms and conditions of our 1990 Stock Option Plan. In the event of a change of control, if Mr. Devlin is involuntarily terminated without cause or by constructive termination within six months following the change of control, he is entitled to a lump sum payment of $2.0 million. Further, all stock options granted to Mr. Devlin will fully vest and he may compel us to repurchase any stock he owns at the then prevailing market value plus 25%.

   In May 1999, we entered into an employment agreement with Gregory L. Hammond to serve as our vice president and general counsel at a base salary of $150,000 a year, with a discretionary bonus of $25,000 and up to 25,000 incentive stock options to purchase common stock subject to the vesting schedule, terms and conditions of our 1990 Stock Option Plan. In the event of a change of control, if Mr. Hammond is involuntarily terminated without cause or by constructive termination within six months following the change of control, he is entitled to a lump sum payment of $2.0 million. Further, all stock options granted to Mr. Hammond will fully vest and he may compel us to repurchase any stock he owns at the then prevailing market value plus 25%.

   In May 1999, we entered into an employment agreement with Craig A. McGannon to serve as our divisional president, Venture Employer Services, at a base salary of $150,000 a year, with a discretionary bonus of $25,000 and up to 25,000 incentive stock options to purchase common stock subject to the vesting schedule, terms and conditions of our 1990 Stock Option Plan. In the event of a change of control, if Mr. McGannon is involuntarily terminated without cause or by constructive termination within six months following the change of control, he is entitled to a lump sum payment of $2.0 million. Further, all stock options granted to Mr. McGannon will fully vest and he may compel us to repurchase any stock he owns at the then prevailing market value plus 25%.

   In May 1999, we entered into an employment agreement with Steven H. Carlson to serve as our vice president, information technology, at a base salary of $150,000 a year, with a discretionary bonus of $25,000 and up to 15,000 incentive stock options to purchase common stock subject to the vesting schedule, terms and conditions of our 1990 Stock Option Plan. In the event of a change in control, if Mr. Carlson is involuntarily terminated without cause or by constructive termination within six months following the change of control, he is entitled to a lump sum payment of $2.0 million. Further, all stock options granted to Mr. Carlson will fully vest and he may compel us to repurchase any stock he owns at the then prevailing market value plus 25%.

Stock Option Plans

2000 Equity Incentive Plan

   Our board of directors adopted the 2000 Equity Incentive Plan and will seek stockholder approval prior to the effective date of this offering. The 2000 Equity Incentive Plan is intended to replace and supersede our 1990 Stock Option Plan.

   Share Reserve. We have reserved a total of 700,000 shares of our common stock for issuance under the incentive plan. On each January 1, starting with January 1, 2001 and continuing through and including January 1, 2009, the share reserve automatically will be increased by a number of shares equal to the least of:

 .  4% of our then outstanding shares of common stock;

 .  400,000 shares; or

 .  a lesser number determined by our board.

   If the recipient of a stock award does not purchase the shares subject to such stock award before the stock award expires or otherwise terminates, the shares that are not purchased will again become available for issuance under the incentive plan.

   Administration. The board will administer the incentive plan unless it delegates administration to a committee. The board will have the authority to construe, interpret and amend the incentive plan. The board also will have the authority to determine the recipients of stock awards under the incentive plan and the terms of such stock awards, including the number of shares subject to the stock awards, the vesting and/or exercisability schedule applicable to the stock awards and the exercise price of the stock awards.

   Eligibility and Types of Stock Awards. The board may grant incentive stock options that qualify under Section 422 of the Internal Revenue Code to our employees and to the employees of our affiliates. The board also may grant nonstatutory stock options, stock bonuses and restricted stock purchase awards to our employees, directors and consultants as well as to the employees, directors and consultants of our affiliates.

   Option Terms. The board may grant incentive stock options with an exercise price of 100% or more of the fair market value of a share of our common stock on the grant date and nonstatutory stock options with an exercise price as low as 85% of the fair market value of a share on the grant date. Incentive stock options granted to persons who, at the time of the grant, own or are deemed to own stock possessing more than 10% of our total combined voting power or the total combined voting power of one of our affiliates must have an exercise price of at least 110% of the fair market value of the stock on the grant date and a term of five or fewer years. For other options, the maximum term is 10 years. Generally, fair market value means the closing sales price (rounded up where necessary to the nearest whole cent) for such shares (or the closing bid, if no sales were reported) as quoted on the Nasdaq National Market on the trading day prior to the relevant determination date, as reported in The Wall Street Journal.

   Automatic Grants. Upon the completion of this offering, each non-employee director will automatically be granted an option to purchase 2,500 shares of common stock. Any individual who becomes a non-employee director after this offering will automatically receive this initial grant upon being elected to the board of directors. Any person who is a non-employee director on the day following each annual meeting of our stockholders will be granted an additional option to purchase 1,500 shares of common stock on that day. Any director who has not served as a non-employee director for the entire period since the preceding annual meeting of stockholders will have his or her automatic additional grant for that year reduced pro rata for each full quarter prior to the date of grant during which that person did not serve as a non-employee director.

   Vesting. Each non-employee director option will vest immediately on the date on which it is granted. No employee may receive incentive stock options that exceed the $100,000 per year fair market value limitation set forth in Section 422(d) of the Internal Revenue Code. To determine whether the $100,000 per year limitation has been exceeded, we will calculate the fair market value of the aggregate number of shares under all incentive stock options granted to an employee that will become exercisable for the first time during a calendar year. Under the incentive plan, options covering stock in excess of the $100,000 limitation will be automatically converted into nonstatutory stock options.

   The board may provide for exercise periods of any length following an optionholder's termination of service in individual options. Generally, options will provide that they terminate three months after the optionholder's service to us and our affiliates terminates. In the case of an optionholder's disability or death, the exercise period generally is extended to 12 months or 18 months, respectively.

   The board may provide for the transferability of nonstatutory stock options but not incentive stock options. However, the optionholder may designate a beneficiary to exercise either type of option following the optionholder's death. If the optionholder does not designate a beneficiary, the optionholder's rights will pass to his or her heirs by will or the laws of descent and distribution.

   Section 162(m) of the Internal Revenue Code denies a deduction to publicly-held corporations for compensation paid to the corporation's chief executive officer and its four highest compensated officers in a taxable year to the extent that the compensation for each such officer exceeds $1,000,000. In order to qualify options granted under the incentive plan for an exemption for performance based compensation provided under Section 162(m), no employee may be granted options under the incentive plan covering an aggregate of more than 230,000 shares in any calendar year.

   Terms of Other Stock Awards. The board will determine the purchase price of other stock awards, which may not be less than 85% of the fair market value of our common stock on the grant date. However, the board may award stock bonuses in consideration of past services without a cash purchase price. Shares that we sell or award under the incentive plan may, but need not be, restricted and subject to a repurchase option in our favor in accordance with a vesting schedule that the board determines. The board, however, may accelerate the vesting of such stock awards.

   Corporate Transactions. Transactions not involving our receipt of consideration, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of shares subject to the equity incentive plan and to outstanding stock awards. Following such a transaction, the board will appropriately adjust the incentive plan (including the 162(m) limitation) as to the class and the maximum number of shares subject to the incentive plan. It also will adjust outstanding stock awards as to the class, number of shares and price per share applicable to such awards.

   If we dissolve or liquidate, then outstanding stock awards will terminate immediately prior to such event. Upon certain change in control transactions, the surviving corporation may assume all outstanding stock awards under the incentive plan or substitute other awards therefor. If the surviving corporation does not so assume or substitute, then the vesting and exercisability of all stock awards held by persons who are then providing services to us will accelerate, and all stock awards outstanding under the incentive plan will terminate immediately prior to the occurrence of the change in control.

   Plan Termination. The incentive plan will terminate in 2010 unless the board terminates it sooner.

1990 Stock Option Plan

   Our stock option plan will terminate as of the effective date of this offering. The termination of the stock option plan will have no effect on the options that have been granted thereunder. However, following the termination of the stock option plan, no new stock options may be granted under it.

   Corporate Transactions. Transactions not involving our receipt of consideration, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of shares subject to the stock option plan and to outstanding options. Following such a transaction, the board will appropriately adjust the stock option plan as to the class and the maximum number of shares subject to the stock option plan. It also will adjust outstanding options as to the class, number of shares and price per share applicable to such options.

   If we dissolve, then outstanding stock options will terminate prior to such dissolution. In the event of a merger or consolidation as a result of which our shares are converted into securities of another company or into other property, then the outstanding stock options will be treated differently. In such situations, the board may determine that the outstanding stock options will be assumed by a surviving corporation and thereafter pertain to the stock or other property of the surviving corporation. Alternatively, the board may determine that the vesting and exercisability of the outstanding options shall accelerate and such options shall terminate if not exercised prior to the effective date of the merger or consolidation.

   Stock Options Granted. As of June 30, 2000, we had issued 331,328 shares upon the exercise of options under the stock option plan and options to purchase 843,930 shares at a weighted average exercise price of $11.70 were outstanding.

2000 Employee Stock Purchase Plan

   Our board adopted the 2000 Employee Stock Purchase Plan and will seek stockholder approval prior to the effective date of the offering.

   Share Reserve. We will authorize the issuance of 200,000 shares of our common stock pursuant to purchase rights granted to eligible employees under the purchase plan. On each January 1, starting with January 1, 2001 and continuing through and including January 1, 2009, the share reserve will automatically be increased by a number of shares equal to the least of:

 .  1.5% of our then outstanding shares of common stock;

 .  150,000 shares; or

 .  a lesser number determined by our board.

   Eligibility. The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. The purchase plan provides a means by which eligible employees may purchase our common stock through payroll deductions. We will implement the purchase plan by offerings of purchase rights to eligible employees. Generally, all of our full-time employees and full-time employees of our affiliates incorporated in the United States may participate in offerings under the purchase plan. However, no employee may participate in the purchase plan if, immediately after we grant the employee a purchase right, the employee has voting power over 5% or more of our outstanding capital stock.

   General Terms of the Plan. Under the purchase plan, the board may specify offerings of up to 27 months. Unless the board otherwise determines, common stock will be purchased for accounts of participating employees at a price per share equal to the lower of:

 .  85% of the fair market value of a share on the first day of the offering; or

 .  85% of the fair market value of a share on the purchase date.

   For the first offering, which will begin on the effective date of this initial public offering, we will offer shares registered on a Form S-8 registration statement. The fair market value of the shares on the first date of this initial public offering will be the price per share at which our shares are first sold to the public as specified in the final prospectus with respect to this initial public offering. Otherwise, fair market value generally means the closing sales price (rounded up where necessary to the nearest whole cent) for such shares (or the closing bid, if no sales were reported) as quoted on the Nasdaq National Market on the trading day prior to the relevant determination date, as reported in The Wall Street Journal.

   The board may provide that employees who become eligible to participate after the offering period begins nevertheless may enroll in the offering. These employees will purchase our stock at the lower of 85% of the fair market value of a share on the day they began participating in the purchase plan or 85% of the fair market value of a share on the purchase date.

   If authorized by the board, participating employees may authorize payroll deductions of up to 15% of their base compensation for the purchase of stock under the purchase plan. Generally employees may end their participation in the offering at any time before a purchase period ends. Their participation ends automatically on termination of their employment or loss of full-time status.

   The board may grant eligible employees purchase rights under the purchase plan only if the purchase rights, together with any other purchase rights granted under other employee stock purchase plans established by us or by our affiliates, if any, do not permit the employee's rights to purchase our stock to accrue at a rate that exceeds $25,000 of fair market value of our stock for each calendar year in which the purchase rights are outstanding.

   Corporate Transactions. Upon a change in control, a surviving corporation may assume outstanding purchase rights or substitute other purchase rights therefor. If the surviving corporation does not assume or substitute the purchase rights, the offering period will be shortened and our stock will be purchased for the participants immediately before the change in control.

   Description of 401(k) Plan. We maintain a retirement and deferred savings plan for our U.S. employees. The retirement and deferred savings plan is intended to qualify as a tax-qualified plan under Section 401 of the Internal Revenue Code. The retirement and deferred savings plan provides that each participant may contribute up to 25% of his or her pre-tax compensation (up to a statutory limit, which is $10,500 in calendar year 2000). Under the plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan's trustee. The retirement and deferred savings plan also permits us to make discretionary contributions and matching contributions, subject to established limits and a vesting schedule. To date, we have not made any discretionary contributions or matching contributions to the retirement and deferred savings plan on behalf of participating employees.

           RELATIONSHIPS WITH THIRD PARTIES AND RELATED TRANSACTIONS

   Other than the transactions described below and in the "Management-- Employment Agreements" section, since January 1, 1997 there has not been nor is there currently proposed any transaction or series of similar transaction to which we were or will be a party:

 .  in which the amount involved exceeded or will exceed $60,000; and

 . in which any director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Preferred Stock Financings

   From February 1997 to January 1998, we issued and sold an additional 25,000 shares of Series E preferred stock for proceeds of approximately $1.0 million to Select Appointments North America Inc., or Select. Anthony Martin, one of our directors, is chairman of the board of Select. In December 1997, Select converted 62,500 shares of Series E preferred stock into 2,678,773 shares of common stock. The remaining 12,500 shares of Series E preferred stock are currently convertible into 542,304 shares of common stock, valued at $7.0 million, based on an assumed initial public offering price of $13.00, at the election of Select at any time or, in any event, upon the completion of this offering. Select currently holds 3,396,029 shares of common stock and 12,500 shares of Series E preferred stock.

   In consideration for Select's agreement in December 1997 to convert its shares of Series E preferred stock into common stock, we entered into a letter agreement with Select dated December 30, 1997 pursuant to which we agreed to issue to Select one share of common stock for each additional security we issued, subject to certain conditions. On February 24, 2000, we and Select agreed to terminate this letter agreement and on February 29, 2000, we issued to Select an aggregate of 217,256 shares of common stock, valued at $2.8 million, based on an assumed initial offering price of $13.00, in full satisfaction of our obligations to Select under the letter agreement.

   On March 2, 2000, we issued and sold an aggregate of 150,263 shares of Series F preferred stock for proceeds of approximately $4.0 million to Bessemer. The shares of Series F preferred stock are convertible into 150,263 shares of common stock. In consideration for Bessemer's agreement to voluntarily convert its Series F preferred stock into common stock upon the closing of our initial public offering, or IPO, which conversion would occur automatically only upon an offering at a per share price of at least $26.62, and to thereby relinquish ongoing antidilution protection, we signed an agreement with Bessemer in October 2000 that requires us to issue to Bessemer on the closing date of our IPO that number of shares of common stock equal to $4.0 million divided by the initial public offering price, minus 150,263. For example, assuming an initial public offering price of $13.00 per share, we would issue to Bessemer 157,429 shares of common stock in addition to the 150,263 shares issued in the conversion.

   In June 2000, we issued a promissory note for up to $2 million to Select. The terms of the note provided for draw downs in increments of $500,000 until the earlier of (i) the closing of our initial public offering or (ii) September 30, 2000 for a fee of 3% for the first draw down, 3.5% for the second draw down, 4% for the third draw down and 4.5% for the fourth draw down. In June 2000, we borrowed the full amount of the promissory note. Interest on any outstanding principal from the applicable drawn down date accrues at the rate that is the lesser of (i) the maximum rate permitted by law or (ii) 2% over the prime rate as published by Fleet Bank, Boston until October 31, 2000 and 5% over the prime rate as published by Fleet Bank, Boston after October 31, 2000. The principal and any accrued and unpaid interest on the loan is due and payable on the earlier of
(i) the closing of our initial public offering or (ii) December 31, 2001. Select is the beneficial owner of more than 5% of our common stock. In addition, Anthony Martin, one of our directors, is chairman of the board of Select.

Investments

   On August 18, 2000, we entered into an agreement with Accolo, Inc., a software and online services company for the recruitment industry founded by John K. Younger, our former Divisional President of Venture Talent, pursuant to which we agreed to meet the payroll obligations of Accolo, not to exceed an aggregate payment of $250,000, in exchange for shares of Series A Preferred Stock priced at $1.00 per share. Through September 30, 2000, we paid $107,000 in payroll obligations for which we will receive 107,000 shares of Series A Preferred Stock, or 1.8% of the outstanding capital stock of the company. In addition, we will receive Accolo software at no cost for an initial one year term beginning on the date Accolo receives its first paying client, provided that we do not compete with Accolo. At the end of the initial year, the term is renewable at a price to be negotiated. Accolo has also agreed to give us an amount equal to 5% of revenues generated by clients that we have referred to the company. Select has also invested $250,000 in Accolo in exchange for 250,000 shares of Series A Preferred Stock of Accolo, representing 4.2% of the total outstanding capital stock of the company.

Amended and Restated Investor's Rights Agreement

   We and Select have entered into an amended and restated investor's rights agreement, dated as of March 2, 2000, by and among TriNet, Select and Bessemer pursuant to which Select and the other preferred stockholders will have registration rights with respect to their shares of common stock following this offering. Upon the completion of this offering, all shares of our outstanding preferred stock will be automatically converted into common stock. See "Description of Capital Stock--Registration Rights of Stockholders" for a description of the terms of this rights agreement.

Employment Agreements

   We have entered into employment agreements with Martin Babinec, Douglas P. Devlin, Gregory L. Hammond and Craig A. McGannon. See "Management--Employment Agreements."

                       PRINCIPAL AND SELLING STOCKHOLDERS

   The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of September 15, 2000 by:

 . each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

 .  each of our directors;

 .  the named executive officers;

 .  all executive officers and directors as a group; and

 .  the selling stockholder.

   Beneficial ownership is determined under the rules of the Securities and Exchange Commission. All options exercisable within 60 days of September 15, 2000 are reported as currently exercisable. The shares issuable under these options are treated as if outstanding for computing the percentage ownership of the person holding these options but are not treated as if outstanding for the purposes of computing the percentage ownership of any other person. Percentage ownership is based on 7,540,537 shares of common stock outstanding as of September 15, 2000, assuming the conversion of all outstanding shares of preferred stock into common stock and the additional issuance, before and not part of this offering, of an estimated 157,429 shares of common stock to Bessemer and 10,640,537 shares of common stock outstanding immediately following the completion of this offering. In consideration for Bessemer's agreement to voluntarily convert its Series F preferred stock into common stock upon the closing of this offering, which conversion would occur automatically only upon an offering at a per share price of at least $26.62, and to thereby relinquish its ongoing antidilution protection, we agreed to issue to Bessemer that number of shares of common stock equal to the difference between the number of shares of common stock its Series F preferred stock will convert into and the number of shares of common stock Bessemer would have received upon conversion had it purchased its Series F preferred stock at the offering price.

   Except as otherwise indicated, the stockholders listed in the tables have sole voting and investment powers over the common stock owned by them, subject to community property laws where applicable. Unless otherwise specified, the address of each of the individuals or entities named below is: c/o TriNet Group, Inc., 101 Callan Avenue, San Leandro, California 94577.

                                       Shares                      Shares
                                    Beneficially                Beneficially
                                  Owned Before the   Number    Owned After the
                                      Offering      of Shares     Offering
                                  -----------------   Being   -----------------
                                   Number   Percent  Offered   Number   Percent
                                  --------- ------- --------- --------- -------
5% Stockholders
Select Appointments North
 America Inc.(1)................  3,938,333  52.2%   800,000  3,138,333  29.5%
 60 Harvard Mill Square
 Wakefield, MA 01880

Executive Officers and Directors
Martin Babinec(2)...............  1,978,500  26.2%        --  1,978,500  18.6%
Douglas P. Devlin(3)............    336,722   4.4         --    336,722   3.2
Gregory L. Hammond(4)...........     25,050     *         --     25,050     *
Steven H. Carlson(5)............    117,228   1.5         --    117,228   1.1
Craig A. McGannon(6)............     16,300     *         --     16,300     *
John K. Younger(7)..............    211,292   2.8         --    211,292   2.0
James P. Hanson(8)..............    212,294   2.8         --    212,294   2.0
H. Lynn Hazlett.................      3,120     *         --      3,120     *
Anthony V. Martin(9)............  3,938,333  52.2    800,000  3,138,333  29.5
T. Joe Willey(10)...............     15,444     *         --     15,444     *

Directors and executive officers
 as a group (10 persons)(11)....  6,854,283  87.6%   800,000  6,054,283  55.4%

--------
   * Represents beneficial ownership at less than 1% of the outstanding shares of our common stock.
 (1) Includes 44,110 shares held by Ogier Trustee Limited, a fund established for the benefit of employees of Select Appointments (Holdings) Ltd., the parent company of Select Appointments North America Inc., or Select, and administered by a trustee. Select Appointments (Holdings) Ltd. is a wholly owned subsidiary of Vedior NV, a publicly traded company in the Netherlands. Anthony V. Martin, one of our directors, is chairman of the board of Select Appointments (Holdings) Ltd. and chairman of the board of Vedior NV. By virtue of his board positions, as described above, Mr. Martin may be deemed to possess indirect beneficial ownership of the common stock held by Select and Ogier Trustee Limited. Mr. Martin disclaims beneficial ownership of these shares within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934.
 (2) Shares are held by Martin and Krista Babinec, Trustees of the Babinec Family Trust dated 7/16/95. In February 2000, Messrs. Babinec and Devlin signed an agreement with Select, or the Select Agreement, that obligates them, in the event of any anti-dilution adjustment to Bessemer by us, to transfer to Select that number of shares of our common stock held by them equal to the anti-dilution adjustment, with 87.0% transferred by Mr. Babinec and 13.0% transferred by Mr. Devlin. Assuming an initial public offering price of $13.00 per share, we would issue to Bessemer 157,429 shares of common stock and Mr. Babinec would transfer to Select 136,963 shares of common stock on the closing date of our initial public offering, which transfer would reduce his beneficial ownership after completion of this offering to 1,841,537 shares of common stock, or 17.3%.
 (3) Includes 36,800 shares issuable upon exercise of options exercisable within 60 days of September 15, 2000. Assuming an initial public offering price of $13.00 per share, we would issue to Bessemer 157,429 shares of common stock and the Select Agreement would obligate Mr. Devlin to transfer to Select 20,466 shares of common stock on the closing date of our initial public offering, which transfer would reduce his beneficial ownership after completion of this offering to 316,256 shares of common stock, or 3.0%.
 (4) Includes 23,950 shares issuable upon exercise of options exercisable within 60 days of September 15, 2000.
 (5) Includes 82,228 shares issuable upon exercise of options exercisable within 60 days of September 15, 2000.
 (6) Includes 13,669 shares issuable upon exercise of options exercisable within 60 days of September 15, 2000.
 (7) Includes 126,317 shares issuable upon exercise of options exercisable within 60 days of September 15, 2000. Mr. Younger resigned his position as Divisional President, Venture Talent effective October 4, 2000. See "Relationships with Third Parties and Related Transactions--Investments."
 (8) Includes 193,844 shares held by James P. and Kristy L. Hanson, husband and wife as community property and 18,450 shares held by James P. and Kristy
     L. Hanson Accountancy Corporation Profit Sharing Plan #1.
 (9) Includes 3,894,223 shares held by Select and 44,110 shares held by Ogier Trustee Limited, a fund established for the benefit of Select Appointments (Holdings) Ltd. employees and administered by a trustee. Select Appointments (Holdings) Ltd. is a wholly owned subsidiary of Vedior NV, a publicly traded company in the Netherlands. Anthony V. Martin, one of our directors, is chairman of the board of Select Appointments (Holdings) Ltd. and chairman of the board of Vedior NV, a publicly traded company in the Netherlands. By virtue of his board positions, as described above, Mr. Martin may be deemed to possess indirect beneficial ownership of the common stock held by Select and Ogier Trustee Limited. Mr. Martin disclaims beneficial ownership of these shares within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934.
(10) Includes 113 shares issuable upon exercise of options exercisable within 60 days of September 15, 2000.
(11) See footnotes (2) through (11) above, as applicable.

                          DESCRIPTION OF CAPITAL STOCK

   The following description of our capital stock and material provisions of our certificate of incorporation and bylaws, which will become effective upon the completion of this offering, is a summary only and is qualified in its entirety by the complete provisions of the certificate of incorporation and bylaws, which have been filed as exhibits to the registration statement, of which this prospectus is a part.

   Upon completion of this offering and the filing of our amended and restated certificate of incorporation, our authorized capital stock will consist of 100,000,000 shares of common stock, $0.0001 par value, and 5,000,000 shares of preferred stock, $0.0001 par value.

Common Stock

   As of September 15, 2000, there were 7,540,537 shares of common stock outstanding that were held of record by approximately 65 stockholders after giving effect to the conversion of our preferred stock into common stock and the additional issuance, before and not part of this offering, of an estimated 157,429 shares of common stock to Bessemer. In consideration for Bessemer's agreement to voluntarily convert its Series F preferred stock into common stock upon the closing of this offering, which conversion would occur automatically only upon an offering at a per share price of at least $26.62, and to thereby relinquish its ongoing antidilution protection, we agreed to issue to Bessemer that number of shares of common stock equal to the difference between the number of shares of common stock its Series F preferred stock will convert into and the number of shares of common stock Bessemer would have received upon conversion had it purchased its Series F preferred stock at the offering price. There will be 10,640,537 shares of common stock outstanding (assuming no exercise of the outstanding options) after giving effect to the sale of the shares of common stock offered by this prospectus.

   Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the board of directors may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Holders of common stock are not entitled to cumulative voting rights with respect to the election of directors and, as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Upon a liquidation, dissolution or winding-up of TriNet, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

Preferred Stock

   Upon the closing of this offering, the board of directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). The board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of TriNet and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock.

Registration Rights of Stockholders

   Upon the earlier of July 30, 2001 or 12 months after this offering holders of an aggregate of 307,692 shares of our common stock at an assumed initial public offering price of $13.00 per share, and beginning 180 days after this offering holders of an aggregate of 3,938,333 shares of our common stock, will be entitled to register these shares under the Securities Act. These rights are provided under the amended and restated investor's rights agreement by and among us, Select Appointments North America Inc. and Bessemer dated March 2, 2000. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of others, the holders of these shares are entitled to notice of the registration and are entitled to include, at our expense, their shares of common stock in the registration and any related underwriting, provided, among other conditions, that the underwriters may limit the number of shares to be included in the registration and in some cases, including this offering, exclude these shares entirely. In addition, the holders of these shares may require us at our expense to register their shares on Form S-3 when this form becomes available.

Anti-Takeover Provisions of Delaware Law and Charter Provisions

   We are subject to Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

 . prior to that date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

 . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and by employee stock plans in which shares held subject to the plan will be tendered in a tender or exchange offer; or

 . on or subsequent to that date, the business combination is approved by the board of directors and is authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

   Section 203 defines "business combination" to include:

 . any merger or consolidation involving the corporation and the interested stockholder;

 . any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

 . subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

 . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

   In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

   A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate or incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. We have not "opted out" of the provisions of the Section 203. The statute could prohibit or delay mergers or other takeover or change-in-control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Charter Provisions

   Our certificate of incorporation requires that upon completion of this public offering, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Additionally, our certificate of incorporation:

 .  eliminates cumulative voting in the election of directors;

 . provides that the authorized number of directors may be changed only by resolution of our board of directors; and

 . authorizes our board of directors to issue blank check preferred stock to increase the amount of outstanding shares.

   Our bylaws provide that candidates for director may be nominated only by our board of directors or by a stockholder who gives written notice to us no later than 60 days prior nor earlier than 90 days prior to the first anniversary of the last annual meeting of stockholders. Our board of directors currently consists of six members divided into three classes with staggered terms. Our board of directors may appoint new directors to fill vacancies or newly created directorships. Our bylaws also limit who may call a special meeting of stockholders.

   Delaware law and these charter provisions may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the market price of our common stock.

Limitation of Liability and Indemnification

   Our certificate of incorporation, which will become effective upon the closing of this offering, contains provisions permitted under Delaware law relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving wrongful acts, such as:

 .  any breach of the director's duty of loyalty;

 . acts or omissions which involve a lack of good faith, intentional misconduct or a knowing violation of the law;

 . payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law; or

 . any transaction from which the director derives an improper personal benefit.

   These provisions do not limit or eliminate our rights or any stockholder's rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws.

   Our bylaws, which will become effective upon the closing of this offering, require us to indemnify our directors and executive officers to the fullest extent not prohibited by the Delaware law. We may limit the extent of such indemnification by individual contracts with our directors and executive officers. Further, we may decline to indemnify any director or executive officer in connection with any proceeding initiated by such person or any proceeding by such person against us or our directors, officers, employees or other agents, unless indemnification is expressly required to be made by law or the proceeding was authorized by our board of directors.

   We intend to enter into indemnity agreements with each of our current directors and certain of our executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

   We have the power to indemnify our other officers, employees and other agents, as permitted by Delaware law, but we are not required to do so.

   We plan to obtain directors' and officers' liability insurance.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is Wells Fargo Bank Minnesota N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no market for our common stock, and a significant public market for our common stock may not develop or be sustained after this offering. As described below, none of the shares currently outstanding will be available for sale immediately after this offering due to certain contractual and securities law restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

   Upon completion of this offering, we will have outstanding 10,640,537 shares of common stock. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. In general, affiliates include officers, directors or 10% stockholders. The remaining 6,740,537 shares outstanding are "restricted securities" within the meaning of Rule 144. These restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of the restricted securities in the public market, or the availability of these shares for sale, could adversely affect the market price of our common stock.

   All of our directors and officers and a majority of our stockholders and option holders have entered into lock-up agreements in connection with this offering generally providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 180 days after the date of this prospectus without the prior written consent of Robert W. Baird & Co. Incorporated.

   Taking into account these lock-up agreements, and assuming Robert W. Baird & Co. Incorporated does not release stockholders from their agreements, the following shares will be eligible for sale in the public market at the following times:

 . 3,900,000 shares sold pursuant to this offering will be eligible for sale upon completion of this offering;

 . 6,583,108 shares will be eligible for sale upon the expiration of lock-up agreements, beginning 180 days after the date of this prospectus; and

 . an estimated 157,429 shares will be eligible for sale beginning 365 days after the date of this prospectus.

   Additionally, of the shares that may be issued upon the exercise of options outstanding as of September 15, 2000, approximately 517,735 shares will be vested and eligible for sale 180 days after completion of this offering.

   In general, under Rule 144 as currently in effect, after expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

 . one percent of the number of shares of common stock then outstanding, which will equal approximately 104,831 shares immediately after this offering; or

 . the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

   Sales under Rule 144 must comply with the requirements with respect to manner of sale, notice and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   Rule 701, as currently in effect, permits our employees, officers and directors or consultants who purchased shares under a written compensatory plan or contract to resell these shares in reliance upon Rule 144 but without compliance with specific restrictions. Commencing 90 days after the date of this offering, Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and permits non-affiliates to sell these shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

Registration Rights

   Upon the earlier of July 30, 2001 or twelve months after this offering the holders of an aggregate of 307,692 shares of our common stock at an assumed initial public offering price of $13.00 per share, and beginning 180 days after this offering holders of an aggregate of 3,938,333 shares of our common stock, will be entitled to rights with respect to the registration of their shares under the Securities Act. Registration of their shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of this registration.

   In addition, we intend to file, immediately after the effectiveness of this offering, a registration statement on Form S-8 under the Securities Act covering all shares of common stock reserved for issuance under our 2000 Equity Incentive Plan and our 2000 Employee Stock Purchase Plan. Shares registered under this registration statement would be available for sale in the open market in the future, providing there is compliance with Rule 144 restrictions, in the case of affiliates, and the contractual restrictions described above.

                                  UNDERWRITING

   The underwriters named below, acting through their representatives, Robert
W. Baird & Co. Incorporated, Jefferies & Company, Inc. and Legg Mason Wood Walker, Incorporated have agreed with us and the majority stockholder of TriNet, Select Appointments North America Inc. subject to conditions in the underwriting agreement, to purchase from us and the selling stockholder the number of shares of common stock listed opposite their names below. The underwriters are committed to purchase and pay for all shares if any are purchased.

                                                                        Number
                              Underwriters                             of Shares
                              ------------                             ---------
   Robert W. Baird & Co. Incorporated.................................
   Jefferies & Company, Inc. .........................................
   Legg Mason Wood Walker, Incorporated...............................
                                                                       ---------
     Total............................................................ 3,900,000
                                                                       =========

   The representatives have advised us and our selling stockholder that the underwriters propose to offer the shares of common stock to the public at the public offering price on the cover page of this prospectus. The underwriters may sell shares to dealers at that price less a concession of not in excess of
$           per share, of which $           may be reallowed to other dealers.
After this offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives, but any reduction will not change the amount of proceeds to be received by us or the selling stockholder. The common stock is offered by the underwriters on the terms discussed in this prospectus, subject to receipt and acceptance by them, and subject to their right to reject any order.

   The underwriters have advised us that they do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

No Public Market

   Before this offering, there has been no public market for our common stock. Consequently, the public offering price for the common stock offered by this prospectus will be determined through negotiations among the representatives and us. We anticipate the material factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential and the present state of our development.

Over-Allotment Option

   We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 585,000 additional shares of common stock solely to cover any over-allotments, at the public offering price less the underwriting discount on the cover page of this prospectus. If the underwriters exercise their over-allotment option to purchase any of the additional 585,000 shares of common stock, they have agreed, subject to specified conditions, to purchase approximately the same percentage of these additional shares as the number of shares to be purchased by each of them bears to the total number of shares of common stock in this offering. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered in this offering are being sold. We will be obligated to sell shares to the underwriters to the extent the over-allotment option is exercised.

   The following table summarizes the compensation we will pay the underwriters:

                                                                 Total
                                                          -------------------
                                                           Without    With
                                                     Per    Over-     Over-
                                                    Share allotment allotment
                                                    ----- --------- ---------
   Underwriting discounts and commissions payable
    by us.......................................... $       $         $

   The underwriting fee will be an amount equal to the offering price per share to the public of the common stock, less the amount paid by the underwriters to us per share of common stock. The underwriters' compensation was determined through arms' length negotiations between us and the representatives.

   We estimate the expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will
be approximately $      .

Indemnity

   The underwriting agreement contains covenants of indemnity among the underwriters, us and the selling stockholder against civil liabilities, including liabilities under the Securities Act.

Lock-Up Agreements

   Holders of 98% of our outstanding stock and all of our officers and directors have signed lock up agreements with the underwriters. Under these agreements, these parties have agreed, during the period of 180 days after the date of this prospectus and subject to various exceptions, not to offer to sell, contract to sell, or transfer any shares of common stock they own or later acquire, other than shares purchased in the public markets. These agreements contain similar terms for options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock. However, Robert W. Baird & Co. Incorporated may, in its sole discretion and at any time without notice, release any portion of the securities subject to lock-up agreements. There are no existing agreements between the representatives and any of our stockholders who have executed a lock-up agreement providing consent to the sale of shares before the expiration of the lock-up period.

   In addition, we have agreed that during the lock-up period we will not, without the prior written consent of Robert W. Baird & Co. Incorporated, consent to the disposition of any shares held by stockholders subject to lock-up agreements before the expiration of the lock-up period, or issue, sell, contract to sell, or dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock. However, the following are examples of exceptions to this agreement:

 .  our sale of shares in this offering;

 . the issuance of our common stock upon the exercise of outstanding options or warrants; and

 . the issuance of options under existing stock option and incentive plans, provided that those options do not vest before the expiration of the lock-up period.

Listing

   Our common stock has been approved for listing on The Nasdaq Stock Market's National Market under the symbol "TRNE."

Stabilization

   The representatives have advised us that, under Regulation M of the Exchange Act, some persons participating in the offering may engage in any of the following transactions:

 . stabilizing bids, which are bids for the purchase of common stock on behalf of the underwriters that are intended to fix or maintain the price of the common stock;

 . syndicate covering transactions, which are bids for the purchase of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering; a short position results when an underwriter sells more shares than it has committed to purchase; and

 . penalty bids, which are arrangements that permit the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by the underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction, and has not been effectively placed by this underwriter or syndicate member.

   These transactions may be effected on the Nasdaq National Market and, if commenced, may be discontinued at any time.

Directed Share Program

   At our request, the underwriters have reserved up to 195,000 shares of common stock to be issued by us and offered for sale, at the initial public offering price, to our directors, officers, employees and business associates. The number of shares of common stock available for sale to the general public will be reduced to the extent that these individuals purchase all or a portion of these reserved shares. Any reserved shares which are not purchased will be offered by the underwriters to the general public on the same terms as the shares of common stock offered in this offering.

                                 LEGAL MATTERS

   The validity of the shares of common stock offered in this prospectus will be passed upon for us by Cooley Godward LLP, San Francisco, California. Legal matters related to the offering will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP, Irvine, California.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 1999, and 1998, and for each of the three years in the period ended December 31, 1999, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act to offer shares of our common stock. This prospectus is only a part of the registration statement and does not contain all of the information included in the registration statement. Further information about us and our common stock can be found in the registration statement. The rules and regulations of the Securities and Exchange Commission allow us to omit various information from the prospectus that is included in the registration statement. Statements made in this prospectus about the contents of any contract, agreement or other documents are summaries. If we filed any of those documents as exhibits to the registration statement, you may read the document itself for a complete description of its terms.

   The registration statement and the related exhibits and schedules filed by us with the Securities and Exchange Commission can be inspected and copies obtained at prescribed rates from the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

   You may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

   The Securities and Exchange Commission also maintains a website that contains reports, proxy and information statements and other information about registrants that file electronically with the Securities and Exchange Commission, like us, at http://www.sec.gov.

   After this offering, we will have to provide the information and reports required by the Exchange Act and we will file periodic reports, proxy statements and other information with the Securities and Exchange Commission.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years Ended December 31, 1999, 1998 and 1997

                                    Contents

                                                                            Page
                                                                            ----
Report of Ernst & Young LLP, Independent Auditors.......................... F-2


Audited Financial Statements


Consolidated Balance Sheets................................................ F-3


Consolidated Statements of Operations...................................... F-4


Consolidated Statements of Stockholders' Equity............................ F-5


Consolidated Statements of Cash Flows...................................... F-6


Notes to Consolidated Financial Statements................................. F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
TriNet Group, Inc.

   We have audited the accompanying consolidated balance sheets of TriNet Group, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of TriNet Group, Inc. at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Walnut Creek, California
February 18, 2000, except for paragraph 2 of Note 4, as to which the date is February 29, 2000

                               TRINET GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                          Pro Forma
                                                      December 31,                      Stockholders'
                                                 ------------------------   June 30,      Equity at
                                                    1998         1999         2000      June 30, 2000
                                                 -----------  -----------  -----------  -------------
ASSETS                                                                     (unaudited)   (unaudited)
Current assets:
 Cash and cash equivalents.....................  $   942,272  $        --  $        --
 Payroll funds invested........................    7,642,291   17,358,042   20,612,425
 Accounts receivable, net of allowance for
  doubtful accounts of $7,157 in 1998, $100,000
  in 1999 and $723,000 at June 30, 2000........    1,676,753    3,637,345    3,333,058
 Unbilled receivables..........................    4,667,940    4,781,704   11,693,573
 Refundable income tax prepayments.............      390,817    1,376,802      376,172
 Receivable from Trust.........................           --           --      655,324
 Prepaid expenses..............................      428,727      534,322      727,186
 Deferred income taxes.........................      147,400      322,500      587,100
 Other current assets..........................      100,845      308,216      635,647
                                                 -----------  -----------  -----------
   Total current assets........................   15,997,045   28,318,931   38,620,485
Property and equipment, net....................    4,005,578    7,979,264    7,952,833
Other assets...................................       88,890       74,009      897,231
                                                 -----------  -----------  -----------
                                                 $20,091,513  $36,372,204  $47,470,549
                                                 ===========  ===========  ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Bank overdraft................................  $        --  $   580,807  $   135,731
 Accounts payable..............................      375,933      733,769    2,474,463
 Subscriber prepayments........................    6,002,250    6,942,570   13,848,396
 Accrued compensation and related expenses.....    8,614,294   19,359,530   21,942,173
 Current portion of borrowings under bank
  financing arrangements.......................           --      588,910           --
                                                 -----------  -----------  -----------
   Total current liabilities...................   14,992,477   28,205,586   38,400,763
Borrowings under bank financing arrangements...           --    1,766,728           --
Note payable to stockholder....................           --           --    1,924,999
Deferred income taxes..........................      531,100    1,084,200      287,100

Commitments and contingencies

Redeemable convertible preferred stock:
 Series E, $40 stated value; 75,000 shares
  authorized; 12,500 shares issued and
  outstanding at December 31, 1998 and 1999 and
  June 30, 2000, and none pro forma (aggregate
  liquidation preference of $500,000)..........      500,000      500,000      500,000   $        --
Stockholders' equity:
 Preferred stock, $0.0001 par value: authorized
  1,000,000 shares:
  Convertible preferred stock, Series F, $26.62
   stated value; 150,263 shares authorized:
   150,263 shares issued and outstanding at
   June 30, 2000, and none pro forma (aggregate
   liquidation preference of $4,000,000).......           --           --    3,974,185            --
 Common stock, no stated value; authorized:
  50,000,000 shares; issued and outstanding:
  6,316,675 shares at December 31, 1998,
  6,385,394 shares at December 31, 1999,
  6,679,116 shares at June 30, 2000 and
  7,529,112 shares, pro forma..................    5,026,754    6,619,545    6,750,679    11,224,864
 Deferred compensation.........................     (356,542)  (1,072,861)    (648,398)     (648,398)
 Accumulated deficit...........................     (592,049)    (725,182)  (3,721,876)   (3,721,876)
 Accumulated other comprehensive loss..........      (10,227)      (5,812)       3,097         3,097
                                                 -----------  -----------  -----------   -----------
   Total stockholders' equity..................    4,067,936    4,815,690    6,357,687   $ 6,857,687
                                                 -----------  -----------  -----------   ===========
                                                 $20,091,513  $36,372,204  $47,470,549
                                                 ===========  ===========  ===========

                            See accompanying notes.

                               TRINET GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                           Six Months Ended
                                                      Years Ended December 31,                 June 30,
                                                 ------------------------------------  -------------------------
                                                    1997        1998         1999         1999          2000
                                                 ----------  -----------  -----------  -----------  ------------
                                                                                       (unaudited)  (unaudited)
Service revenues (net of direct costs billed
 and incurred of $241,917,033, $386,220,552,
 $712,944,848, $278,358,474, and $542,657,621,
 respectively).................................  $7,345,251  $11,953,419  $18,477,367  $ 8,246,542  $ 14,296,972
Interest revenues..............................     403,357      489,505      650,413      274,055       640,235
                                                 ----------  -----------  -----------  -----------  ------------
   Total service revenues......................   7,748,608   12,442,924   19,127,780    8,520,597    14,937,207
                                                 ----------  -----------  -----------  -----------  ------------
Operating expenses:
 Cost of providing services (1)................   4,119,822    6,378,814   10,101,829    4,303,490     7,449,200
 Client acquisition costs (2)..................   1,077,607    1,102,352    2,541,173    1,047,892     3,092,783
 General and administrative (3)................     846,395    1,782,603    2,543,574    1,178,563     2,677,941
 Research and development (4)..................     488,475      718,692    2,353,295      720,793     3,903,860
 Depreciation..................................     228,668      565,008      742,943      348,000     1,388,790
 Stock-based compensation......................          --      146,458      650,681      210,213       424,463
                                                 ----------  -----------  -----------  -----------  ------------
   Total operating expenses....................   6,760,967   10,693,927   18,933,495    7,808,951    18,937,037
                                                 ----------  -----------  -----------  -----------  ------------
Operating income (loss)........................     987,641    1,748,997      194,285      711,646    (3,999,830)
Other income (expense):
 Interest income...............................      41,651       49,177       73,503       24,565        41,231
 Interest expense..............................     (22,981)     (10,760)      (9,340)      (1,990)      (53,763)
 Foreign exchange gain (loss)..................          --      (25,584)      37,719       (6,771)      (31,238)
                                                 ----------  -----------  -----------  -----------  ------------
Income (loss) before (provision) benefit for
 income taxes..................................   1,006,311    1,761,830      296,167      727,450    (4,043,600)
(Provision) benefit for income taxes...........    (246,800)    (779,400)    (399,300)  (1,048,000)    1,061,700
                                                 ----------  -----------  -----------  -----------  ------------
Net income (loss)..............................  $  759,511  $   982,430  $  (103,133) $  (320,550) $ (2,981,900)
                                                 ==========  ===========  ===========  ===========  ============
Net income (loss) available to common
 stockholders..................................  $ (347,640) $   454,978  $  (133,133) $  (335,344) $ (2,996,694)
                                                 ==========  ===========  ===========  ===========  ============
Basic net income (loss) per common share.......  $    (0.10) $      0.07  $     (0.02) $     (0.05) $      (0.47)
                                                 ==========  ===========  ===========  ===========  ============
Diluted net income (loss) per common share.....  $    (0.10) $      0.07  $     (0.02) $     (0.05) $      (0.47)
                                                 ==========  ===========  ===========  ===========  ============
Shares used to compute basic net income (loss)
 per common share..............................   3,598,767    6,303,081    6,340,357    6,322,620     6,432,502
                                                 ==========  ===========  ===========  ===========  ============
Shares used to compute diluted net income
 (loss) per common share.......................   3,598,767    6,593,448    6,340,357    6,322,620     6,432,502
                                                 ==========  ===========  ===========  ===========  ============
Pro forma basic and diluted net loss per common
 share (unaudited).............................                           $     (0.01)              $      (0.42)
                                                                          ===========               ============
Shares used to compute pro forma basic and
 diluted net loss per common stock share
 (unaudited)...................................                             6,882,661                  7,178,801
                                                                          ===========               ============

--------
(1) Excluding stock-based compensation of $39,720 and $275,902 for the years ended December 31, 1998 and 1999, respectively, and $97,184 and $171,648 for the six months ended June 30, 1999 and 2000, respectively.

(2) Excluding stock-based compensation of $22,372 and $52,160 for the years ended December 31, 1998 and 1999, respectively, and $22,008 and $27,577 for the six months ended June 30, 1999 and 2000, respectively.

(3) Excluding stock-based compensation of $72,670 and $286,700 for the years ended December 31, 1998 and 1999, respectively, and $79,882 and $195,188 for the six months ended June 30, 1999 and 2000, respectively.

(4) Excluding stock-based compensation of $11,696 and $35,919 for the years ended December 31, 1998 and 1999, respectively, and $11,139 and $30,050 for the six months ended June 30, 1999 and 2000, respectively.

                            See accompanying notes.

                               TRINET GROUP, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                    Accumulated
                   Preferred Stock       Common Stock          Note                                    Other
                  ------------------ ---------------------  Receivable    Deferred    Accumulated  Comprehensive
                  Shares    Amount    Shares      Amount    for Stock   Compensation    Deficit        Loss         Total
                  ------- ---------- ---------  ----------  ----------  ------------  -----------  ------------- -----------
Balance at
December 31,
1996.............      -- $       -- 3,597,127  $  537,632  $(250,000)  $        --   $  (699,387)   $     --    $  (411,755)
 Repurchase of
 common stock....      --         --      (850)     (3,876)        --            --            --          --         (3,876)
 Discount on
 issuance of
 preferred
 stock...........      --         --        --   1,000,000         --            --            --          --      1,000,000
 Accretion of
 preferred stock
 discount........      --         --        --          --         --            --    (1,000,000)         --     (1,000,000)
 Payment of note
 receivable......      --         --        --          --    250,000            --            --          --        250,000
 Exercise of
 stock options...      --         --     5,525       1,509         --            --            --          --          1,509
 Conversion of
 redeemable
 preferred shares
 into common
 stock...........      --         -- 2,678,773   2,454,764         --            --            --          --      2,454,764
 Dividend
 payable.........      --         --        --          --         --            --      (107,151)         --       (107,151)
 Net income and
 comprehensive
 income..........      --         --        --          --         --            --       759,511          --        759,511
                  ------- ---------- ---------  ----------  ---------   -----------   -----------    --------    -----------
Balance at
December 31,
1997.............      --         -- 6,280,575   3,990,029         --            --    (1,047,027)         --      2,943,002
 Repurchase of
 common stock....      --         --    (5,005)     (9,309)        --            --            --          --         (9,309)
 Discount on
 issuance of
 redeemable
 preferred
 stock...........      --         --        --     500,000         --            --            --          --        500,000
 Accretion of
 preferred stock
 discount........      --         --        --          --         --            --      (500,000)         --       (500,000)
 Exercise of
 stock options...      --         --    41,105      43,034         --            --            --          --         43,034
 Deferred
 compensation
 related to grant
 of stock
 options.........      --         --        --     503,000         --      (503,000)           --          --             --
 Amortization of
 deferred
 compensation....      --         --        --          --         --       146,458            --          --        146,458
 Dividend
 payable.........      --         --        --          --         --            --       (27,452)         --        (27,452)
 Net income......      --         --        --          --         --            --       982,430          --        982,430
 Foreign currency
 translation
 adjustment......      --         --        --          --         --            --            --     (10,227)       (10,227)
                                                                                                                 -----------
 Comprehensive
 income..........      --         --        --          --         --            --            --          --        972,203
                  ------- ---------- ---------  ----------  ---------   -----------   -----------    --------    -----------
Balance at
December 31,
1998.............      --         -- 6,316,675   5,026,754         --      (356,542)     (592,049)    (10,227)     4,067,936
 Repurchase of
 common stock....      --         --    (1,493)    (10,780)        --            --            --          --        (10,780)
 Exercise of
 stock options...      --         --    70,212     196,367         --            --            --          --        196,367
 Deferred
 compensation
 related to grant
 of stock
 options.........      --         --        --   1,367,000         --    (1,367,000)           --          --             --
 Amortization of
 deferred
 compensation....      --         --        --          --         --       650,681            --          --        650,681
 Income tax
 benefit of stock
 option
 exercises.......      --         --        --      40,204         --            --            --          --         40,204
 Dividend
 payable.........      --         --        --          --         --            --       (30,000)         --        (30,000)
 Net loss........      --         --        --          --         --            --      (103,133)         --       (103,133)
 Foreign currency
 translation
 adjustment......      --         --        --          --         --            --            --       4,415          4,415
                                                                                                                 -----------
 Comprehensive
 loss............      --         --        --          --         --            --            --          --        (98,718)
                  ------- ---------- ---------  ----------  ---------   -----------   -----------    --------    -----------
Balance at
December 31,
1999.............      --         -- 6,385,394   6,619,545         --    (1,072,861)     (725,182)     (5,812)     4,815,690
 Issuance of
 Series F
 convertible
 preferred stock
 at $26.62 per
 share in March
 2000 for cash,
 net of issuance
 costs of $25,816
 (unaudited)..... 150,263  3,974,185        --          --         --            --            --          --      3,974,185
 Repurchase of
 common stock
 (unaudited).....      --         --      (520)    (13,406)        --            --            --          --        (13,406)
 Exercise of
 stock options
 (unaudited).....      --         --    76,986     144,540         --            --            --          --        144,540
 Amortization of
 deferred
 compensation
 (unaudited).....      --         --        --          --         --       424,463            --          --        424,463
 Issuance of
 common stock to
 Series E
 preferred
 stockholders in
 satisfaction of
 anti-dilution
 agreement
 (unaudited).....      --         --   217,256          --         --            --            --          --             --
 Dividend payable
 (unaudited).....      --         --        --          --         --            --       (14,794)         --        (14,794)
 Net loss
 (unaudited).....      --         --        --          --         --            --    (2,981,900)         --     (2,981,900)
 Foreign currency
 translation
 adjustment
 (unaudited).....      --         --        --          --         --            --            --       8,909          8,909
                                                                                                                 -----------
 Comprehensive
 loss
 (unaudited).....      --         --        --          --         --            --            --          --     (2,972,991)
                  ------- ---------- ---------  ----------  ---------   -----------   -----------    --------    -----------
Balance at June
30, 2000
(unaudited)...... 150,263 $3,974,185 6,679,116  $6,750,679  $      --   $  (648,398)  $(3,721,876)   $  3,097    $ 6,357,687
                  ======= ========== =========  ==========  =========   ===========   ===========    ========    ===========

                            See accompanying notes.

                               TRINET GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                       Six Months Ended
                                                 Years Ended December 31,                  June 30,
                                            -------------------------------------  -------------------------
                                               1997         1998         1999          1999         2000
                                            -----------  -----------  -----------  ------------  -----------
                                                                                         (unaudited)
Operating activities
Net income (loss).........................  $   759,511  $   982,430  $  (103,133) $   (320,550) $(2,981,900)
Adjustments to reconcile net income (loss)
 to net cash provided by (used in)
 operating activities:
 Depreciation.............................      228,668      565,008      742,943       348,000    1,388,790
 Stock-based compensation.................           --      146,458      694,411       210,213      424,463
 Provision for doubtful accounts..........        7,157       29,510      236,053        52,786      622,759
 Deferred income taxes....................      210,900      359,600      378,000     1,026,702   (1,061,700)
 Changes in assets and liabilities:
  Payroll funds invested..................   (2,699,846)    (923,869)  (9,715,751)  (12,115,152)  (3,254,383)
  Accounts receivable.....................   (1,646,832)      95,086   (2,196,645)    1,623,967     (318,472)
  Unbilled receivables....................      137,157   (2,644,067)    (113,764)     (996,664)  (6,911,869)
  Refundable income tax prepayments.......     (108,739)    (485,765)    (945,781)      390,817    1,000,630
  Receivable from Trust...................           --           --           --            --     (655,324)
  Prepaid expenses........................     (232,991)    (195,736)    (105,595)      148,879     (192,864)
  Other current assets....................      120,728      (20,498)    (207,371)     (117,603)    (327,431)
  Other noncurrent assets.................           --      (50,878)      14,881        (6,326)    (823,222)
  Bank overdraft..........................           --           --      580,807            --     (445,076)
  Accounts payable........................      267,962     (163,233)   1,472,288      (193,960)   1,755,900
  Subscriber prepayments..................    2,482,831    1,652,151      940,320    (1,154,814)   6,905,826
  Accrued compensation and related
   expenses...............................    1,935,959    1,887,516   10,745,236    11,404,404    2,582,643
                                            -----------  -----------  -----------  ------------  -----------
Net cash provided by (used in) operating
 activities...............................    1,462,465    1,233,713    2,416,899       300,699   (2,291,230)


Investing activities
Purchase of property and equipment........   (2,230,084)  (1,916,402)  (4,716,629)     (931,893)  (1,362,359)


Financing activities
Borrowings (repayments) under bank
 financing arrangements...................           --           --    1,238,638            --   (2,355,638)
Issuance of note payable to stockholder...           --           --           --            --    1,924,999
Dividends paid on preferred stock.........      (60,000)    (107,151)     (27,452)      (27,452)     (30,000)
Repurchase of common stock................       (3,876)      (9,309)     (10,780)      (10,780)     (13,406)
Issuance of common stock..................        1,509       43,034      152,637        82,718      144,540
Issuance of preferred stock...............    1,000,000      500,000           --            --    3,974,185
Payment of note receivable................      250,000           --           --            --           --
                                            -----------  -----------  -----------  ------------  -----------
Net cash provided by financing
 activities...............................    1,187,633      426,574    1,353,043        44,486    3,644,680
                                            -----------  -----------  -----------  ------------  -----------
Effect of exchange rate changes on cash...           --      (10,227)       4,415           686        8,909
                                            -----------  -----------  -----------  ------------  -----------
Net increase (decrease) in cash and cash
 equivalents..............................      420,014     (266,342)    (942,272)     (586,022)          --
Cash and cash equivalents at beginning of
 period...................................      788,600    1,208,614      942,272       942,272           --
                                            -----------  -----------  -----------  ------------  -----------
Cash and cash equivalents at end of
 period...................................  $ 1,208,614  $   942,272  $        --  $    356,250  $        --
                                            ===========  ===========  ===========  ============  ===========

Supplemental disclosures of cash flow
 information
Interest paid.............................  $    14,069  $    10,760  $     9,340  $      1,990  $    53,763
                                            ===========  ===========  ===========  ============  ===========
Income taxes paid.........................  $   178,466  $   853,500  $ 1,239,475  $    574,250  $     2,872
                                            ===========  ===========  ===========  ============  ===========

Supplemental schedule of noncash financing
 activities
Dividends declared but not paid...........  $   107,151  $    27,452  $    30,000  $     14,794  $    14,794
                                            ===========  ===========  ===========  ============  ===========



                            See accompanying notes.

                               TRINET GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1999
(Information as of June 30, 1999 and 2000 and for the six months ended June 30,
                          1999 and 2000 is unaudited)

1. Description of Business and Significant Accounting Policies

Description of Business

   TriNet Group, Inc. (the "Company") is a provider of web-enabled business process outsourcing of payroll, benefits and human resources support to technology companies in North America. The Company's systems and services enable customers to integrate human resources, benefits and payroll processes to a single information systems platform, as well as outsource related transaction processing functions to TriNet's consolidated back-office operation.

Segment Reporting

   The Company operates in one reportable segment under FASB Statement No. 131, "Disclosure About Segments of an Enterprise and Related Information" ("FAS 131"). The Company uses a centralized structure to deliver web-enabled business process outsourcing of payroll, benefits and human resource transactions to its customers. The Company's management has determined the operating segment based upon how the business is managed and operated.

Principles of Consolidation

   The consolidated financial statements include the accounts of TriNet Group, Inc. and its wholly owned subsidiary. Intercompany accounts and transactions have been eliminated.

Revenue Recognition

   The Company's revenues consist primarily of service fees paid by its customers in consideration for the Company's payroll, benefit and human resource services including payment of the customer's direct payroll costs including salaries, wages, employee benefits and payroll taxes. Service revenues, which are presented net of direct payroll costs incurred and billed, are recognized in the period in which the Company performs payroll, benefit and human resource services.

   The Company accounts for service fees and the related direct payroll costs using the accrual method. Under the terms of the Company's customer service agreements, the Company is liable for the payment of salaries and wages, employment taxes and benefit plan premiums in the event the customer defaults on the payment of these obligations. As a result, earned but unpaid salaries and wages of serviced employees are recorded as accrued compensation in the period in which the salaries and wages are earned by the serviced employees. Unbilled receivables from customers are recorded for earned but unpaid salaries and wages of serviced employees plus the service fees earned for services performed. Prior to the end of a customer's pay period, the Company invoices the customer for the direct payroll costs of its serviced employees including the Company's service fees. At the end of the customer's pay period or as required, the Company then remits the salaries and wages and other direct payroll costs to the serviced employees and other service providers. Unbilled receivables at December 31, 1998 and 1999 and June 30, 2000

                               TRINET GROUP, INC.

                               DECEMBER 31, 1999
     (Information as of June 30, 1999 and 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited)

are net of prepayments received prior to period end of $481,130, $1,651,534 and $1,917,462, respectively. The Company also derives revenues from other services provided to its customers and this revenue is recognized when the related services are performed.

   The Company generally requires its payroll and benefits outsourcing customers to pay no later than one day prior to the applicable payroll date via electronic funds transfer. These funds are classified as payroll funds invested in the accompanying balance sheets. Interest earned on cash balances resulting from timing differences between the collection of payments from customers and the remittance of wages, taxes and payments to outside parties is included in total service revenues in the accompanying consolidated statements of operations as this interest income represents an integral part of the revenue generated from the Company's services. Interest income generated from the Company's cash and cash equivalents balances is included in other income in the accompanying consolidated statements of operations as this interest income does not result from the Company's operating activities.

Concentrations of Credit Risk

   Financial instruments which subject the Company to concentrations of credit risk include cash and cash equivalents and accounts receivable. The Company maintains its cash in a domestic financial institution and performs periodic evaluations of the relative credit standing of this institution.

   The Company currently provides services primarily to early stage technology companies in Northern California. Under the terms of its customer agreements, the Company is required to pay its serviced employees' salaries and wages regardless of whether the customer makes timely payment to the Company. The Company provides an allowance for anticipated losses on accounts receivable.

   The Company generally requires payment from its customers no later than one day prior to the applicable payroll date. From certain of its customers, the Company requires a performance assurance payment ("PAP") in an amount equal to the total payroll and service fee for one average payroll period and such amounts are recorded as subscriber prepayments in the accompanying consolidated balance sheets. Should the PAP fall below the required amount, the customer is required to pay an amount sufficient to establish the required PAP level. In the event of a termination, the Company refunds remaining PAP amounts within 30 days, provided all obligations of the customer have been fulfilled.

Cash and Cash Equivalents

   Cash and cash equivalents include bank demand deposits and short-term, highly liquid investments. Investments with original maturity dates of three months or less are considered cash equivalents.

Payroll Funds Invested

   In addition to subscriber prepayments, the Company requires its customers to pay no later than one day prior to the applicable payroll date and these funds are invested in bank demand deposits and other

                               TRINET GROUP, INC.

                               DECEMBER 31, 1999
     (Information as of June 30, 1999 and 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited)

short-term, highly liquid investments. The balance of these payroll funds invested can vary significantly based on the timing of funds transferred by customers and the timing of funds disbursed by the Company for applicable services. The timing of disbursement of funds varies from one day for certain payroll obligations to several months for certain third party services.

Property and Equipment, net

   Property and equipment are recorded at cost and depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to seven years. Leasehold improvements are depreciated over the shorter of the life of the asset or the remaining term of the lease. The cost of maintenance and repairs is expensed as incurred; renewals and betterments are capitalized.

Impairment of Long-Lived Assets

   The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Software Development and Enhancements

   Through the end of 1997, the Company expensed as incurred certain costs to develop and enhance its internal computer programs and software. Expenditures for vendor-provided software were capitalized and amortized using the straight-line method over estimated useful lives ranging from 3 to 5 years. In March 1998, the Accounting Standards Executive Committee issued Statement of Position
(SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The SOP requires the capitalization of internal use computer software costs if certain criteria are met, including all external direct costs for materials and services and certain payroll and related fringe benefit costs. The Company early-adopted SOP 98-1 as of January 1, 1998. As a result, the Company capitalizes internal use software costs with an expected useful life over one year and expenses amounts not meeting the criteria of SOP 98-1. Capitalized software costs are amortized on the straight line basis over estimated useful lives ranging from 2 to 4 years.

Fair Value of Financial Instruments

   The carrying value of accounts receivable, unbilled receivables, accounts payable, subscriber prepayments and accrued compensation and related expenses approximates fair value due to the short-

                               TRINET GROUP, INC.

                               DECEMBER 31, 1999
     (Information as of June 30, 1999 and 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited)

term maturities of these assets and liabilities. The carrying value of borrowings under bank financing arrangements approximates fair value since the interest rate is variable and resets frequently.

Advertising

   All advertising costs are expensed as incurred. Advertising costs, which are included in client acquisition costs, were approximately $130,000, $290,000 and $610,000 for the years ended December 31, 1997, 1998 and 1999, respectively, and $220,000 and $500,000 for the six months ended June 30, 1999 and 2000, respectively.

Income Taxes

   The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), which requires the use of the liability method in accounting for income taxes. Under this method, deferred tax liabilities and assets are measured based upon differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Stock-Based Compensation

   The Company accounts for stock-based awards to employees under the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and has adopted the disclosure-only alternative of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123").

Translation of Foreign Currencies

   All assets and liabilities that are denominated in foreign currencies are translated into U.S. dollars at year-end exchange rates and all revenue and expense accounts are translated using the average monthly exchange rates. Translation adjustments are included in the Accumulated Other Comprehensive Loss component of stockholders' equity.

Computation of Net Income (Loss) Per Common Share

   The Company computes net income (loss) per common share based on Financial Accounting Standards Board Statement No. 128, "Earnings Per Share" ("FAS 128"). In accordance with FAS 128, basic net income (loss) per common share is calculated as net income (loss) available to common stockholders divided by the weighted-average number of common shares outstanding. Diluted net income (loss) per common share is computed using the weighted-average number of common shares outstanding and dilutive common stock equivalents outstanding during the period unless the effect of

                               TRINET GROUP, INC.

                               DECEMBER 31, 1999
     (Information as of June 30, 1999 and 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited)

including such shares is anti-dilutive. Common equivalent shares result from stock options (using the treasury stock method) and convertible preferred stock (using the as-if-converted method).

   Pro forma net income (loss) per common share has been computed as described above and also gives effect, under Securities and Exchange Commission guidance, to the conversion of preferred shares not included above that will automatically convert to common shares upon completion of the Company's initial public offering, using the if-converted method.

Interim Financial Information

   The interim financial information at June 30, 1999 and 2000 and for the six months ended June 30, 1999 and 2000 is unaudited but, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial position and results of operations for the interim periods. The results of operations for the six months ended June 30, 2000 are not necessarily indicative of the results to be expected for the full fiscal year.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Recent Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"). FAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designed as part of a hedge transaction, and, if so, the type of hedge transaction.

   In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities-- Deferral of the Effective Date of FASB Statement No. 133" ("FAS 137"), which amends FAS 133 to be effective for all fiscal quarters or all fiscal years beginning after June 15, 2000, or January 1, 2001 for the Company. Management does not currently expect that adoption of FAS 137 will have a material impact on the Company's financial position or results of operations.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition in Financial Statements" and in June 2000 issued SAB 101B,

                               TRINET GROUP, INC.

                               DECEMBER 31, 1999
     (Information as of June 30, 1999 and 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited)

"Second Amendment: Revenue Recognition in Financial Statements." SAB 101 and 101B are effective for the Company in the quarter ending December 31, 2000. Management does not currently expect that adoption of SAB 101 will have a material impact on the Company's financial position or results of operations.

2. Property and Equipment, Net

   Property and equipment consist of the following:

                                             December 31,
                                        ------------------------   June 30,
                                           1998         1999         2000
                                        -----------  -----------  -----------
                                                                  (unaudited)
   Software............................ $ 2,266,960  $ 4,969,493  $ 5,330,087
   Office equipment including data
    processing equipment...............   1,729,900    2,977,038    3,630,308
   Furniture, fixtures and equipment...     637,036      955,142    1,144,287
   Leasehold improvements..............     536,299      986,686    1,142,676
                                        -----------  -----------  -----------
                                          5,170,195    9,888,359   11,247,358
   Accumulated depreciation............  (1,164,617)  (1,909,095)  (3,294,525)
                                        -----------  -----------  -----------
                                        $ 4,005,578  $ 7,979,264  $ 7,952,833
                                        ===========  ===========  ===========

3. Bank Financing Arrangements

   In September 1999, the Company entered into a non-revolving line of credit agreement with a bank to finance qualifying expenditures on computer systems projects. Under the terms of this agreement, the Company may borrow up to $4,000,000 through March 31, 2000. Interest accrues on outstanding borrowings at either LIBOR plus 3.6% (10.1% at December 31, 1999) or the bank's reference rate plus 1% (9.5% at December 31, 1999), and is payable monthly. Among other provisions, the agreement requires the Company to maintain certain net worth levels and financial ratios. Borrowings under the agreement are secured by substantially all of the Company's assets.

   At December 31, 1999, the Company had incurred and included in accounts payable $1,117,000 of costs eligible for financing on a long term basis under the September 1999 line of credit agreement described above. Subsequent to December 31, 1999, the Company financed these costs under the agreement and accordingly has included such amounts in bank borrowings in the accompanying balance sheet. On March 31, 2000, any outstanding borrowings were to be converted to a note payable with a term of 36 months. At December 31, 1999, outstanding borrowings of $1,766,728 have been included in long term liabilities since repayment was scheduled to occur after December 31, 2000. In March 2000, the Company repaid all outstanding borrowings under the line of credit agreement.

                               TRINET GROUP, INC.

                               DECEMBER 31, 1999
     (Information as of June 30, 1999 and 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited)


   Outstanding borrowings at December 31, 1999 were due as follows:

   Year ending December 31,
   ------------------------
      2000..........................................................  $  588,910
      2001..........................................................     785,213
      2002..........................................................     785,213
      2003..........................................................     196,302
                                                                      ----------
                                                                       2,355,638
   Less: current portion............................................     588,910
                                                                      ----------
   Long-term portion................................................  $1,766,728
                                                                      ==========

4. Redeemable Convertible Preferred Stock

   Pursuant to terms specified in the Amended Series E Preferred Stock Purchase Agreement (Preferred Stock Agreement) with an existing common stockholder and upon meeting certain financial milestones, the Company issued to the common stockholder, an additional 25,000 shares of Series E redeemable convertible preferred stock (Series E) at $40 per share in 1997 and 12,500 shares of Series E at $40 per share in 1998. All shares of Series E covered under the Preferred Stock Agreement were issued as of December 31, 1998.

   Shares of Series E may, at the option of the holder, be converted at any time into common stock at a conversion price of $1.00 per common share, subject to adjustment based on anti-dilution provisions outlined in the Preferred Stock Agreement (conversion price of $0.921992 per common share at December 31, 1999). Upon issuance of Series E in 1997 and 1998, the aggregate fair value of the common stock the holder would receive upon conversion exceeded the proceeds to be received from conversion and such difference has been accounted for as a discount on preferred stock in both 1997 and 1998. Since the Series E is immediately convertible, the $1,000,000 and $500,000 discount related to the 1997 and 1998 issuance of Series E was accreted to retained earnings in 1997 and 1998, respectively. At December 31, 1997, all of the then outstanding shares of Series E were converted into 2,678,773 shares of common stock. In consideration for the December 1997 agreement to convert the Series E into common stock, the Company entered into an agreement to issue the holder of Series E the right to receive one share of common stock for each additional equity security issued by the Company, subject to certain conditions. On February 29, 2000, the Company issued 217,256 shares of common stock, which satisfies the agreement to maintain the Series E holder's ownership percentage at the time of the Series E conversion.

   Shares of Series E accrue a 6% cumulative dividend, payable annually. Dividends of $107,151, $27,452 and $30,000 were accrued for the years ended December 31, 1997, 1998, and 1999, respectively. Subsequent to September 30, 2000, Series E is subject to redemption at any time at the option of the holder at the original issue price of $40 per share. In the event the Company is not able to

                               TRINET GROUP, INC.

                               DECEMBER 31, 1999
     (Information as of June 30, 1999 and 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited)

redeem the Series E in accordance with a request for redemption from the holder, the dividend rate will increase from 6% to 12%. The holder of Series E has no voting rights but has the right to elect one member to the Company's Board of Directors.

   The holder of Series E is entitled to receive the stated liquidation value of $40 per share, plus accrued but unpaid dividends, in the event of any liquidation, dissolution or winding up of the Company.

5. Stockholders' Equity

   Pursuant to the July 1995 Shareholders Agreement, all existing common stockholders have retained a right of first refusal, on a pro rata basis, to purchase additional shares offered for sale by the Company. Issuances of shares from a specified pool of shares reserved for the issuance of stock options are excluded from this right.

Proposed Public Offering of Common Stock

   On December 21, 1999, the Board authorized the Company to proceed with an initial public offering of its common stock. If the offering is consummated as presently anticipated, all of the outstanding convertible preferred stock and redeemable convertible preferred stock will automatically convert to common stock. The unaudited pro forma stockholders' equity at June 30, 2000 gives effect to the conversion of all outstanding shares of convertible preferred stock and redeemable convertible preferred stock at that date into 692,567 shares of common stock upon the completion of the offering and the additional issuance of an estimate of 157,429 shares of common stock to Bessemer Venture Partners V L.P., Bessec Ventures V L.P. and BVE LLC upon the conversion of their 150,263 shares of Series F preferred stock into 150,263 shares of common stock before the closing of this offering, at an assumed initial offering price of $13.00 per share. As described in Note 9, the actual number of common shares to be issued upon the conversion of preferred stock is subject to adjustment based upon the actual initial public offering price.

   Upon completion of this offering and the filing of the amended and restated certificate of incorporation, the Company's authorized capital stock will consist of 100,000,000 shares of common stock, $0.0001 par value, and 5,000,000 shares of preferred stock, $0.0001 par value.

1990 Stock Option Plan

   Pursuant to the Company's 1990 Stock Option Plan (the "Plan"), an aggregate of 1,225,000 shares of common stock has been reserved for issuance upon the exercise of options granted to qualified employees, directors, and consultants of the Company. The Board of Directors, directly or through committees, administers the Plan and establishes the terms of option grants. The exercise price per share of all incentive stock options granted under the Plan must be at least equal to the fair market value of the shares at the date of grant as determined by the Board. The options generally vest at a rate of 25% after each year and have a maximum term of five years.

                               TRINET GROUP, INC.

                               DECEMBER 31, 1999
     (Information as of June 30, 1999 and 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited)


   Stock option activity under the Plan is summarized as follows:

                                                              Outstanding options    Weighted
                                                 Options   ------------------------- average
                                                available   Number                   exercise
                                                for grant  of shares Price per share  price
                                                ---------  --------- --------------- --------
   Balance at December 31, 1996................  680,450    407,050   $0.08-1.60      $ 1.15
    Granted.................................... (109,398)   109,398    3.40-4.95        4.16
    Exercised..................................       --     (5,525)   0.08-1.00        0.27
    Cancelled..................................    2,900     (2,900)      1.00          1.00
                                                --------    -------   ------------    ------
   Balance at December 31, 1997................  573,952    508,023   $1.00-4.95      $ 1.81
    Granted.................................... (110,165)   110,165    3.69-5.83        5.43
    Exercised..................................       --    (41,105)   3.69-5.83        5.23
    Cancelled..................................   60,612    (60,612)   1.00-5.83        2.33
                                                --------    -------   ------------    ------
   Balance at December 31, 1998................  524,399    516,471   $1.00-5.83      $ 2.27
    Granted.................................... (261,286)   261,286    7.22-25.73       8.58
    Exercised..................................       --    (70,212)   3.69-25.73       8.23
    Cancelled..................................   18,168    (18,168)   1.00-25.73       4.21
                                                --------    -------   ------------    ------
   Balance at December 31, 1999................  281,281    689,377   $1.00-25.73     $ 4.82
    Granted (unaudited)........................ (238,289)   238,289       28.82        28.82
    Exercised (unaudited)......................       --    (76,986)  25.73-28.82      28.59
    Cancelled (unaudited)......................    6,750     (6,750)   3.69-28.82      25.16
                                                --------    -------   ------------    ------
   Balance at June 30, 2000 (unaudited)........   49,742    843,930   $1.00-28.82     $11.70
                                                ========    =======   ============    ======

   The weighted-average remaining contractual life of all outstanding options at June 30, 2000 is 3.07 years.

   For the years ended December 31, 1998 and 1999, the exercise price of all options granted was less than the fair value of the common stock on the date of grant and these options have weighted average exercise prices of $5.43 per share and $8.58 per share, respectively. For the year ended December 31, 1997 and the six months ended June 30, 2000, the exercise price of all options granted was equal to the fair value of the common stock on the date of grant and the weighted average exercise price was $4.16 per share and $28.82 per share, respectively.

                              TRINET GROUP, INC.

                               DECEMBER 31, 1999
    (Information as of June 30, 1999 and 2000 and for the six months ended
                     June 30, 1999 and 2000 is unaudited)


   The following table summarizes information about stock options outstanding at December 31, 1999:

                             Options outstanding
                  -----------------------------------------   Options exercisable
      Ranges of           Weighted average                  ------------------------
      exercise               remaining     Weighted average         Weighted average
       prices     Shares  contractual life  exercise price  Shares   exercise price
      ---------   ------- ---------------- ---------------- ------- ----------------
     $1.00        185,350       1.10            $ 1.00      133,476      $1.00
     $1.60         75,000       1.77              1.60       59,270       1.60
     $3.40-3.81    60,050       2.55              3.52       41,720       3.53
     $4.95-5.83   114,137       3.24              5.40       42,222       5.35
     $7.22         92,140       4.07              7.22       43,650       7.22
     $9.03        159,400       4.49              9.03           --         --
     $25.73         3,300       4.97             25.73           --         --
                  -------       ----            ------      -------      -----
     $1.00-25.73  689,377       2.85            $ 4.82      320,338      $2.86
                  =======       ====            ======      =======      =====

Shares Reserved for Future Issuance

   The Company has reserved shares of common stock for future issuance as follows:

                                             December 31,
                                        -----------------------
                                         1997    1998    1999   June 30, 2000
                                        ------- ------- ------- -------------
                                                                 (unaudited)
   Redeemable convertible preferred
    stock..............................     --  500,000 542,304    542,304
   Convertible preferred stock.........     --      --      --     307,692
   Stock options outstanding........... 508,023 516,471 689,377    843,930
   Stock options available for grant... 573,952 524,399 281,281     49,742

Deferred Compensation

   The Company has recorded deferred stock compensation charges of $503,000, $1,367,000, and $1,169,000 during the years ending December 31, 1998 and 1999 and the six months ended June 30, 1999, respectively. These charges represent the difference between the exercise price of the stock option and the fair value of common stock as of the date of grant. These amounts are being amortized by charges to operations, using the graded method, over the vesting periods of the individual stock options, which are 4 years.

Pro Forma Disclosures of the Effect of Stock Based Compensation

   Pro forma information regarding net income and net income per common share is required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), and has been determined as if the Company had accounted for its employee stock options under the fair value method of FAS 123. For purposes of pro forma disclosures, the estimated fair value of the stock option is amortized to expense over the option's vesting period. The fair value of these stock

                               TRINET GROUP, INC.

                               DECEMBER 31, 1999
     (Information as of June 30, 1999 and 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited)

options was estimated at the date of grant using the Black-Scholes option pricing valuation model with the following weighted-average assumptions:

                                                   Year Ended December 31,
                                                   ---------------------------
                                                    1997      1998      1999
                                                   -------   -------   -------
   Risk-free interest rate........................     6  %      6  %      6  %
   Dividend yield.................................     0  %      0  %      0  %
   Volatility factor..............................     0.5       0.5       0.5
   Expected option term life in years.............     5         5         5

   For the years ended December 31, 1998 and 1999, the exercise price of all options granted was less than the fair value of the common stock on the date of grant. For the year ended December 31, 1997, the exercise price of all options granted was equal to the fair value of the common stock on the date of grant.

   The weighted-average fair value of these options granted was $1.09, $1.41 and $4.26 for 1997, 1998 and 1999, respectively.

   Option valuation models were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. Option valuation models require the input of highly subjective assumptions, including expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, subjective input assumptions can materially affect the fair value estimate.

   Had compensation costs for the Company's stock option plan been determined using the fair value at the grant dates for awards under that plan consistent with the method of FAS 123, the Company's historical net income (loss) applicable to common shareholders and basic and diluted net income (loss) per common share would have been decreased to the pro forma amounts indicated below:

                                                  Year Ended December 31,
                                                -----------------------------
                                                  1997       1998     1999
                                                ---------  -------- ---------
   Net income (loss) applicable to common
    shareholders:
    As reported...............................  $(347,640) $454,978 $(133,133)
    Pro forma.................................  $(389,408) $379,591 $(453,316)


   Basic net income (loss) per common share:
    As reported...............................  $   (0.10) $   0.07 $   (0.02)
    Pro forma.................................  $   (0.11) $   0.06 $   (0.07)


   Diluted net income (loss) per common share:
    As reported...............................  $   (0.10) $   0.07 $   (0.02)
    Pro forma.................................  $   (0.11) $   0.06 $   (0.07)

                               TRINET GROUP, INC.

                               DECEMBER 31, 1999
     (Information as of June 30, 1999 and 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited)

   The pro forma impact of options on the results for the years ended December 31, 1997, 1998, and 1999 is not representative of the effects on results for future years, as future years will include the effects of additional years of stock option grants.

6. Net Income (Loss) Per Common Share

   The calculation of historical basic and diluted net income (loss) per common share is as follows:

                                                                                   Six Months
                                            Years Ended December 31,             Ended June 30,
                                        -----------------------------------  ------------------------
                                           1997         1998        1999        1999         2000
                                        -----------  ----------  ----------  -----------  -----------
                                                                             (unaudited)  (unaudited)
   Historical:
    Numerator:
    Net income (loss).................  $   759,511  $  982,430  $ (103,133) $ (320,550)  $(2,981,900)
    Less: preferred stock dividends
     and discount accretion...........   (1,107,151)   (527,452)    (30,000)    (14,794)      (14,794)
                                        -----------  ----------  ----------  ----------   -----------
    Numerator for basic and dilutive
     net income (loss) per common
     share--net income available to
     common stockholders..............  $  (347,640) $  454,978  $ (133,133) $ (335,344)  $(2,996,694)
                                        ===========  ==========  ==========  ==========   ===========
   Denominator:
    Denominator for basic net income
     (loss) per common share--
     weighted-average shares of common
     stock outstanding................    3,598,767   6,303,081   6,340,357   6,322,620     6,432,502
    Effect of dilutive securities:
     Employee stock options...........           --     290,367          --          --            --
                                        -----------  ----------  ----------  ----------   -----------
    Denominator for dilutive net
     income (loss) per common share--
     adjusted weighted-average shares
     and assumed conversions..........    3,598,767   6,593,448   6,340,357   6,322,620     6,432,502
                                        ===========  ==========  ==========  ==========   ===========
    Basic net income (loss) per common
     share............................  $     (0.10) $     0.07  $    (0.02) $    (0.05)  $     (0.47)
                                        ===========  ==========  ==========  ==========   ===========
    Diluted net income (loss) per
     common share.....................  $     (0.10) $     0.07  $    (0.02) $    (0.05)  $     (0.47)
                                        ===========  ==========  ==========  ==========   ===========

   For the years ended December 31, 1997 and 1999, and the six months ended June 30, 1999 and 2000, if the Company had reported net income per common share, the calculation of historical diluted net income per common share would have included approximately an additional 200,000, 330,000, 215,000, and 530,000 common equivalent shares, respectively, related to outstanding stock options not included above (determined using the treasury stock method). In addition, if the Company had reported net income for the year ended December 31, 1999 and the six months ended June 30, 1999 and 2000, the calculation of historical diluted net income per common share would have included an additional 542,304, 542,304 and 746,299 common equivalent shares, respectively, related to the conversion of preferred shares using the if-converted method. For the years ended December 31, 1997 and 1998, the effect of the convertible preferred stock is anti-dilutive.

                               TRINET GROUP, INC.

                               DECEMBER 31, 1999
     (Information as of June 30, 1999 and 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited)


   For the year ended December 31, 1999 and for the six months ended June 30, 2000, the calculation of pro forma basic and diluted net loss per common share is as follows:

                                                 Year Ended     Six Months Ended
                                              December 31, 1999  June 30, 2000
                                              ----------------- ----------------
                                                                  (unaudited)
   Net loss.................................     $ (103,133)      $(2,981,900)
                                                 ==========       ===========
   Weighted-average shares used in computing
    basic net loss per common share.........      6,340,357         6,432,502
   Adjustment to reflect the effect of the
    assumed conversion of preferred stock
    from beginning of year or date of
    issuance................................        542,304           746,299
                                                 ----------       -----------
   Weighted-average shares used in computing
    pro forma basic and diluted net loss per
    common share............................      6,882,661         7,178,801
                                                 ==========       ===========
   Pro forma basic and dilutive net loss per
    common share (unaudited)................     $    (0.01)      $     (0.42)
                                                 ==========       ===========

7. Income Taxes

   The components of the provision (benefit) for income taxes are as follows:

                                                            Six Months Ended
                             Years Ended December 31,           June 30,
                            ---------------------------- -----------------------
                              1997       1998     1999      1999        2000
                            ---------  -------- -------- ----------- -----------
                                                         (unaudited) (unaudited)
   Current:
    Federal................ $ 176,900  $331,200 $ 12,100 $   31,800  $        --
    State..................    46,000    88,600    9,200     24,100           --
                            ---------  -------- -------- ----------  -----------
                              222,900   419,800   21,300     55,900           --
   Deferred:
    Federal................   165,900   276,500  297,800    781,600   (1,131,900)
    State..................    45,000    83,100   80,200    210,500     (234,800)
                            ---------  -------- -------- ----------  -----------
                              210,900   359,600  378,000    992,100   (1,366,700)
                            ---------  -------- -------- ----------  -----------
                              433,800   779,400  399,300  1,048,000   (1,366,700)
   Change in valuation
    allowance..............  (187,000)       --       --         --      305,000
                            ---------  -------- -------- ----------  -----------
                            $ 246,800  $779,400 $399,300 $1,048,000  $(1,061,700)
                            =========  ======== ======== ==========  ===========

                               TRINET GROUP, INC.

                               DECEMBER 31, 1999
     (Information as of June 30, 1999 and 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited)


   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1998 and 1999 and June 30, 2000 are as follows:

                                          As of December 31,
                                         ----------------------  As of June 30,
                                           1998        1999           2000
                                         ---------  -----------  --------------
                                                                  (unaudited)
   Deferred tax assets:
    Accrued expenses...................  $  69,000  $   256,300    $  676,700
    State income taxes.................     61,700       62,000       (20,800)
    Net operating loss carryforwards...         --           --       700,000
    Other..............................     17,700        4,600        92,000
                                         ---------  -----------    ----------
   Total deferred tax assets...........    148,400      322,900     1,447,900
   Valuation allowance.................         --           --      (305,000)
                                         ---------  -----------    ----------
   Net deferred tax assets.............    148,400      322,900     1,142,900
   Deferred tax liabilities:
    Depreciation and amortization......   (127,500)    (186,800)     (170,700)
    Software development costs.........   (404,600)    (897,800)     (672,200)
                                         ---------  -----------    ----------
   Total deferred tax liabilities......   (532,100)  (1,084,600)     (842,900)
                                         ---------  -----------    ----------
   Net deferred tax asset/(liability)..  $(383,700) $  (761,700)   $  300,000
                                         =========  ===========    ==========
   Net current deferred tax assets.....  $ 147,400  $   322,500    $  587,100
   Net noncurrent deferred tax
    liabilities........................   (531,100)  (1,084,200)     (287,100)
                                         ---------  -----------    ----------
   Net deferred tax asset/(liability)..  $(383,700) $  (761,700)   $  300,000
                                         =========  ===========    ==========

   The reconciliation of income tax computed at the United States federal statutory tax rates to the provision for income taxes is as follows:

                                        Years Ended        Six Months Ended
                                        December 31,           June 30,
                                     -----------------  -----------------------
                                     1997   1998  1999     1999        2000
                                     ----   ----  ----  ----------- -----------
                                                        (unaudited) (unaudited)
   Tax at U.S. statutory rate.......  34 %   34%   34%       34%        (34)%
   State income taxes, net federal
    benefit.........................   6      6    20        24          (4)
   Non-deductible stock-based
    compensation....................  --      3    75        80           4
   Meals and entertainment..........  --      1     4         4          --
   Change in valuation allowance.... (18)    --    --        --           8
   Other............................   2     --     2         2          --
                                     ---    ---   ---       ---         ---
                                      24 %   44%  135%      144%        (26)%
                                     ===    ===   ===       ===         ===

   At June 30, 2000, the Company has a net operating loss for federal income tax purposes of approximately $1.8 million. Should the Company have a federal net operating loss at December 31,

                               TRINET GROUP, INC.

                               DECEMBER 31, 1999
     (Information as of June 30, 1999 and 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited)

2000, the carryforward will expire in the year 2020. At June 30, 2000, the Company has a net operating loss for state income tax purposes of approximately $900,000. Should the Company have a state net operating loss at December 31, 2000, the carryforward will expire in the year 2005.

   Total deferred tax assets have been partially offset by a valuation allowance due to the risks and uncertainties surrounding the Company's ability to generate future taxable income. The valuation allowance increased by $305,000 in the six months ended June 30, 2000.

   Utilization of the Company's net operating loss may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss before utilization.

8. Commitments and Contingencies

Leases

   The Company leases office facilities for its headquarters and other facilities under noncancelable operating leases which require the Company to pay certain maintenance and all insurance costs.

   As of December 31, 1999, minimum payments under all noncancelable lease agreements were as follows:

   Year Ending December 31,
   ------------------------
      2000.......................................................... $  731,000
      2001..........................................................    737,000
      2002..........................................................    623,000
      2003..........................................................    269,000
      2004..........................................................    206,000
                                                                     ----------
   Total minimum lease payments..................................... $2,566,000
                                                                     ==========

   Rent expense for the years ended December 31, 1997, 1998, and 1999 was $201,000, $374,000 and $591,000, respectively.

Contingencies

   While currently the Company is not aware of any significant pending litigation, the Company may from time to time become involved in various litigation arising in the ordinary course of business and the resolution of these matters could have a material effect on the Company's financial position or results of operations.

   Due to the nature of the Company's relationship with its serviced employees, the Company could be subject to liability for federal and state law violations even if the Company does not participate in such

                               TRINET GROUP, INC.

                               DECEMBER 31, 1999
     (Information as of June 30, 1999 and 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited)

violations. While the agreements with customers contain indemnification provisions related to the conduct of the customers, the Company historically has not encountered situations requiring enforcement of these indemnification provisions.

   Beginning in 1998, the Company entered into a retroactively rated workers' compensation premium arrangement with an insurance carrier. At the end of each plan year, subject to minimum and maximum limits, the actual premium due is adjusted according to the period's claims experience. The Company records premium expense throughout the year based on projections from actual claims experience. Actual workers' compensation premiums may differ from the estimates recorded by the Company, and such differences could have a material effect on the Company's financial position or results of operations in a particular period.

9. Events (unaudited) Subsequent to Dates of Independent Auditors' Report

Employee Benefit Insurance Trust

   Effective June 20, 2000, the Company established the TriNet Employee Benefit Insurance Trust ("Trust") to consolidate the administration of various health and welfare benefit programs maintained on behalf of the Company's serviced and corporate employees. Assets resulting from contributions made by the Company and its employees to the health and welfare benefit plans are held and invested by the Trust. The Trust disburses funds for health and welfare plan premiums as well as for the costs to administer the health and welfare plans. As of June 30, 2000, the Company has incurred $655,324 in expenses related to the administration of these health and welfare plans. Under the terms of the Trust, the Company is to be reimbursed for these administrative expenses by the Trust. The Company recorded such amounts as receivable from the Trust at June 30, 2000 and offset the related expenses incurred. Subsequent to June 30, 2000, all such amounts were received by the Company from the Trust. Management believes that all reimbursements received are in accordance with the terms of the Trust although the reimbursement of such administrative expenses could be subject to review and adjustment by the United States Department of Labor under the guidelines of the Employee Retirement Income Security Act of 1974, as amended.

Note Payable to Stockholder

   In June 2000, the Company issued a $2.0 million promissory note to an existing stockholder for net cash proceeds of $1,924,999. Interest on the outstanding principal accrues at the rate of 2% over the prime rate as published by Fleet Bank, Boston until October 31, 2000 and 5% over the prime rate as published by Fleet Bank, Boston after October 31, 2000. The principal and any accrued and unpaid interest on the loan is due and payable on the earlier of (i) the closing of the Company's initial public offering or (ii) December 31, 2001.

                               TRINET GROUP, INC.

                               DECEMBER 31, 1999
     (Information as of June 30, 1999 and 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited)


2000 Stock Incentive Plan

   On March 24, 2000, the Board of Directors adopted, subject to stockholder approval, the 2000 Stock Incentive Plan. The Company has reserved a total of 700,000 shares of common stock for issuance under the plan. On each January 1, starting with January 1, 2001 and continuing through and including January 1, 2009, the share reserve automatically increases by a number of shares equal to the least of 4% of outstanding common stock shares; 400,000 shares; or a lesser number determined by the Board. The plan provides for the issuance of stock options as well as stock awards. The 2000 Stock Incentive Plan is intended to replace and supersede the Company's 1990 Stock Option Plan with no further grants made under the 1990 Stock Option Plan, and all shares reserved if not granted will become shares reserved under the 2000 Stock Incentive Plan.

2000 Employee Stock Purchase Plan

   On March 24, 2000, the Board of Directors adopted, subject to stockholder approval, the 2000 Employee Stock Purchase Plan to be effective upon completion of the Company's initial public offering of its common stock. The Company has reserved a total of 200,000 shares of common stock for issuance under the plan.

Convertible Preferred Stock

   On March 2, 2000, the Company issued 150,263 shares of Series F convertible preferred stock (Series F) to an outside investor for $4.0 million. Shares of Series F may, at the option of the holder, be converted at any time into common stock at a conversion price of $26.62 per common share, subject to adjustment based on anti-dilution provisions. Series F accrues a non-cumulative dividend of $1.61 per share, payable annually, and the holder of Series F is entitled to receive the stated liquidation preference of $26.62 per share plus declared but unpaid dividends, in the event of any liquidation, dissolution or winding up of the Company. In consideration for this investor's agreement to voluntarily convert its Series F preferred stock into common stock upon the closing of the initial public offering, which conversion would occur automatically only upon an offering at a per share price of at least $26.62, and to thereby relinquish ongoing antidilution protection, the Company signed an agreement with such investor in October 2000 that requires the Company's issuance to such investor on the closing date of the Company's IPO that number of shares of common stock equal to $4.0 million divided by the initial public offering price, minus 150,263. If the initial public offering price is $13.00 per share, then upon the closing of the initial public offering, the Series F investor will be entitled to receive an additional 157,429 shares of common stock. If such additional issuance of common stock occurs, current and prospective stockholders will suffer additional dilution with a resulting increase in net loss available to common stockholders of approximately $2.0 million as well as an increase in the basic and diluted net loss per common share. The actual number of common shares to be issued as well as the impact on the net loss available to common stockholders will vary based upon the initial public offering price.

                               TRINET GROUP, INC.

                               DECEMBER 31, 1999
     (Information as of June 30, 1999 and 2000 and for the six months ended
                      June 30, 1999 and 2000 is unaudited)


Lease

   On May 24, 2000, the Company entered into an agreement for the construction and lease of a new headquarters facility. This lease has a 15-year term, is currently anticipated to commence in October 2001 and has minimum annual rent payments of approximately $4.0 million.

   [Description of inside back cover graphics: Art to be depicted on the inside back cover shows four graphics demonstrating the services available through HR Passport.]

   Title: TriNet's Fully Integrated Online Service Offering

   [In the center of the page is a picture of the HR Passport website homepage. The homepage contains the HR Passport logo and five links to:
Myself, Payroll, My Workplace, Searchers, Sign Off]

   [To the left of the homepage are four boxes with arrows connecting the boxes to the first four links.]

   The first box is titled Myself and lists the following bullet points:
Access Numbers, Address, Emergency Contact, Name, Org Chart, Personal Data History, Personal Profile, Personal ID, Password Change

   The second box is titled Payroll and lists the following bullet points:
Check Advice Summary, Direct Deposit, Paid Time Off, Tax Withholding

   The third box is titled My Workplace and lists the following bullet points:
Work Location, Work Profile, Work Inbox

   The fourth box is titled Searchers and lists the following bullet points:
Find Persons by Name, Find Person by ID, Find Location, Find Organization

   [One graphic below the HR Passport homepage is a picture of the Payroll webpage, with the title Paycheck Advice]

   [Another graphic below the HR Passport homepage is a picture of the Verify Your Current Selections webpage, with the title Enroll in Benefits]

   [Another graphic below the HR Passport homepage is a picture of the My Workplace webpage, with the title HR Transactions]

                                 [TRINET LOGO]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

  The following table sets forth the costs and expenses to be paid by TriNet in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market filing fee.

   Securities and Exchange Commission registration fee.............. $   24,653
   NASD filing fee..................................................      6,250
   Nasdaq National Market filing fee................................     90,000
   Accounting fees and expenses.....................................    400,000
   Legal fees and expenses..........................................    400,000
   Printing and engraving expenses..................................    170,000
   Blue sky fees and expenses.......................................     10,000
   Transfer agent and registrar fees and expenses...................     15,000
   Miscellaneous....................................................     84,097
                                                                     ----------
     Total.......................................................... $1,200,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers.

  Section 145 of Delaware General Corporation Law provides for the indemnification of directors and officers. Our amended and restated certificate of incorporation contains provisions permitted under Delaware law relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving wrongful acts, such as:

 .  any breach of the director's duty of loyalty;

 . acts or omissions which involve a lack of good faith, intentional misconduct or a knowing violation of the law;

 . any transaction from which the director derives an improper personal benefit; and

 . payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law.

  These provisions do not limit or eliminate our rights or any stockholder's rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws.

  Our bylaws require us to indemnify our directors and executive officers to the fullest extent not prohibited by the Delaware law. We may limit the extent of such indemnification by individual contracts with our directors and executive officers. Further, we may decline to indemnify any director or executive officer in connection with any proceeding initiated by such person or any proceeding by such person against TriNet or its directors, officers, employees or other agents, unless such indemnification is expressly required to be made by law or the proceeding was authorized by our board of directors.

  We intend to enter into indemnity agreements with each of our current directors and certain of our executive officers to give these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of TriNet for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

  We have the power to indemnify our other officers, employees and other agents, as permitted by Delaware law, but we are not required to do so.

  TriNet plans to obtain directors' and officers' liability insurance.

Item 15. Recent Sales of Unregistered Securities

  In the three fiscal years preceding the filing of this registration statement, the Registrant has issued the following securities that were not registered under the Securities Act:

  (1) From January 1997 to September 30, 2000, TriNet has granted stock options to purchase 718,988 shares of common stock, at a weighted average exercise price of $14.12, to employees, consultants and directors pursuant to its 1990 Stock Option Plan. Of these stock options, 88,030 have been cancelled, 205,253 shares have been exercised, 850 shares have been repurchased and 832,505 shares remain outstanding.

  (2) From February 1997 to January 1998, TriNet issued 25,000 shares of Series E preferred stock to Select Holdings Inc., or Select, at $40.00 per share. In December 1997, 62,500 shares of Series E preferred stock were converted into 2,678,773 shares of common stock. In consideration for Select agreeing to elect such conversion, TriNet agreed to issue additional shares of common stock to Select. In February 2000, in full satisfaction of its agreement, TriNet issued to Select an aggregate of 217,256 shares of common stock. The remaining 12,500 shares of Series E preferred stock are convertible into an aggregate of 542,304 shares of common stock.

  (3) In March 2000 prior to the filing of the Registration Statement, TriNet issued an aggregate of 150,263 shares of Series F preferred stock to Bessemar Venture Partners V L.P., Bessec Ventures V L.P. and BVE LLC, or Bessemer at $26.62 per share for an aggregate purchase price of $4,000,001.06. These shares of Series F preferred stock are convertible into 150,263 shares of common stock. In order to obligate Bessemer to convert its Series F preferred stock into common stock immediately prior to the closing of TriNet's initial public offering, or IPO, TriNet signed an agreement with Bessemer in October 2000 that requires TriNet's issuance to Bessemer on the closing date of its IPO that number of shares of common stock equal to $4.0 million divided by the initial public offering price, minus 150,263. For example, assuming an initial public offering price of $13.00 per share, TriNet would issue to Bessemer 157,429 shares of common stock.

  No underwriters were involved in the foregoing sales of securities. Except as noted, such sales were exempt under the Securities Act in reliance upon
Section 4(2) thereof relative to sales by an issuer not involving any public offering, or, in the case of options to purchase common stock, Rule 701 under the Securities Act. All of the foregoing securities are restricted securities for purposes of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

  (a) The following exhibits are filed herewith:

 Exhibit
 Number                              Exhibit Title
 -------                             -------------
  1.01   Form of Underwriting Agreement.


  3.01** Amended and Restated Certificate of Incorporation, as amended.


  3.02** Form of Amended and Restated Certificate of Incorporation to be in effect upon the closing of the offering.


  3.03** Bylaws.


  3.04** Form of Amended and Restated Bylaws to be in effect upon the closing of the offering.


  4.01** Form of Specimen Stock Certificate.


  5.01** Opinion of Cooley Godward llp.


 10.01** 1990 Stock Option Plan.


 10.02** 2000 Equity Incentive Plan.

 Exhibit
  Number                              Exhibit Title
 -------                              -------------
 10.03**  2000 Employee Stock Purchase Plan.


 10.04**  Lease Agreement dated July 22, 1999 between Registrant and KBK
          Properties, Inc.


 10.05**  Lease Agreement dated July 9, 1999 between Registrant and Incline
          Capital Group, LLC.


 10.06**  Credit Agreement dated September 21, 1999 between Registrant and
          Sanwa Bank California.


 10.07+** Volume License Agreement dated August 12, 1999 between Registrant and
          Concur Technologies, Inc.


 10.08+** Software License and Services Agreement dated September 24, 1997 between Registrant and PeopleSoft, Inc.


 10.09+** Software License Agreement dated October 6, 1999 between Registrant and Authoria, Inc.


 10.10** Annual Support and Maintenance Agreement dated October 21, 1999 between Registrant and Authoria, Inc.


 10.11+** Software License Agreement dated September 29, 1999 between
          Registrant and Brio Technology, Inc.


 10.12+** Consulting Services Agreement dated November 11, 1999 between
          Registrant and Brio Technology, Inc.


 10.13**  Form of Steering Committee Employment Agreement.


 10.14**  Form of Executive Committee Employment Agreement.


 10.15**  Employment Agreement dated July 22, 1995 between Registrant and
          Martin Babinec.


 10.16**  Amended and Restated Investor's Rights Agreement, dated March 2,
          2000.


 10.17**  Creekside Plaza Office Lease between Registrant and Creekside
          Associates, LLC.


 10.18**  Promissory Note dated June 22, 2000 from Registrant to Select
          Appointments North America Inc.


 21.01**  Subsidiaries of Registrant.


 23.01**  Consent of Cooley Godward llp. Reference is made to Exhibit 5.01.


 23.02    Consent of Ernst & Young LLP, independent auditors.


 24.01**  Powers of Attorney.


 27.01**  Financial Data Schedule.

--------
+  Confidential Treatment Requested
*  To be filed by amendment
** Previously filed

  (b)  Consolidated Financial Statement Schedules:

       Report of Ernst & Young LLP, Independent Auditors

       Schedule II--Valuation and Qualifying Accounts

       Schedules other than those listed above have been omitted since they are either not required, not applicable or the information is otherwise included.

Item 17. Undertakings.

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 8 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of San Francisco, State of California, on the 31st day of October, 2000.

                                          TriNet Group, Inc.

                                              /s/ Martin Babinec
                                          By: _________________________________
                                                  Martin Babinec
                                                  Chief Executive Officer

              Signature                             Title                     Date
              ---------                             -----                     ----


         /s/ Martin Babinec            President, Chief Executive       October 31, 2000
______________________________________  Officer and Director (Principal
            Martin Babinec              Executive Officer)


       /s/ Douglas P. Devlin           Chief Financial Officer and      October 31, 2000
 _____________________________________  Director (Principal Financial
          Douglas P. Devlin             and Accounting Officer)

                  *                    Director                         October 31, 2000
 _____________________________________
          Anthony V. Martin

                  *                    Director                         October 31, 2000
 _____________________________________
        H. Lynn Hazlett, Ph.D.

                  *                    Director                         October 31, 2000
 _____________________________________
         T. Joe Willey, Ph.D.

                  *                    Director                         October 31, 2000
______________________________________
           James P. Hanson

        /s/ Douglas P. Devlin
* By: ___________________________
          Douglas P. Devlin
          Attorney-in-fact

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

   We have audited the consolidated financial statements of TriNet Group, Inc. as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, and have issued our report thereon dated February 18, 2000, except for paragraph 2 of Note 4 as to which the date is February 29, 2000 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

   In our opinion, the financial statement schedule referred to above when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Walnut Creek, California
February 18, 2000

                                  SCHEDULE II

                        VALUATION & QUALIFYING ACCOUNTS

                               TRINET GROUP, INC.

                                 (In thousands)

                                                                       Balance
                                      Balance at Additions              at End
                                      Beginning  Charged to    (a)        of
             Description              of Period   Expenses  Deductions  Period
------------------------------------- ---------- ---------- ---------- --------
Allowance for doubtful accounts
 (deducted from accounts receivable)
 Year ended December 31, 1999........   $7,157    236,053    143,210   $100,000
 Year ended December 31, 1998........       --     29,510     22,353      7,157
 Year ended December 31, 1997........       --      7,157      7,157         --

--------
(a) Includes write-offs and reversals.

                                 EXHIBIT INDEX

 Exhibit
  Number                              Exhibit Title
 -------                              -------------
  1.01    Form of Underwriting Agreement.


  3.01**  Amended and Restated Certificate of Incorporation, as amended.


  3.02** Form of Amended and Restated Certificate of Incorporation to be in effect upon the closing of the offering.


  3.03**  Bylaws.


  3.04** Form of Amended and Restated Bylaws to be in effect upon the closing of the offering.


  4.01**  Form of Specimen Stock Certificate.


  5.01**  Opinion of Cooley Godward llp.


 10.01**  1990 Stock Option Plan.


 10.02**  2000 Equity Incentive Plan.


 10.03**  2000 Employee Stock Purchase Plan.


 10.04**  Lease Agreement dated July 22, 1999 between Registrant and KBK
          Properties, Inc.


 10.05**  Lease Agreement dated July 9, 1999 between Registrant and Incline
          Capital Group, LLC.


 10.06**  Credit Agreement dated September 21, 1999 between Registrant and
          Sanwa Bank California.


 10.07+** Volume License Agreement dated August 12, 1999 between Registrant and
          Concur Technologies, Inc.


 10.08+** Software License and Services Agreement dated September 24, 1997 between Registrant and PeopleSoft, Inc.


 10.09+** Software License Agreement dated October 6, 1999 between Registrant and Authoria, Inc.


 10.10** Annual Support and Maintenance Agreement dated October 21, 1999 between Registrant and Authoria, Inc.


 10.11+** Software License Agreement dated September 29, 1999 between
          Registrant and Brio Technology, Inc.


 10.12+** Consulting Services Agreement dated November 11, 1999 between
          Registrant and Brio Technology, Inc.


 10.13**  Form of Steering Committee Employment Agreement.


 10.14**  Form of Executive Committee Employment Agreement.


 10.15**  Employment Agreement dated July 22, 1995 between Registrant and
          Martin Babinec.


 10.16**  Amended and Restated Investor's Rights Agreement, dated March 2,
          2000.


 10.17**  Creekside Plaza Office Lease between Registrant and Creekside
          Associates, LLC.


 10.18**  Promissory Note dated June 22, 2000 from Registrant to Select
          Appointments North America Inc.


 21.01**  Subsidiaries of Registrant.


 23.01**  Consent of Cooley Godward llp. Reference is made to Exhibit 5.01.


 23.02    Consent of Ernst & Young LLP, independent auditors.


 24.01**  Powers of Attorney.


 27.01**  Financial Data Schedule.

--------
+  Confidential Treatment Requested
*  To be filed by amendment
** Previously filed